    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 21, 1996

                                                      REGISTRATION NO. 333-11827
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            ------------------------


                                AMENDMENT NO. 2

                                       TO

                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                            ------------------------

                                  CONSEP, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

              OREGON                             2879                           93-0874480
 (STATE OR OTHER JURISDICTION OF     (PRIMARY STANDARD INDUSTRIAL            (I.R.S. EMPLOYER
  INCORPORATION OR ORGANIZATION)     CLASSIFICATION CODE NUMBER)          IDENTIFICATION NUMBER)

                            213 S.W. COLUMBIA STREET
                               BEND, OREGON 97702
                                 (541) 388-3688
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                            ------------------------

                                VOLKER G. OAKEY
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                                  CONSEP, INC.
                            213 S.W. COLUMBIA STREET
                               BEND, OREGON 97702
                                 (541) 388-3688
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                            ------------------------

                                WITH COPIES TO:

           MICHAEL W. SHACKELFORD, ESQ.                            BRUCE A. RICH, ESQ.
            GREGORY E. STRUXNESS, ESQ.                           CATHERINE C. HOOD, ESQ.
     ATER WYNNE HEWITT DODSON & SKERRITT, LLP                       REID & PRIEST LLP
           222 S.W. COLUMBIA, SUITE 1800                           40 WEST 57TH STREET
              PORTLAND, OREGON 97201                            NEW YORK, NEW YORK 10019
             TELEPHONE: (503) 226-1191                          TELEPHONE: (212) 603-6780
             FACSIMILE: (503) 226-0079                          FACSIMILE: (212) 603-2001

                            ------------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
   As soon as practicable after the Registration Statement becomes effective.

                            ------------------------

    If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. /X/

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the registration statement number of the earlier effective registration statement for the same offering. / / ________.

    If the Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the registration statement number of the earlier effective registration statement for the same offering. / / ________.


    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /


                            ------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

     INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.


SUBJECT TO COMPLETION, DATED OCTOBER 21, 1996

PROSPECTUS

                                2,000,000 SHARES


                              [CONSEP, INC. LOGO]


                                  COMMON STOCK
                            ------------------------

     Of the 2,000,000 shares of common stock, par value $.01 per share (the "Common Stock"), offered hereby, 1,455,563 shares are being sold by Consep, Inc. ("Consep" or the "Company") and 544,437 shares are being sold by the Selling Shareholder. See "Principal and Selling Shareholders." The Company will not receive any of the proceeds from the sale of shares by the Selling Shareholder.


     The Common Stock of the Company is quoted on the National Association of Securities Dealers, Inc.'s Nasdaq National Market (the "Nasdaq National Market") under the symbol "CSEP." On October 18, 1996, the last reported sale price of the Common Stock as reported by the Nasdaq National Market was $3.25 per share. See "Price Range of Common Stock and Dividend Policy."


      SEE "RISK FACTORS" ON PAGES 7-11 FOR A DISCUSSION OF CERTAIN MATERIAL FACTORS THAT SHOULD BE CONSIDERED IN CONNECTION WITH AN INVESTMENT IN THE COMMON STOCK OFFERED HEREBY.
                            ------------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
 EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
  AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE
    ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE
     CONTRARY IS A CRIMINAL OFFENSE.

------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------
                       PRICE TO          UNDERWRITING        PROCEEDS TO         PROCEEDS TO
                        PUBLIC           DISCOUNT(1)          COMPANY(2)           SELLING
                                                                                 SHAREHOLDER
------------------------------------------------------------------------------------------------
Per Share.......          $                   $                   $                   $
Total...........  $                   $                   $                   $
------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------

(1) The Company and the Selling Shareholder have agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933. In addition, the Company has agreed to pay Value Investing Partners, Inc., as the representative of the several Underwriters (the "Representative"), a nonaccountable expense allowance and the Company has agreed to sell to the Representative, for nominal consideration, a Warrant to purchase 175,556 shares of the Common Stock at a price equal to 120% of the Price to Public. See "Underwriting."


(2) Before deducting expenses payable by the Company estimated to be $332,500, including the Representative's nonaccountable expense allowance.


(3) The Company has granted the Underwriters a 45-day over-allotment option to purchase, in the aggregate, up to 300,000 additional shares on the same terms and conditions as set forth above. If all such additional shares are purchased by the Underwriters, the total Price to Public will be
    $          , the total Underwriting Discount will be $          , the total
    Proceeds to Company will be $          and the total Proceeds to Selling
    Shareholder will be $          . See "Underwriting."


     The shares of Common Stock are offered by the Underwriters subject to delivery by the Company and the Selling Shareholder and acceptance by the Underwriters, to prior sale and to withdrawal, cancellation or modification of the offer without notice. Delivery of the shares to the Underwriters is expected to be made at the office of Value Investing Partners, Inc., 1853 Post Road East,
Westport, Connecticut, on or about                          , 1996.

                            ------------------------

                         VALUE INVESTING PARTNERS, INC.


              The date of this Prospectus is               , 1996.

     IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE COMMON STOCK OFFERED HEREBY AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.
                            ------------------------

                             AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy or information statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy or information statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at Judiciary Plaza, Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following Regional Offices of the Commission: Seven World Trade Center, 13th Floor, New York, New York 10048; and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such materials can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Commission also maintains a Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The address of such Web site is http://www.sec.gov. In addition, reports, proxy statements and other information concerning the Company may be inspected at the offices of the Nasdaq National Market, 1735 K Street, N.W., Washington, D.C., on which the Common Stock is quoted.

     This Prospectus constitutes a part of a Registration Statement on Form S-1 filed by the Company with the Commission under the Securities Act with respect to the Common Stock offered hereby. This Prospectus omits certain of the information contained in the Registration Statement, and reference is hereby made to the Registration Statement and related exhibits and schedules for further information with respect to the Company and the Common Stock offered hereby. Any statements contained herein concerning the provisions of any document are not necessarily complete, and in each such instance reference is made to the copy of such document filed as an exhibit to the Registration Statement. Each such statement is qualified in its entirety by such reference. The Registration Statement and the exhibits and schedules forming a part thereof can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and should also be available for inspection and copying at the following regional officers of the Commission: Seven World Trade Center, 13th Floor, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Statements contained in this Prospectus as to the contents of any contract or other document referred to are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference.
                            ------------------------

     The following registered trademarks of the Company are used in this
Prospectus: Consep, CheckMate, BioLure and Insectigone. The unregistered trademarks of the Company, SureFire and Bite Blocker, are also used in this Prospectus. This Prospectus also includes trademarks of companies other than Consep.

                               PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by the more detailed information and the Consolidated Financial Statements and Notes thereto appearing elsewhere in this Prospectus. Unless otherwise indicated, (i) all information in this Prospectus assumes that the Underwriters' over-allotment option will not be exercised and (ii) references to the "Company" or "Consep" shall include Consep, Inc. and each of its subsidiaries.

                                  THE COMPANY

     Consep is a diversified pest control company with an environmental focus that provides products and services to the commercial agriculture and consumer home, lawn and garden markets. The Company's principal proprietary products, unlike most conventional insecticides, are non-toxic to humans and animals, leave no harmful residues, do not contaminate soil or groundwater and do not disrupt beneficial insect populations. In addition to manufacturing non-toxic pest control products, the Company also owns and operates full-line agrichemical distributors in major agricultural regions of California and in the Connecticut River Valley.

     The principal commercial agriculture products manufactured by the Company, which are applied to certain fruit, nut, vegetable and selected row crops, combine patented controlled release technologies with biorational pest control agents. Biorational pest control products use naturally occurring agents and biochemicals, such as synthetic pheromones, to control pest populations. Synthetic pheromones, the primary biorational agents used in the principal commercial agriculture products manufactured by the Company, are synthesized equivalents to compounds emitted by insects as their primary means of communication. The Company's controlled release technologies enhance the effectiveness and duration of the synthetic pheromones by protecting them from natural degradation and controlling their release over planned periods of time. The synthetic pheromones emitted by these products interfere with the ability of male insects to locate females of the same species, thereby disrupting mating and controlling the target insect population within the application area. Although pheromones have been studied as a means of controlling insects since the 1960s, the Company believes that their usage was limited due to variability in performance and the absence of cost-effective delivery systems. The Company has developed and believes it can continue to develop products and delivery systems which effectively address these problems.

     The commercial agriculture products manufactured by the Company are marketed through an established distribution system which includes a network of wholly-owned distributors in North America, and independent distributors in North and South America, Europe and Africa. The full-line agrichemical distributors owned and operated by the Company are established dealers who emphasize the use of environmentally oriented pest control products and techniques as well as sell a full range of crop protection products. In addition to selling the Company's commercial agriculture products, the Company's agrichemical distributors also sell products produced by other manufacturers, including biorational insect control products, conventional toxic pesticides, fertilizers and other farm supplies. Additionally, the Company's five distribution locations in California employ numerous pest control advisors ("PCAs") who are licensed by that state and provide consulting services to commercial growers. The Company believes the PCAs' advice is an important part of commercial growers' buying decisions, and therefore focuses much of its marketing efforts on educating and training PCAs on the uses and advantages of its products.

     The Company sells seven pheromone-based mating disruption products under its CheckMate label for use in the commercial agriculture market. Six of these products are registered with the U.S. Environmental Protection Agency (the "EPA"). In addition, the Company is field testing seven new CheckMate products or formulations and plans to develop and register additional CheckMate products. Consep also sells a line of pheromone-based insect traps and lures under its BioLure label which are used to monitor the degree of insect infestation in a variety of crops.

     For the consumer home, lawn and garden pest control market, Consep manufactures and distributes non-toxic pest control products that use a variety of proprietary attractants and technologies, including the

Company's proprietary controlled release technology, to trap or otherwise control pests in and around the home without exposing the household to the toxic effects of conventional pesticides. The Company's consumer products are marketed in the U.S. under the SureFire label and in Canada under the Insectigone label. These products are sold through a network of cooperative buying groups and distributors who in turn resell to lawn and garden centers, hardware stores and retail chains. The Company's consumer products are also sold directly to retailers and through mail-order catalogs. The Company will begin distributing for the 1997 season a line of consumer products, based on natural oils, to repel biting insects. These insect repellent products, which are manufactured by, and are the proprietary products of, a third party, will be marketed on an exclusive basis in the United States, Canada and Mexico under the Company's Bite Blocker label.

     Consep has licensed its core controlled release technologies from, and has an ongoing research and development relationship with, Bend Research, Inc. ("Bend Research"), an independent research and development firm specializing in membrane-based controlled release and materials separations technologies. In addition to conducting its own research and development efforts, Consep's research and development personnel work with scientists at Bend Research to define research projects which support the adaptation of licensed technologies to new products and to new uses of existing products. In general, basic research related to these projects takes place at Bend Research, and the resulting technology is transferred to Consep for applied research, product development and commercialization. Consep has also established joint testing and development programs with academic, governmental and corporate entities in the United States and in selected international markets in order to accelerate development, registration and market acceptance of its products.

     Management believes that regulatory limitations on the use, and growing concern over the safety and effectiveness of conventional toxic insecticides have created substantial opportunities to expand the use of the Company's alternative biorational pest control products. The key components of the Company's strategy include (i) continuing to develop proprietary biorational pest control products and acquiring complementary product lines, technologies or businesses; (ii) focusing on selected high-value crops where growers are generally more concerned with reducing toxic residues and where regulatory costs of using toxic chemicals are high; (iii) utilizing Company-owned distributors and their PCA employees to educate commercial growers on the advantages of its products; (iv) expanding the Company's international sales effort to support the introduction of its products through established distributors in key international markets; and, (v) expanding the Company's presence and distribution channels in the consumer market.

     The Company was incorporated in Oregon in 1984. The Company's principal executive offices are located at 213 S.W. Columbia Street, Bend, Oregon 97702, and its telephone number is (541) 388-3688.

                                  RISK FACTORS

     Prospective investors should carefully consider the information set forth herein under the heading "Risk Factors" which discusses, among other things, the risks associated with: the Company's history of operating losses and uncertainty of future profitability; seasonal and weather-related fluctuations in the Company's operating results; market acceptance of the Company's biorational commercial agriculture products; the highly competitive pest control industry in which the Company operates; the product testing and introduction cycles to which the Company's commercial agriculture products are subject; the extensive regulatory requirements to which the Company's commercial agriculture products are subject; and the Company's reliance on proprietary rights.

                                  THE OFFERING

Common Stock Offered by the Company....................  1,455,563 shares
Common Stock Offered by the Selling Shareholder........  544,437 shares
Common Stock to be outstanding after the Offering......  9,117,837 shares(1)
Use of Proceeds........................................  For working capital, research and development, capital equipment, new
                                                         product introductions, marketing and
                                                         other general corporate purposes. In
                                                         addition, a portion of the proceeds
                                                         may be used for acquisitions related
                                                         to the Company's business.
Nasdaq National Market Symbol..........................  CSEP

---------------
(1) Based on the number of shares outstanding as of August 31, 1996. Excludes
    (i) 391,803 shares of Common Stock issuable upon the exercise of options and warrants outstanding on August 31, 1996, (ii) a maximum of 171,670 contingently issuable shares of Common Stock pursuant to an Agreement and Plan of Merger entered into in February 1995, (iii) up to 300,000 shares of Common Stock issuable upon exercise of the Underwriters' over-allotment option, and (iv) 175,556 shares of Common Stock issuable upon exercise of warrants to be issued to the Representative. See "Capitalization," "Description of Capital Stock" and "Underwriting."
                            ------------------------

     This Prospectus contains forward-looking statements which involve risks and uncertainties. The Company's actual results may differ materially from the results discussed in the forward-looking statements. Factors that might cause such a difference include, but are not limited to, those discussed in "Risk Factors."

                   SUMMARY CONSOLIDATED FINANCIAL INFORMATION
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                       SIX MONTHS ENDED
                                           JUNE 30,                       YEAR ENDED DECEMBER 31,
                                      ------------------    ---------------------------------------------------
                                       1996       1995       1995       1994       1993       1992       1991
                                      -------    -------    -------    -------    -------    -------    -------
STATEMENT OF OPERATIONS DATA:
Revenues:
  Proprietary products..............  $ 7,298    $ 6,652    $ 9,385    $ 5,738    $ 3,827    $ 2,217    $ 2,003
  Distribution......................   13,595     12,432     21,459     19,382     17,447     15,613     14,513
                                      -------    -------    -------    -------    -------    -------    -------
         Total revenues.............   20,893     19,084     30,844     25,120     21,274     17,830     16,516
Gross margin........................    5,697      5,080      7,750      5,304      3,746      3,140      2,836
Operating expenses:
  Research and development(1).......      638        504      1,059      1,726      1,085      1,148        477
  Selling, general and
    administrative(1)...............    2,844      2,366      4,632      4,912      3,722      2,413      1,637
  Distribution(2)...................    1,658      1,731      3,365      3,632      3,044      2,757      2,731
  Restructure costs.................       --         --         --        866         --         --         --
Operating income (loss).............      557        479     (1,306)    (5,832)    (4,105)    (3,178)    (2,009)
Net income (loss)...................  $   460    $   435    $(1,286)   $(5,850)   $(4,126)   $(3,257)   $(2,349)
Pro forma net loss per common and
  common equivalent share(3)........                                   $ (0.97)   $ (1.01)
Pro forma weighted average number of
  common and common equivalent
  shares outstanding(3).............                                     6,002      4,096
Net loss per common and common
  equivalent share(3)...............                        $ (0.19)
Net income per common and common
  equivalent share(3)...............  $  0.06    $  0.07
Weighted average number of common
  and common equivalent shares
  outstanding(3)....................    7,824      6,627      6,762


                                                                                      JUNE 30, 1996
                                                                                -------------------------
                                                                                ACTUAL     AS ADJUSTED(4)
                                                                                -------    --------------
BALANCE SHEET DATA:
  Cash, cash equivalents and short-term investments...........................  $   678       $  4,792
  Working capital.............................................................    8,896         13,011
  Total assets................................................................   25,938         30,052
  Long-term debt, excluding current maturities................................    1,254          1,254
  Total shareholders' equity..................................................   15,311         19,424


---------------

(1) Research and development and selling, general and administrative expenses are allocated to the Company's proprietary product operations.

(2) Distribution expenses consist entirely of selling, general and administrative expenses of the Company's distribution operations.

(3) See Note 1 of Notes to Consolidated Financial Statements for a description of the computation of net income and pro forma net loss per common and common equivalent share and weighted average and pro forma weighted average number of common and common equivalent shares outstanding.

(4) Adjusted to give effect to the sale of the 1,455,563 shares of Common Stock offered by the Company hereby. See "Use of Proceeds" and "Capitalization."

                                  RISK FACTORS

     An investment in the shares of Common Stock offered hereby involves a high degree of risk. Investors in the Common Stock should carefully consider the following risk factors as well as all the other information appearing in this Prospectus.

     HISTORY OF OPERATING LOSSES AND UNCERTAINTY OF FUTURE PROFITABILITY. The Company has incurred annual operating losses since its inception in 1984. The Company's recent annual losses resulted in part from the strategic decision made in 1991 to focus on market expansion of proprietary products. In connection with this decision, the Company's expense levels, particularly for product development and marketing, increased significantly through 1994. During November 1994, the Company restructured its operations in an effort to reduce the growth rate of certain of its operating expenses. While the results of this restructuring, together with continued revenue growth, contributed to the first two quarters of 1995 being the Company's first-ever profitable quarters, the Company incurred an operating loss for the full 1995 year due to the seasonality of its revenues. While revenues from the sale of the Company's proprietary products have continued to increase and contributed to the first two quarters of 1996 being profitable, the Company expects to incur an annual operating loss for the full 1996 year due to the seasonality of its revenues. Losses may continue beyond 1996 and there can be no assurance that the Company will become profitable on an annual basis or achieve sustainable profitability. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

     SEASONAL AND WEATHER-RELATED FLUCTUATIONS IN OPERATING RESULTS. The Company's business is seasonal, with its highest revenues historically being recognized in the second quarter of each year and its lowest revenues being recognized in the fourth quarter of each year. This seasonality coincides with the commercial agriculture growing season in the Northern Hemisphere and, to a lesser extent, the consumer home, lawn and garden buying season. The Company anticipates this profile will continue with a slight shift to third and fourth quarter revenues as sales to international markets increase. In contrast to revenues, many of the Company's operating expenses are largely independent of the quarterly selling cycles. As a result, operating expenses will generally represent a higher percentage of revenues in the third and fourth quarters as compared to the first two quarters of the year and the Company may experience a loss in the third and fourth quarters of an otherwise profitable year. In addition, many of the Company's products, and the products sold by its wholly-owned distributors, are dependent upon the emergence of certain pests in the crops they are designed to protect. To the extent adverse weather conditions prevent or otherwise interfere with the growth of certain crops or the emergence of certain pests, the results of the Company's operations could be adversely impacted. See "Selected Consolidated Financial Data" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

     MARKET ACCEPTANCE OF BIORATIONAL COMMERCIAL AGRICULTURE PRODUCTS. The Company's future success will depend in part upon continued market acceptance of its biorational commercial agriculture products. The Company's objective is to establish a significant presence in selected markets now dominated by conventional toxic insecticides. Biorational insect control products, including the Company's products, can require insect control practices, such as timing and method of application, which are different from those typically associated with toxic chemical products. The rate at which growers adopt new insect control practices will directly affect the market acceptance of the Company's biorational insect control products. Historically, biorational products have been characterized by variability in performance, ineffective and unreliable delivery systems, and limited shelf life. Although the Company has developed and believes it can continue to develop products and delivery systems which effectively address these problems and which provide cost competitive insect control solutions, there can be no assurance that such products will continue to achieve market acceptance. Failure to continue to achieve market acceptance of the Company's commercial agriculture products would leave the Company dependent upon revenues from its proprietary consumer products and its lower-margin distribution business. See "Business -- Competition."

     COMPETITIVE INDUSTRY. The pest control industry is highly competitive and is dominated by multinational chemical companies that have financial, technical and marketing resources substantially greater than those of the Company. Many of these companies are seeking to develop both less environmentally harmful toxic pesticides and biorational products. In addition to the large chemical companies, the Company also competes with a number of companies engaged in the development and marketing of biorational pest control products and pest resistant crops. The Company expects competition within the biorational pest control segment to intensify as regulatory pressures on conventional toxic pesticides increase and as advances in the biorational field are made and become more widely known. There can be no assurance that the Company will be able to compete successfully against its current competitors or that these competitors or new market entrants will not develop products that compete directly with the Company's products and are more effective, less expensive or more widely accepted than those of the Company. See "Business -- Competition."

     PRODUCT TESTING AND INTRODUCTION CYCLES. Field testing, regulatory approval and commercial introduction of the Company's commercial agriculture products must occur at certain times before and during the growing season. Unusual weather conditions during field tests may require additional field testing requirements in subsequent growing seasons, resulting in delays in product registration submissions and approvals. In addition, failure to receive regulatory approval prior to the growing season could delay market introduction of a new product by up to a year. Significant delays in new product development or commercialization would have a material adverse effect on the Company's results of operations. See "Business -- Research and Development" and "-- Government Regulation and Product Registration."

     GOVERNMENT REGULATION. The Company's commercial agriculture products are subject to testing and approval by the EPA and similar regulatory authorities in certain states and other countries. The process of obtaining required regulatory approvals can be time-consuming and costly, and there can be no assurance that such approvals will be granted on a timely basis. Additionally, while the EPA has in place a registration procedure for biorational insect control products that is streamlined in comparison to registration procedures for toxic chemical insecticides, there can be no assurance that additional requirements will not be added by the EPA which could make the procedures more time-consuming and costly or require further testing and review of previously registered products. See "Business -- Government Regulation and Product Registration."

     RELIANCE UPON PROPRIETARY RIGHTS. The Company's success will depend in part on its ability to obtain and maintain protection for patents and other proprietary rights to the controlled release technologies used in the Company's principal products. To that end, the Company has acquired licenses from Bend Research under certain patents and, where appropriate, intends to seek patents on its own inventions. The process of seeking patent protection can be expensive and time-consuming, and there can be no assurance that patents will issue from any applications filed by the Company or Bend Research. There can also be no assurance that existing patents issued or licensed to the Company or future patents issued or licensed to the Company will be of sufficient scope or strength to provide meaningful protection for the Company's technologies. Moreover, notwithstanding the scope of the patent protection available to the Company, there can be no assurance that such patent rights will provide a commercial advantage to the Company as competitors could develop controlled release technologies which are not covered by the Company's issued or licensed patents or future patents issued or licensed to the Company. No claims or litigation against the Company asserting infringement of any third party proprietary rights are currently threatened or pending. No assurance can be given that claims or litigation asserting infringement of third party proprietary rights will not be initiated in the future seeking damages or an injunction against the sale of the Company's products, that the Company would prevail in any such litigation or that the Company would be able to obtain any necessary licenses on reasonable terms or at all. Any such litigation could be protracted and costly and could have a material adverse effect on the Company's business, financial condition and results of operations regardless of its outcome. See "Business -- Proprietary Rights."

     DEVELOPMENT OF NEW PRODUCTS; DEPENDENCE ON BEND RESEARCH. The Company's future success and growth will depend in large part upon its ability to improve existing products and to develop and obtain regulatory approval for new products. The Company has licensed its core controlled release technologies from, and has an ongoing research and development relationship with, Bend Research. This arrangement allows Consep to participate in jointly funded efforts to develop both additional controlled release technologies and new applications for existing technologies. If the Company were to lose the services of Bend Research for any reason, the Company may experience delays in the development and introduction of new products and would be required to make alternative arrangements for the services performed by Bend Research. Any such alternative arrangements could delay development efforts, could substantially increase the cost of the Company's research and development efforts and could adversely affect the Company's results of operations. See
"Business -- Technology," "-- Research and Development" and "Certain Transactions and Relationships -- Relationship with Bend Research."

     DEPENDENCE UPON KEY PERSONNEL. The Company is dependent upon the efforts of its executive officers and scientific staff. The loss of certain of these key employees could materially and adversely affect the Company's business. The Company does not have employment agreements with any of its employees. The Company's success will depend on its ability to retain key employees and, if any depart, to replace them with personnel of comparable scientific and management capability. See "Management."

     PRODUCT LIABILITY. Product liability claims may be asserted with respect to the Company's proprietary products or with respect to conventional toxic pesticides and fertilizers produced by other manufacturers and sold by the Company's distribution subsidiaries. The Company recently received its first-ever product liability claim with respect to one of its proprietary products. Although the Company does not expect this claim to result in any material liability, there can be no assurance that the Company will not experience product liability claims with respect to its proprietary products in the future or that such claims will not result in material liability to the Company. The Company's distribution subsidiaries, from time to time, have been party to certain product liability lawsuits related to products manufactured by third parties and/or the manner in which those products have been applied. While the Company and its subsidiaries maintain product and professional liability insurance against claims of this nature and have not experienced any material liability as a result of such claims, there can be no assurance that such insurance coverage will be adequate for future claims, if any, or that such coverage will continue to be available on acceptable terms. The Company's financial condition and results of operations may be adversely affected by successful product liability claims in excess of or outside its insurance coverage.

     NEED FOR ADDITIONAL CAPITAL. The Company presently expects that the net proceeds of this offering, together with existing working capital, anticipated cash flows from operations, and funds available from its existing bank line of credit will be sufficient to meet its capital and liquidity needs through at least 1997. However, the Company's capital needs may increase depending upon several factors, including future acquisitions, changes to planned research and development activities, expanded manufacturing and commercialization programs, additional technological, regulatory and competitive developments and the timing of regulatory approvals for new products. As a result, the Company may need to raise additional funds. There can be no assurance that additional financing would be available and, if available, that the terms would be acceptable to the Company. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

     DEPENDENCE UPON SUPPLIERS. The Company has historically relied upon a limited number of suppliers to provide pheromones for its products. During February 1995, the Company acquired Farchan Laboratories, Inc. ("Farchan"), a Florida-based specialty chemicals manufacturer, in order to reduce the cost of certain pheromones, provide assurance of consistent quality, and provide a stable supply of these materials. The interruption of certain sources of supply or the failure of suppliers, including Farchan, to adapt their products to the Company's changing technological requirements could result in delays in product shipments, adversely affecting the Company's financial condition and results of operations. See "Business -- Manufacturing."

     RISK OF SALES DECREASES DUE TO SECONDARY PEST INFESTATIONS. From time to time, secondary pest infestations may occur within specific crops or geographic markets causing affected growers to alter their customary pest control practices. Such events may cause growers to temporarily increase their use of conventional toxic insecticides and reduce or suspend the use of biorational products, such as those sold by the Company, which could have a material adverse effect on the Company's results of operations.

     CONCENTRATION OF OWNERSHIP. Following this offering, the officers, directors and principal shareholders of the Company will beneficially own approximately 15.8% of the outstanding Common Stock (approximately 15.3% if the Underwriters' over-allotment option is exercised in full). Accordingly, these shareholders will have the ability to exert considerable influence over the election of the Company's directors and most other corporate actions. This concentration may also have the effect of delaying or preventing a change in control of the Company. The Board of Directors serves as the nominating committee for new directors. Inasmuch as the Company does not have cumulative voting in the election of directors, shareholders with a minority interest are not assured of the ability to elect a representative to the Board of Directors. See "Principal and Selling Shareholders" and "Description of Capital Stock."


     DILUTION. Investors participating in this offering will incur immediate substantial dilution in the net tangible book value of their shares of Common Stock in the amount of $1.54 per share. Additional dilution will occur upon the exercise of certain outstanding stock options, or upon the issuance of a maximum of 171,670 contingently issuable shares of Common Stock pursuant to an Agreement and Plan of Merger entered into in February 1995. See "Dilution."


     ANTI-TAKEOVER PROVISIONS. Certain provisions of the Company's Third Restated Articles of Incorporation ("Restated Articles"), Second Restated Bylaws ("Restated Bylaws") and the Oregon Business Corporation Act (the "OBCA") have the effect of making it more difficult for a third party to acquire, or discouraging a third party from attempting to acquire, control of the Company through either a tender offer or a proxy contest for the election of directors. For example, the Company is subject to the Oregon Control Share Act (OBCA sec.sec. 60.801-60.816) (the "Control Share Act") and to the Oregon Business Combination Act (OBCA sec.sec. 60.825-60.845) (the "Business Combination Act"). The Control Share Act limits the ability of parties who acquire more than 20% of the voting power of a company from voting such shares in certain circumstances. The Business Combination Act generally provides that in the event a person or entity acquires 15% or more of the voting stock of an Oregon corporation (an "Interested Shareholder"), the corporation and the Interested Shareholder, or any affiliated entity, may not engage in certain business combination transactions for a period of three years following the date the person became an Interested Shareholder. The Control Share Act and the Business Combination Act have the effect of encouraging any potential acquiror to negotiate with the Company's Board of Directors and also discourage certain potential acquirors unwilling to comply with their provisions. In addition, the Company's Restated Articles and Restated Bylaws contain provisions which (i) classify the Board of Directors into three classes, with one class being elected each year, (ii) provide that directors may be removed by shareholders only for cause and only upon the vote of 75% of the votes then entitled to be cast for the election of directors and (iii) permit the Board to establish the rights, preferences and privileges of, and to issue, Preferred Stock without shareholders' approval. The foregoing provisions may have the effect of lengthening the time required for a person to acquire control of the Company through a proxy contest or the election of a majority of the Board of Directors and may deter efforts to obtain control of the Company. See "Description of Capital Stock -- Common Stock" and
"-- Oregon Control Share and Business Combination Statutes; Certain Provisions of Restated Articles."

     INEXPERIENCED REPRESENTATIVE. This is the first public offering for which Value Investing Partners, Inc. is acting as the sole Representative of the Underwriters. Since its formation in January 1992, the Representative has been involved in, among other things, securities placements, making inter-dealer markets, research activities and participating as co-manager and a selling group member in corporate securities offerings and investment banking services. There can be no assurance that the Representative's limited experience as an underwriter of public offerings will not adversely affect the proposed public offering of the Common Stock.

     VOLATILITY OF STOCK PRICE. The Company's Common Stock has experienced substantial price volatility as a result of a number of factors, including quarter to quarter variations in the actual or anticipated financial results of the Company, announcements by the Company, its competitors or its customers, and developments in the industry. In addition, the stock market has experienced extreme price and volume fluctuations which have affected the market price of the common stock of other biorational pest control companies in particular and which have at times been unrelated to operating performance of the specific companies whose stock is traded. Broad market fluctuations, as well as economic conditions generally, may adversely affect the market price of the Company's Common Stock. See "Price Range of Common Stock and Dividend Policy."

     SHARES ELIGIBLE FOR FUTURE SALE; REGISTRATION RIGHTS. Upon completion of this offering, the Company will have outstanding 9,117,837 shares of Common Stock, assuming no exercise of options or warrants after August 31, 1996. Of these shares, the 2,000,000 shares offered hereby (2,300,000 shares if the Underwriters' over-allotment option is exercised in full) will be freely tradable without restriction or further registration under the Securities Act of 1933, as amended (the "Securities Act"), unless purchased by "affiliates" of the Company as that term is defined in Rule 144 under the Securities Act ("Rule 144") described below. Approximately 2,232,234 shares of the remaining 7,117,837 shares of Common Stock outstanding upon completion of this offering are either (i) "restricted securities" as that term is defined in Rule 144, or (ii) held by "affiliates" within the meaning of Rule
144. Of these, approximately 2,060,563 shares may be sold subject to the volume and manner of sales restrictions of Rule 144 and the remaining 171,671 shares may not be sold pursuant to Rule 144 prior to the expiration of two years from the date of their original issuance. In addition, pursuant to Lock-Up Agreements, the Company, certain shareholders and holders of outstanding options and warrants, including all of the Company officers and directors, owning upon completion of this offering, in the aggregate, approximately 2,152,489 shares of Common Stock and holding vested options and warrants for, in the aggregate, approximately an additional 179,189 shares of Common Stock, have agreed not to, directly or indirectly, offer, sell, offer to sell, contract to sell, grant any option to purchase or otherwise sell or dispose (or announce any offer, sale, offer of sale, contract of sale, grant of any option to purchase or other sale or disposition) of any shares of Common Stock (including "restricted securities") or any securities convertible into or exercisable or exchangeable therefor, for a period of 90 days after the date of this Prospectus without the prior written consent of Value Investing Partners, Inc., on behalf of the Underwriters. The Company has filed five Registration Statements on Form S-8 covering an aggregate of approximately 620,000 shares of Common Stock (including 111,003 shares subject to outstanding vested stock options as of August 31,
1996) that have been reserved for issuance under its stock option and stock purchase plans, thus permitting the resale of such shares in the public market without restriction under the Securities Act. In addition, 280,800 additional shares of Common Stock subject to outstanding warrants and vested stock options as of August 31, 1996 could also be sold, subject in some cases to compliance with the volume limitations of Rule 144 described above. Beginning 180 days from the effective date of this offering, the holders of an aggregate of approximately 2,659,395 shares of Common Stock (including shares purchasable upon exercise of outstanding warrants) or their transferees are entitled to certain rights with respect to the registration of such shares under the Securities Act. Future sales of substantial amounts of Common Stock in the public market could adversely affect the prevailing market prices and impair the Company's ability to raise capital through the sale of equity securities. See "Shares Eligible for Future Sale" and "Description of Capital
Stock -- Registration Rights."

                                USE OF PROCEEDS


     The net proceeds to the Company from the sale of the 1,455,563 shares of Common Stock offered by the Company hereby are estimated to be $4,114,245 (after deduction of the underwriting discount and estimated offering expenses payable by the Company). The principal purpose of this offering is to fund the Company's operations. Although the Company intends to use the net proceeds for working capital, research and development, capital equipment, new product introductions, marketing and other general corporate purposes, the Company currently has no specific plans for the net proceeds of this offering.


     The Company's growth strategy includes the continued acquisition of agrichemical distributors and complementary proprietary product lines, technologies or businesses. Consistent with this strategy the Company has, over the past seven years, acquired eight business entities including four commercial agrichemical distributors, three complementary consumer product companies and a specialty chemical manufacturer which supplies the Company with certain pheromones. In the normal course of business, the Company from time to time engages in discussions with other companies regarding strategic relationships and possible acquisitions. A portion of the proceeds from this offering may be used to fund collaborative arrangements or to acquire additional agrichemical distributors or complementary product lines, technologies or businesses. In addition, any such acquisition could be funded in whole or in part by the issuance of Company stock, which would have the effect of diluting the percentage ownership of the Company's shareholders. See "Dilution." The Company does not currently have any agreements or understandings with any party with respect to any strategic relationships or acquisitions.

     Pending the above uses, the Company intends to reduce advances under bank revolving lines of credit and/or invest the net proceeds from this offering in investment grade, interest-bearing securities. The Company will not receive any proceeds from the sale of 544,437 shares of Common Stock by the Selling Shareholder.

                PRICE RANGE OF COMMON STOCK AND DIVIDEND POLICY

     The Company's Common Stock is quoted on the Nasdaq National Market under the symbol "CSEP." The following table sets forth, for the periods indicated, the high and low closing sales prices for the Common Stock as reported by the Nasdaq National Market.


                                                                          HIGH       LOW
                                                                         ------     ------
    1994
      First Quarter (beginning February 9, 1994).......................  $6.250     $4.906
      Second Quarter...................................................   5.500      3.750
      Third Quarter....................................................   4.500      2.750
      Fourth Quarter...................................................   3.625      2.125
    1995
      First Quarter....................................................   3.000      2.125
      Second Quarter...................................................   4.125      2.125
      Third Quarter....................................................   4.375      3.000
      Fourth Quarter...................................................   3.375      2.375
    1996
      First Quarter....................................................   3.750      2.625
      Second Quarter...................................................   5.125      3.375
      Third Quarter....................................................   4.000      2.625
      Fourth Quarter (through October 18, 1996)........................   3.875      3.250



     On October 18, 1996, the last reported sale price for the Common Stock as reported by the Nasdaq National Market was $3.25 per share. As of August 31, 1996, there were approximately 169 record holders of the Common Stock and an estimated additional 1,200 shareholders who held beneficial interests in shares of Common Stock registered in nominee names of banks and brokerage houses.


     The Company has never declared or paid any cash dividends on its capital stock. The Company currently intends to retain any earnings for future growth and, therefore, does not anticipate declaring or paying any cash dividends in the foreseeable future.

                                 CAPITALIZATION

     The following table sets forth the capitalization of the Company as of June 30, 1996 and as adjusted to give effect to the sale by the Company of the 1,455,563 shares of Common Stock in this offering:


                                                                             JUNE 30, 1996
                                                                        ------------------------
                                                                         ACTUAL      AS ADJUSTED
                                                                        --------     -----------
                                                                             (IN THOUSANDS)
Long-term debt, excluding current maturities..........................  $  1,254      $   1,254
                                                                        --------       --------
Shareholders' equity:
  Preferred Stock, par value $0.01 per share, 3,000,000 shares
     authorized, none issued and outstanding..........................        --             --
  Nonvoting Common Stock, par value $0.01 per share, 657,601 shares
     authorized, none issued and outstanding..........................        --             --
  Common Stock, par value $0.01 per share, 15,000,000 shares authorized, 7,652,032 and 9,107,595 shares issued and outstanding
     on an actual and as adjusted basis, respectively(1)..............        77             91
  Additional paid-in capital..........................................    39,635         43,734
  Accumulated deficit.................................................   (24,412)       (24,412)
  Foreign currency translation adjustment.............................        11             11
                                                                        --------       --------
          Total shareholders' equity..................................    15,311         19,424
                                                                        --------       --------
Total capitalization..................................................  $ 16,565      $  20,678
                                                                        ========       ========


---------------

(1) Excludes (i) 301,230 shares of Common Stock issuable upon the exercise of stock options outstanding as of June 30, 1996 at a weighted average exercise price of $2.14, (ii) 89,493 shares of Common Stock issuable upon the exercise of warrants outstanding as of June 30, 1996 at a weighted average exercise price of $6.42, (iii) a maximum of 171,670 contingently issuable shares of the Company's Common Stock pursuant to an Agreement and Plan of Merger entered into in February 1995, (iv) 300,000 shares of Common Stock issuable upon exercise of the Underwriter's over-allotment option, and (v) 175,556 shares of Common Stock issuable upon exercise of warrants to be issued to the Representative. See "Capitalization," "Description of Capital Stock" and "Underwriting."

                                    DILUTION


     As of June 30, 1996, the Company had a net tangible book value of $11,436,755 or $1.49 per share of Common Stock. "Net tangible book value" per share represents the amount of total tangible assets of the Company less total liabilities, divided by the number of shares of Common Stock outstanding. After giving effect to the sale of the 1,455,563 shares of Common Stock offered by the Company in this offering and the Company's receipt of the net proceeds therefrom, the net tangible book value of the Company at June 30, 1996, would have been $15,551,000 or $1.71 per share of Common Stock. This represents an immediate increase in net tangible book value of $0.22 per share to existing shareholders and an immediate dilution of net tangible book value of $1.54 per share to the new investors purchasing shares of Common Stock in this offering. The following table illustrates this per share dilution:



    Public offering price per share......................................            $3.25
      Net tangible book value per share before the offering..............  $1.49
      Increase per share attributable to the new investors...............   0.22
                                                                           ------
    Pro forma net tangible book value per share after the offering.......             1.71
                                                                                     ------
    Dilution per share to the new investors..............................            $1.54
                                                                                     ======


     The following table sets forth on a pro forma basis as of June 30, 1996, the difference between existing shareholders and the new investors with respect to the number of shares of Common Stock purchased from the Company, the total consideration paid and the average price per share:


                                       SHARES PURCHASED          TOTAL CONSIDERATION        AVERAGE
                                     ---------------------     -----------------------     PRICE PER
                                      NUMBER       PERCENT       AMOUNT        PERCENT       SHARE
                                     ---------     -------     -----------     -------     ---------
    Existing shareholders(1).......  7,652,032       84.0%     $42,931,619       90.1%       $5.61
    New investors(1)...............  1,455,563       16.0        4,730,580        9.9         3.25
                                     ---------      -----         --------      -----
              Total................  9,107,595      100.0%     $47,662,199      100.0%
                                     =========      =====         ========      =====


---------------

(1) Sales by the Selling Shareholder in this offering will reduce the number of shares held by existing shareholders to 7,107,595 or 78.0% of the outstanding Common Stock (75.6% if the Underwriters' over-allotment option is exercised in full), and will increase the number of shares purchased by new investors to 2,000,000 shares or 22.0% of the outstanding Common Stock (24.4% if the Underwriters' over-allotment option is exercised in full).


     The foregoing computations assume (i) no exercise of options or warrants outstanding as of June 30, 1996, and (ii) no issuance of a maximum of 171,670 contingently issuable shares of the Company's Common Stock pursuant to an Agreement and Plan of Merger entered into in February 1995. See footnote (1) under "Capitalization." To the extent these contingently issuable shares are issued, there will be further dilution to the new investors. In addition, to the extent certain outstanding options are exercised, there could be further dilution to the new investors. As of June 30, 1996, 492,626 outstanding stock options and all outstanding warrants, if exercised, would not have a dilutive effect on new investors as the corresponding exercise prices of such options and warrants exceed the pro forma net tangible book value per share after the offering as presented in the foregoing table illustrating per share dilution.

                      SELECTED CONSOLIDATED FINANCIAL DATA

     The selected financial data presented below as of December 31, 1995 and 1994, and for each of the years in the three-year period ended December 31, 1995 are derived from the consolidated financial statements of the Company which are included elsewhere in this Prospectus and which have been audited by KPMG Peat Marwick LLP, independent certified public accountants, whose report thereon also is included herein. The statement of operations data for the years ended December 31, 1992 and 1991 and the balance sheet data as of December 31, 1993, 1992 and 1991 are derived from audited consolidated financial statements not included herein. The selected financial data as of and for the six months ended June 30, 1996 and 1995 have been derived from unaudited consolidated financial statements of the Company. In the opinion of the Company's management, the unaudited consolidated financial statements reflect all adjustments (consisting only of normal recurring adjustments) necessary to present fairly the results of operations for the periods then ended and the financial position of the Company as of such dates. Operating results for the six months ended June 30, 1996 are not necessarily indicative of the results that may be achieved for the year ending December 31, 1996. The selected financial data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements and notes thereto included elsewhere in this Prospectus.

                                                         SIX MONTHS ENDED
                                                             JUNE 30,                       YEAR ENDED DECEMBER 31,
                                                        ------------------    ---------------------------------------------------
                                                         1996       1995       1995       1994       1993       1992       1991
                                                        -------    -------    -------    -------    -------    -------    -------
                                                                          (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
Revenues:
  Proprietary products................................  $ 7,298    $ 6,652    $ 9,385    $ 5,738    $ 3,827    $ 2,217    $ 2,003
  Distribution........................................   13,595     12,432     21,459     19,382     17,447     15,613     14,513
                                                        -------    -------    -------    -------    -------    -------    -------
        Total revenues................................   20,893     19,084     30,844     25,120     21,274     17,830     16,516
Cost of revenues:
  Proprietary products................................    4,288      3,840      5,479      3,543      3,127      1,819      1,520
  Distribution........................................   10,908     10,164     17,615     16,273     14,401     12,871     12,160
                                                        -------    -------    -------    -------    -------    -------    -------
        Total cost of revenues........................   15,196     14,004     23,094     19,816     17,528     14,690     13,680
Gross margin:
  Proprietary products................................    3,010      2,812      3,906      2,195        700        398        483
  Distribution........................................    2,687      2,268      3,844      3,109      3,046      2,742      2,353
                                                        -------    -------    -------    -------    -------    -------    -------
        Total gross margin............................    5,697      5,080      7,750      5,304      3,746      3,140      2,836
Operating expenses:
  Research and development(1).........................      638        504      1,059      1,726      1,085      1,148        477
  Selling, general and administrative(1)..............    2,844      2,366      4,632      4,912      3,722      2,413      1,637
  Distribution(2).....................................    1,658      1,731      3,365      3,632      3,044      2,757      2,731
  Restructure costs...................................       --         --         --        866         --         --         --
                                                        -------    -------    -------    -------    -------    -------    -------
        Total operating expenses......................    5,140      4,601      9,056     11,136      7,851      6,318      4,845
                                                        -------    -------    -------    -------    -------    -------    -------
        Operating income (loss).......................      557        479     (1,306)    (5,832)    (4,105)    (3,178)    (2,009)
Other income (expense), net...........................      (97)       (44)        20        (18)       (21)       (79)      (340)
                                                        -------    -------    -------    -------    -------    -------    -------
        Net income (loss).............................  $   460    $   435    $(1,286)   $(5,850)   $(4,126)   $(3,257)   $(2,349)
                                                        =======    =======    =======    =======    =======    =======    =======
Pro forma net loss per common and common equivalent
  share(3)............................................                                   $ (0.97)   $ (1.01)
                                                                                         =======    =======
Pro forma weighted average number of common and common
  equivalent shares outstanding.......................                                     6,002      4,096
                                                                                         =======    =======
Net loss per common and common equivalent share(3)....                        $ (0.19)
                                                                              =======
Net income per common and common equivalent
  share(3)............................................  $  0.06    $  0.07
                                                        =======    =======
Weighted average number of common and common
  equivalent shares outstanding(3)....................    7,824      6,627      6,762
                                                        =======    =======    =======

                                                                                                  DECEMBER 31,
                                                                   JUNE 30,    --------------------------------------------------
                                                                     1996       1995       1994       1993       1992       1991
                                                                   --------    -------    -------    -------    -------    ------
                                                                                           (IN THOUSANDS)
BALANCE SHEET DATA:
Cash, cash equivalents and short-term investments................  $   678     $ 2,206    $ 3,405    $   762    $ 4,947    $  172
Working capital..................................................    8,896       8,784      6,862      1,973      7,435       297
Total assets.....................................................   25,938      21,559     19,653     13,840     16,003     9,251
Long-term debt, excluding current maturities.....................    1,254         951        689      1,273      1,496     1,761
Total shareholders' equity.......................................   15,311      14,681     12,440      6,489     10,636     3,015

---------------

(1) Research and development and selling, general and administrative expenses are allocated to the Company's proprietary product operations.

(2) Distribution expenses consist entirely of selling, general and administrative expenses of the Company's distribution operations.

(3) See Note 1 of Notes to Consolidated Financial Statements for a description of the computation of net income and pro forma net loss per common and common equivalent share and weighted average and pro forma weighted average number of common and common equivalent shares outstanding.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

OVERVIEW

     Consep derives its revenues from the sale of its proprietary products to the commercial agriculture and consumer home, lawn and garden markets and from sales by its distribution subsidiaries of products produced by other manufacturers, including both biorational insect control products and conventional toxic pesticides as well as fertilizers and farm supplies. The Company's primary focus is the development of proprietary products and expansion of the markets for those products. A significant element of the Company's strategy for the commercialization of its proprietary commercial agriculture products has been to acquire distribution operations in key agricultural regions and to introduce its proprietary products through those operations.

     Continued growth in proprietary revenues, together with stable gross margins during the first six months of 1996, contributed to a bottom line improvement of approximately $25,000 compared to the first six months of 1995. The proprietary revenue growth was a result of increased sales of the Company's consumer products and increased sales of specialty chemicals to third parties by Farchan Laboratories, Inc. ("Farchan"), the Company's subsidiary acquired in February 1995.

     Since its inception, Consep has funded its growth primarily through equity financings. Funds from these financings have allowed the Company to build its organization, develop and register proprietary products for both the commercial agriculture and consumer home, lawn and garden markets, acquire distribution operations for the introduction of its commercial agriculture products and expand its sales efforts through both domestic and international channels of distribution.

     The Company has incurred annual operating losses since its inception in 1984 and expects to incur an annual operating loss in 1996. Losses may continue beyond 1996. The Company believes its future profitability is dependent upon continued revenue growth, maintained or strengthened gross margins, and controlled growth of operating expenses. There can be no assurance that the Company will achieve sustainable profitability.

     The Company's business is seasonal with its highest revenues historically being recognized in the second quarter of each year and its lowest revenues being recognized in the fourth quarter of each year. This seasonality coincides with the commercial growing season in the Northern Hemisphere and, to a lesser extent, the consumer home, lawn and garden buying season. The Company anticipates this seasonal profile will continue with a slight shift to third and fourth quarter revenues as sales to international markets increase. In contrast to revenues, many of the Company's operating expenses are largely independent of the quarterly selling cycles. As a result, operating expenses will generally represent a higher percentage of revenues in the third and fourth quarters as compared to the first two quarters and the Company may experience a loss in the third and fourth quarters of an otherwise profitable year.

RESULTS OF OPERATIONS

     The following table sets forth certain consolidated statement of operations data as a percentage of total revenues for the periods indicated:

                                                       SIX MONTHS
                                                          ENDED
                                                        JUNE 30,          YEAR ENDED DECEMBER 31,
                                                     ---------------     -------------------------
                                                     1996      1995      1995      1994      1993
                                                     -----     -----     -----     -----     -----
STATEMENT OF OPERATIONS DATA:
Revenues:
  Proprietary products.............................   34.9%     34.9%     30.4%     22.8%     18.0%
  Distribution.....................................   65.1      65.1      69.6      77.2      82.0
                                                     -----     -----     -----     -----     -----
          Total revenues...........................  100.0     100.0     100.0     100.0     100.0
Cost of revenues:
  Proprietary products.............................   20.5      20.1      17.8      14.1      14.7
  Distribution.....................................   52.2      53.3      57.1      64.8      67.7
                                                     -----     -----     -----     -----     -----
          Total cost of revenues...................   72.7      73.4      74.9      78.9      82.4
                                                     -----     -----     -----     -----     -----
Gross margin.......................................   27.3      26.6      25.1      21.1      17.6
OPERATING EXPENSES:
  Research and development(1)......................    3.1       2.6       3.4       6.9       5.1
  Selling, general and administrative(1)...........   13.6      12.4      15.0      19.5      17.5
  Distribution(2)..................................    7.9       9.1      10.9      14.5      14.3
  Restructure costs................................     --        --        --       3.4        --
                                                     -----     -----     -----     -----     -----
          Total operating expenses.................   24.6      24.1      29.3      44.3      36.9
                                                     -----     -----     -----     -----     -----
Operating income (loss)............................    2.7       2.5      (4.2)    (23.2)    (19.3)
Other income (expense), net........................   (0.5)     (0.2)      0.0      (0.1)     (0.1)
                                                     -----     -----     -----     -----     -----
Net income (loss):
  Proprietary products.............................   (2.6)     (0.3)     (5.6)    (20.7)    (19.9)
  Distribution.....................................    4.8       2.6       1.4      (2.6)      0.5
                                                     -----     -----     -----     -----     -----
          Total net income (loss)..................    2.2%      2.3%     (4.2)%   (23.3)%   (19.4)%
                                                     =====     =====     =====     =====     =====

---------------

(1) Research and development and selling, general and administrative expenses are allocated to the Company's proprietary product operations.

(2) Distribution expenses consist entirely of selling, general and administrative expenses of the Company's distribution operations.

SIX MONTHS ENDED JUNE 30, 1996 AND 1995

     Revenues. Total revenues for the six months ended June 30, 1996 increased 9.5% to approximately $20.9 million from approximately $19.1 million in the first six months of 1995. Revenues from the sales of proprietary products increased 9.7% to $7.3 million in the first six months of 1996 from $6.7 million in the comparable period of 1995. Revenues from the Company's distribution operations increased 9.4% during the first six months of 1996 to approximately $13.6 million from approximately $12.4 million in the corresponding period of 1995.

     The growth in proprietary product revenues was a combination of growth in sales of the Company's consumer products, as well as increased sales of specialty chemicals to third parties by the Company's Farchan subsidiary. The acquisition of Farchan occurred during February 1995, and accordingly, results from the six months ended June 30, 1995 included only five months of Farchan's operations.

     Revenues from the sale of commercial agricultural products decreased approximately $334,000, or 13.8%, for the six months ended June 30, 1996 as compared to the corresponding period of 1995. The revenue decline was primarily attributable to (i) a reduction in revenues in Mexico from the sale of the Company's product to control Tomato Pinworm ("CheckMate TPW"), and (ii) a reduction in revenues in California from the sale of the Company's product to control Codling Moth ("CheckMate CM"). The Company believes the decrease in revenues in Mexico from the sales of CheckMate TPW was due to increased competition in Mexico and has responded by strengthening its sales organization in that market. The Company believes the decrease in revenues in California from the sale of CheckMate CM was due to a delay in receiving registration of a new warm weather formulation of CheckMate CM from the State of California which caused the Company to sell its cool weather formulation that did not perform adequately in the hotter weather experienced in the spring of 1996. As a result, many growers used alternatives to the Company's cool weather formulation of CheckMate CM. Applications of the Company's new warm weather formulation of CheckMate CM were made after registration was received and are performing as expected.

     Revenues from the sale of consumer products from the Company's SureFire line of products in the United Sates and Insectigone products in Canada increased by 22.1% in the six months ended June 30, 1996 compared to the same period of 1995. This growth in consumer product revenues was generated by the Company's continued efforts to increase the number of retail outlets through which its products are sold while also increasing the number of products carried by the individual retail operations.

     Farchan, which was acquired in February 1995, contributed approximately $169,000 to the growth in proprietary product revenues for the six months ended June 30, 1996 as compared to the corresponding period in 1995.

     The revenue increase of 9.4% from the Company's distribution operations during the six months ended June 30, 1996, as compared to the corresponding period of 1995, was primarily attributable to continued growth of the Company's California-based subsidiaries as well as to favorable weather conditions in the Central Valley of California, the Company's principal distribution market.

     Gross Margin. The consolidated gross margin for the Company increased to 27.3% in the first six months of 1996 from 26.6% in the corresponding period of 1995. The margin improvement was primarily attributable to an increase in the gross margins generated on distribution revenues. During the first half of 1996 the Company changed the timing for the recognition of manufacturers' rebates for purchases of bulk chemicals to more accurately match the cost of sales of these products with the revenue generated therefrom, by recognizing such rebates when earned rather than when received. This change improved distribution margins by approximately 1.3% in the first six months of 1996.

     The gross margin on the sale of all proprietary products decreased to 41.2% from 42.3%, respectively, for the six months ended June 30, 1996 and 1995. The gross margins on agricultural proprietary product sales for the six months ended June 30, 1996 decreased to 41.8% from 45.2% in the corresponding period in 1995. The decrease was primarily attributable to higher than expected production and raw material costs incurred in connection with the introduction of the Company's new warm weather CheckMate CM formulation as well as differences in the product sales mix. The gross margins on proprietary consumer product sales decreased slightly to 38.6% from 39.3%, respectively, in the six months ended June 30, 1996 and 1995. Sales of specialty chemicals produced a gross margin of 55.9% in the six months ended June 30, 1996, up from the 49.5% gross margin reported in the same period of 1995. The variances in gross margins for consumer products and specialty chemical sales were the result of differences in the product sales mix within those product categories.

     The gross margins from distribution revenues increased to 19.8% in the first six months of 1996 from 18.2% in the corresponding period of 1995 primarily as a result of the timing for recognition of manufacturers' rebates as discussed above. The Company does not anticipate this margin to continue throughout the remainder of 1996 at the level achieved during the first half of the year.

     Research and Development. For the six months ended June 30, 1996, research and development costs increased 26.7% from the corresponding period of 1995. This increase was primarily attributable to increased costs associated with the development of new, lower cost synthesis routes to be used in the production of pheromone by the Company's Farchan subsidiary, along with increased amortization relating to technology purchased from Bend Research in 1995. In addition, research and development costs for the first six months of 1996 include six months of Farchan operations compared to only five months of Farchan operations in the corresponding period of 1995.

     Selling, General and Administrative. For the six months ended June 30, 1996, selling, general and administrative costs associated with the Company's proprietary product operations increased 20.2% from the corresponding period of 1995. The principal sources of this increase were (i) 1996 results included a full six months of Farchan operations while 1995 included only five months of operating expense for that subsidiary acquired in February 1995; (ii) sales and marketing costs associated with both proprietary consumer products and commercial agriculture products increased in the first six months of 1996 due to increased personnel, increased commissions on higher sales of consumer products and expanded international operations for commercial agriculture products; and
(iii) additional expenses for complimentary product given to growers in California who encountered difficulties with the CheckMate CM product described above.

     Distribution. For the six months ended June 30, 1996, operating costs related to the Company's distribution operations decreased 4.2% from the corresponding period of 1995. This decrease was attributable primarily to the reduction of bad debt reserves. During the first six months of 1996, the Company's distribution operations were able to reduce their bad debt reserves by approximately $90,000 as a result of improved collections. The Company does not expect the operating costs from its distribution operations to run below the 1995 level throughout the remainder of 1996.

     Other Income and Expense. During the first six months of 1996, the Company recorded net other expense of approximately $97,000 compared to approximately $44,000 of net other expense during the corresponding period of 1995. The change was due primarily to (i) a reversal of an accrued contingent liability which had a positive impact on the 1995 results and (ii) reduced interest income.

YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993

     Revenues. Total revenues increased to $30.8 million in 1995 from $25.1 million in 1994 and $21.3 million in 1993. Revenues from the Company's proprietary products increased to $9.4 million in 1995 from $5.7 million in 1994 and $3.8 million in 1993 while revenues from distribution operations increased to $21.5 million in 1995 to $19.4 million in 1994 and $17.4 million in 1993.

     The average annual growth in proprietary product revenues of approximately 57% during 1994 and 1995 was attributable to growth in sales of the Company's CheckMate and SureFire products, as well as to revenues from the acquisitions of Chemfree Environment Inc. ("Chemfree"), a Canadian biorational consumer products company, and Farchan, which occurred during April 1994 and February 1995, respectively. Revenues from the sale of agricultural products from the Company's CheckMate line increased $1.2 million, or 71%, in 1995 and $500,000, or 41%, in 1994. This revenue growth was attributable primarily to increased market penetration of the Company's existing CheckMate products, certain product enhancements and revenues from the sale of CheckMate products to control the Peach Twig Borer ("CheckMate PTB"), a new product introduced in 1995.

     In 1995, revenues from the sale of consumer products from the Company's SureFire line increased $640,000, or 21%, from 1994 levels. Revenues from the sale of SureFire products increased 46%, or $940,000 during 1994 as compared to 1993. The growth in SureFire product revenues was attributable to the addition of new retail accounts, penetration into additional locations of existing retail accounts and an increase in the number of the Company's products carried by certain existing retail accounts.

     The Company's April 1994 acquisition of Chemfree and its February 1995 acquisition of Farchan accounted for $430,000 and $1.2 million, respectively, of proprietary product revenue growth during the year ended December 31, 1995, as compared to the corresponding period of 1994.

     Distribution revenues increased at an approximate average annual growth rate of 11% during 1995 and 1994. The increase in distribution revenues during 1995 was largely attributable to the May 1994 acquisition of California-based agrichemical distributor Richard Hunt, Inc., d.b.a. Sierra Ag Chemical ("Sierra Ag").

Revenues from Sierra Ag's distribution operations represented approximately 15.5% of the Company's distribution revenue during 1995 as compared to 11.0% for 1994. The distribution revenue growth in 1994 was also primarily attributable to the Sierra Ag acquisition, together with increased wholesale sales during 1994 from existing distribution operations. Partially offsetting this revenue growth in 1994 was a decrease in revenues of approximately $1.5 million attributable to the Company's cessation of operations at one of its California locations. This location was focused on fertilizer sales to the rice market in the Northern Central Valley of California and had historically represented a significant percentage of annual distribution revenues. The market served by this location was incompatible with the Company's strategy of using its distribution operations as a means of penetrating the tree fruit and vegetable markets.

     Gross Margin. The consolidated gross margin for the Company increased to 25.1% in 1995 from 21.1% in 1994 and 17.6% in 1993. These increases are primarily attributable to the increasing percentage of total revenues from higher-margin proprietary products. During 1995, 1994 and 1993, revenues from the Company's higher-margin proprietary products represented 30.4%, 22.8% and 18.0% of the Company's total revenues, respectively.

     Proprietary gross margins improved to 41.6% in 1995 from 38.3% in 1994. The gross margin percentage for the Company's commercial agriculture products decreased to 43.7% in 1995 from 45.1% in 1994. This decrease in margin percentage was largely attributable to the Company's product mix, whereby its lower-margin CheckMate CM and PTB products represented a significantly higher percentage of the Company's commercial agriculture product sales during 1995 as compared to 1994. In addition, the selling price of CheckMate CM was lowered in 1995 in an effort to further penetrate the market for this product, and CheckMate PTB, a new product in 1995, was competitively priced to broaden market acceptance during its introductory year. The 1995 pricing for these two CheckMate products was also established in contemplation of lower pheromone costs in the future as a result of supply of such pheromones by Farchan.

     Sales of consumer products during 1995 resulted in a corresponding gross margin of 37.5%, which was an improvement from the 34.8% achieved in 1994. This increase in consumer gross margin percentage is attributable primarily to 1995 including a full year of Chemfree's higher-margin consumer products.

     Proprietary product margins for 1995 were also positively impacted by the acquisition of Farchan, which achieved margins of 53.0% from the time of acquisition through December 31, 1995. The results of 1994 did not include this subsidiary.

     Proprietary gross margins improved to 38.3% in 1994 from 18.3% in 1993. The substantial increase in proprietary margins during 1994 as compared to 1993 was a result of increased revenue volume, which allowed manufacturing overhead to be spread over a broader base, subcontracting several non-technical steps in the production process for certain consumer products, purchasing certain raw materials from lower-cost suppliers, increasing selling prices of certain consumer products, and the Chemfree acquisition, which added higher-margin products to the Company's consumer product line. The gross margin increase was achieved while prices for two of the Company's agricultural products were lowered to be more competitive in the marketplace.

     The distribution operations' margin was 17.9% for 1995, compared to 16.0% in 1994 and 17.5% in 1993. The 1994 decline in distribution gross margins was attributable to increased wholesale sales occurring during that year which, although contributed to a greater sales volume, carried a lower margin than retail sales.

     Research and Development. During 1995, research and development costs decreased $667,000, or 38.6%, from the level incurred during 1994. This decrease is primarily attributable to a reduced research and development spending commitment during 1995 with Bend Research, tightened control over various product development field testing programs and the implementation of certain cost saving measures associated with the Company's 1994 restructuring plan. Research and development costs increased 59% from 1993 to 1994. This increase was attributable to expanded research and development and product registration activity during 1994 as compared to 1993. This increased research and development and product registration activity allowed the Company to put new products into registration and added new products to the Company's proprietary agricultural product line for 1995. In addition, during 1994, the Company expanded its international registration efforts and obtained various state registrations for certain new consumer products acquired in conjunction with the acquisition of Chemfree during the second quarter of 1994.

     Selling, General and Administrative. Selling, general and administrative costs associated with the Company's proprietary product operations decreased 5.7% from 1994 to 1995. This decrease is primarily attributable to the implementation of cost saving measures associated with the Company's 1994 restructuring plan, partially offset by increased costs due to the acquisitions of Chemfree and Farchan in April 1994 and February 1995, respectively. In addition, certain accounting and administrative functions performed by the Company's distribution operations in 1994 were relocated to corporate headquarters in January 1995. The impact of this relocation further offset decreases in selling, general and administrative costs resulting from the 1994 restructuring. Selling, general and administrative costs associated with the Company's proprietary product operations increased 32% from 1993 to 1994. This increase was attributable to higher selling costs associated with increased product volume during 1993 and 1994, increased administrative costs, such as legal, accounting, and investor relations, associated with being a publicly held company, and the 1994 second quarter acquisition of Chemfree.

     Distribution. Operating costs related to the Company's distribution operations decreased 7.3% from 1994 to 1995. This decrease is attributable primarily to the relocation of certain accounting and administrative functions performed by the Company's distribution operations discussed above. In addition, the results from the first half of 1994 include approximately $78,000 of operating costs of a distribution location which is no longer an operation of the Company, further contributing to the decreased distribution operating costs in 1995. Partially offsetting these decreases are increased operating costs associated with the acquisition of Sierra Ag, which occurred in May 1994. Sierra Ag operating costs totaled 23.5% and 14.6% of total distribution operating costs for 1995 and 1994, respectively. Operating costs related to the Company's distribution operations increased 19.3% from 1993 to 1994. This increase was attributable to higher selling costs associated with increased product volume during 1994, the 1994 second quarter acquisition of Sierra Ag, and the costs associated with the installation of a new computer system during 1994 for certain of the Company's distribution operations.

     Restructure Costs. In November 1994, the Company recorded a charge of approximately $866,000 associated with a restructuring plan aimed at reducing operating expenses by refocusing Company resources. This charge consisted of approximately $203,000 in severance costs related to ten employees who held positions which were eliminated as a result of the restructuring. In addition, approximately $523,000 of the restructuring charge relates to the write-off of catalog rights, certain goodwill and purchased technology. This write-off was a result of the Company's decision to focus the marketing efforts of its consumer products more directly towards its existing SureFire and Insectigone labels. The catalog rights, goodwill and purchased technology which were impaired due to the restructuring were related to product lines which will not be actively marketed given the Company's tighter marketing focus. Additionally, approximately $140,000 in inventory related to product lines associated with the impaired goodwill and purchased technology was written off pursuant to the Company's restructuring plan. At December 31, 1994, accrued liabilities included $180,000 of accrued restructure costs, all related to severance charges. These severance liabilities were paid in 1995. In conjunction with the restructuring plan, the Company also instituted several other cost saving measures, including 10% pay reductions during 1995 for certain salaried employees, reduced employee benefit costs including elimination of employer matching contributions to the Company's 401(k) plan, consolidation of certain accounting and administrative functions for certain of its distribution operations, and reduced marketing and product development spending. Operating expenses during 1995 were reduced by approximately $1.5 million as a result of the restructuring.

     Other Income and Expense. During 1995, the Company recorded net other income of approximately $20,000 compared to approximately $18,000 of net other expense during 1994. The change was due primarily to a gain realized upon the 1995 sale of a warehouse owned by one of the Company's distribution subsidiaries, together with a charge recorded in 1994 stemming from the anticipated settlement of a European distribution dispute. Partially offsetting this increase, interest income was lower in 1995 as compared to 1994 due to lower average outstanding cash balances during 1995. In addition, the Company incurred slightly higher interest costs in 1995 due to higher outstanding borrowings during the year. Net other expense decreased from $21,000 in 1993 to $18,000 in 1994. The slight decrease in net other expense during 1994 was attributable to lower interest expense associated with decreased debt as compared to 1993, and increased interest income associated with the investment of proceeds received from the Company's February 1994 initial public offering. These factors were partially offset by 1994 costs associated with the anticipated settlement of a European distribution dispute and losses on the disposal of certain equipment.

QUARTERLY RESULTS OF OPERATIONS


     The following table sets forth unaudited consolidated statement of operations data for each of the Company's ten quarters ended June 30, 1996. This quarterly financial data has been prepared on the same basis as the annual financial information presented elsewhere in this Prospectus and, in management's opinion, reflects all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of the results of operations for each such quarter. The operating results for any quarter are not necessarily indicative of the results which may be expected for any future period.


                                                                       THREE MONTHS ENDED
                               --------------------------------------------------------------------------------------------------
                               JUNE 30,  MAR. 31,  DEC. 31,  SEP. 30,  JUNE 30,  MAR. 31,  DEC. 31,  SEP. 30,  JUNE 30,  MAR. 31,
                                 1996      1996      1995      1995      1995      1995      1994      1994      1994      1994
                               --------  --------  --------  --------  --------  --------  --------  --------  --------  --------
                                                                         (IN THOUSANDS)
STATEMENT OF OPERATIONS DATA:
Revenues:
  Proprietary products........ $ 3,723    $3,575   $ 1,272    $1,461   $ 3,366    $3,286   $   520   $   898    $2,417    $1,903
  Distribution................   7,961     5,634     2,730     6,297     7,379     5,053     2,824     4,785     6,643     5,130
                               -------    ------   -------    ------    ------    ------   -------   -------    ------    ------
        Total revenues........  11,684     9,209     4,002     7,758    10,745     8,339     3,344     5,683     9,060     7,033
Cost of revenues..............   8,744     6,452     2,975     6,115     8,090     5,914     2,883     4,846     6,651     5,436
                               -------    ------   -------    ------    ------    ------   -------   -------    ------    ------
        Gross margin..........   2,940     2,757     1,027     1,643     2,655     2,425       461       837     2,409     1,597
Operating expenses(1).........   2,749     2,391     2,183     2,272     2,377     2,224     3,315     2,579     2,897     2,345
                               -------    ------   -------    ------    ------    ------   -------   -------    ------    ------
Operating income (loss).......     191       366    (1,156)     (629)      278       201    (2,854)   (1,742)     (488)     (748)
Other income (expense), net...     (85)      (12)       (6)       70        (3)      (41)      (58)        2        40        (2)
                               -------    ------   -------    ------    ------    ------   -------   -------    ------    ------
        Net income (loss)..... $   106    $  354   $(1,162)   $ (559)  $   275    $  160   $(2,912)  $(1,740)   $ (448)   $ (750)
                               =======    ======   =======    ======    ======    ======   =======   =======    ======    ======

---------------

(1) Operating expenses for the three months ended December 31, 1994 include restructure costs of $866,000.

     The Company's business is seasonal, with its highest revenues being recognized in the second quarter of each year and its lowest revenues being recognized in the fourth quarter of each year. This seasonality coincides with the commercial growing season in the Northern Hemisphere and, to a lesser extent, the consumer home, lawn and garden buying season. The Company anticipates this seasonal profile to continue with a slight shift to third and fourth quarter revenues as sales to international markets increase.

     In contrast to revenues, operating expenses tend to be largely independent of the quarterly selling cycles. As a result, operating expenses will generally represent a higher percentage of revenues in the third and fourth quarters as compared to the first two quarters of the year, and the Company may experience a loss in the third and fourth quarters of an otherwise profitable year. In addition, as previously discussed, the Company recorded a restructuring charge of approximately $866,000 in the fourth quarter of 1994, causing operating expenses for this quarter to be higher than would otherwise be expected.

     The consolidated quarterly results of operations presented above include the results of Chemfree and Sierra Ag beginning with the quarter ended June 30, 1994, and Farchan beginning with the quarter ended March 31, 1995.


RECENT QUARTERLY RESULTS AND OTHER DEVELOPMENTS



     Total revenues for the three months ended September 30, 1996 increased 7.9% to approximately $8.4 million from approximately $7.8 million for the corresponding period of 1995. The increase in total revenues was attributable to increased sales of the Company's proprietary products as discussed below. The consoli-dated gross margin for the Company increased to 22.1% in the three months ended September 30, 1996 from 21.2% in the corresponding period of 1995. The margin improvement was primarily attributable to the Company's decision earlier this year to change the timing of recognition of manufacturers' rebates in the Company's distribution operations by recognizing such rebates when earned, rather than when received. Operating expenses for the three months ended September 30, 1996 increased 13.5% to approximately $2.6 million from approximately $2.3 million in the corresponding period of 1995. This increase was primarily attributable to increased operating expenses of the Company's proprietary product operations as discussed below. Net loss increased to approximately $798,000 in the three months ended September 30, 1996 as compared to approximately $559,000 in the corresponding period of 1995. Net loss on a per share basis, affected by a 15% increase in the number of shares outstanding, increased to $0.10 per share in the three months ended September 30, 1996 compared to $0.08 per share in the corresponding period of 1995.



     Proprietary product revenues increased 52.4% to approximately $2.2 million in the three months ended September 30, 1996 from approximately $1.5 million in the corresponding period of 1995. The increase in proprietary revenues was primarily attributable to a 104.9% increase in sales of the Company's commercial agriculture products and a 19.0% and 20.2% increase in sales of consumer products and specialty chemicals, respectively. The increase in sales of commercial agriculture products was primarily attributable to the introduction of newly registered formulations of products for which registration approvals were obtained during the three months ended September 30, 1996. Gross margins on proprietary products decreased from 43.9% in the third quarter ended September 30, 1995 to 36.9% for the same period of 1996. The decrease in gross margins on proprietary products was primarily attributable to lower margins on sales of commercial agriculture products and specialty chemicals, as a result of differences in the product sales mix within those categories. Operating expenses for proprietary operations increased 20.3% in the three months ended September 30, 1996 over the same period of 1995. This increase was primarily the result of increased personnel, expanded international operations and additional marketing costs related to the introduction of the Company's new Bite Blocker line of insect repellent products, the latter of which accounted for approximately 30% of the increase in operating expenses for the three months ended September 30, 1996 over the corresponding period of 1995. In that the Company does not expect to commence significant sales of the Bite Blocker product line until the first quarter of 1997, marketing costs related to the introduction of this new consumer product line will continue to be incurred during the fourth quarter of 1996 without any significant revenue generation in that period.



     Revenues from the Company's distribution operations decreased by 2.5% during the three months ended September 30, 1996 to approximately $6.1 million from approximately $6.3 million in the corresponding period of 1995. This decline in revenues was primarily the result of milder weather in the spring and early summer, which contributed to less insect infestation in targeted crops during the late summer. Gross margins from distribution revenues increased to 16.8% in the three months ended September 30, 1996 from 15.9% in the comparable period of 1995. This increase was primarily the result of the change in timing of recognition of manufacturers' rebates as discussed above. For the third quarter ended September 30, 1996 operating expenses for distribution operations remained approximately the same as the third quarter of 1995 with a slight increase of 1.9%.



     On October 16, 1996, one of three buildings in Gainesville, Florida, owned by Consep's Farchan subsidiary was destroyed by fire. The building served as a manufacturing facility for certain pheromones used in certain of the Company's commercial agriculture products, as well as specialty chemicals sold to research organizations, pharmaceutical companies and the agricultural industry. The Company does not expect the loss of the manufacturing facility to have a material adverse effect on the Company's business, financial condition or results of operations, since the Company (i) has property damage and business interruption insurance which covers the destroyed facility, its contents and the associated manufacturing operations, and (ii) had acquired a new building in Gainesville, Florida in January 1996 to facilitate expansion of its specialty chemicals manufacturing capacity. As a result of the fire, the Company plans to accelerate expansion of manufacturing capacity at the new facility, which had been scheduled to commence production of specialty chemicals by mid-November 1996. Due to the limited time available to fully analyze issues surrounding loss of the one Farchan building, no assurance can be given that the Company will not encounter unexpected developments, including, without limitation, delays or difficulties in receiving insurance proceeds, restrictions on the use of such proceeds which could be imposed by the insurance company, or difficulties in transitioning manufacturing operations to the new Farchan facility on an accelerated basis. Any such developments could adversely affect the Company's business, financial condition or results of operations.


NEW ACCOUNTING PRONOUNCEMENTS

     In October 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards (SFAS) No. 123 "Accounting for Stock Based Compensation." This statement defines a fair value based method of accounting for employee stock options or similar equity instruments. However, this statement allows an entity to continue to measure compensation costs related to such equity instruments in accordance with the intrinsic value based method of accounting prescribed by APB Opinion No. 25. Entities which elect to continue to apply the provisions of APB Opinion No. 25 will be required to make pro-forma disclosures of net income and earnings per share as calculated using the fair value based method of accounting prescribed by SFAS No. 123. The disclosure requirements of SFAS No. 123 are effective for financial statements for years beginning after December 15, 1995. The Company has elected to continue to account for stock based compensation in accordance with APB Opinion No. 25. Therefore, implementation of this statement will not have a material effect on the Company's financial position or results of operations.

     In March 1995, the Financial Accounting Standards Board issued SFAS No. 121 "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of." This statement specifies when long-lived assets should be reviewed for impairment, how to determine if such an asset is impaired, and how to measure an impairment loss. This statement also requires that long-lived assets held for disposal be valued at the lower or carrying amount or fair value less the cost to sell the asset, except for assets that constitute part of a discontinued operation. Adoption of SFAS No. 121 on a prospective basis is required for fiscal years beginning after December 15, 1995. The Company believes that implementation of this statement will not have a material effect on its financial position or results of operations.

LIQUIDITY AND CAPITAL RESOURCES

     Since its inception, the Company has used funds generated from operations, equity financings and bank borrowings to fund its research and development, marketing, acquisition of capital equipment, acquisition of other business operations and working capital requirements. During the fourth quarter of 1995, the Company completed a secondary public offering of its Common Stock which raised approximately $3.1 million net of related offering costs. The amount of net equity capital raised through financings by the Company since its inception is approximately $39.7 million through June 30, 1996. During August 1995, the Company secured a new $5 million line of credit which consolidated the collateral bases of the Company's two previous lines of credit, providing the Company greater flexibility in funding the working capital requirements of its overall operations. This line of credit, which is secured by substantially all of the Company's current assets, was renewed in September 1996 for a one-year term. The line of credit continues to provide the Company with a $5 million credit facility, which will automatically increase to $7.5 million upon the Company's receipt of at least $2 million in net proceeds from the issuance of its equity securities.


     In January 1996, the Company, through its Farchan subsidiary, acquired land and a building to facilitate expansion of its specialty chemicals manufacturing capacity. The facility, which is located in Gainesville, Florida, will be used to produce additional pheromones to be used in the Company's proprietary commercial agriculture products, as well as to expand Farchan's capacity to supply specialty chemicals to third party customers. This facility, which was acquired for approximately $396,000, was financed primarily by a term loan secured by Farchan's land and buildings, including the new facility. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Recent Quarterly Results and Other Developments."

     At June 30, 1996, the Company had cash, cash equivalents and short-term investments of approximately $678,000, with excess credit line borrowing capacity of approximately $1.2 million, and working capital of approximately $8.9 million. Borrowings under the Company's revolving line of credit were approximately $2.7 million. The Company believes that cash and cash equivalents at June 30, 1996, funds generated from operations and funds available from its existing bank line of credit will be sufficient to fund the Company's operations through 1996. The Company believes that the net proceeds from this offering, together with its bank credit line, existing working capital and anticipated cash flows from operations will be sufficient to meet its capital and liquidity needs through at least 1997. The Company's capital needs may increase depending upon several factors, including future acquisitions, changes to planned research and development activities, expanded manufacturing and commercialization programs, additional technological, regulatory and competitive developments and the timing of regulatory approvals for new products. As a result, the Company may need to raise additional funds. There can be no assurance that additional financing will be available and, if available, that the terms would be acceptable to the Company.

                                    BUSINESS

     Consep develops, manufactures and markets environmentally safe pest control products for the commercial agriculture and consumer home, lawn and garden markets. The Company also owns and operates full-line agrichemical distributors located principally in California. Products manufactured by the Company employ proprietary controlled release technologies to enhance the effectiveness and duration of biorational pest control agents by protecting them from natural degradation and controlling their release over planned periods of time. Biorational pest control products use naturally occurring agents and biochemicals, such as pheromones, to control pest populations. The Company's principal commercial agriculture products, marketed under the CheckMate label, release synthetic pheromones to suppress population levels of insects by disrupting their mating. Unlike most conventional insecticides, the Company's products are non-toxic to humans and animals, leave no harmful residues, do not contaminate soil or groundwater and do not disrupt beneficial insect populations. The majority of the Company's commercial agriculture products are sold through independent distributors. In addition, the Company owns and operates full-line agrichemical distributors in major agricultural regions of California and in the Connecticut River Valley. In addition to selling the Company's commercial agriculture products, the Company's agrichemical distributors also sell products produced by other manufacturers, including biorational insect control products, conventional toxic pesticides, fertilizers and other farm supplies. Consep also sells a broad line of non-toxic consumer pest control products under its SureFire and Insectigone labels through a network of cooperative buying groups and distributors who in turn resell to lawn and garden centers, hardware stores and retail chains. The Company will begin distributing for the 1997 season a line of consumer products, based on natural oils, to repel biting insects. These insect repellent products, which are manufactured by, and are the proprietary products of, a third party, will be marketed on an exclusive basis in the United States, Canada and Mexico under the Company's Bite Blocker label.

MARKETS


     Worldwide sales of insecticides for commercial agriculture were estimated by Chemical Marketing Reporter to be $7.8 billion annually in 1991, with biorational pest control products accounting for approximately $350 million of such worldwide sales. Management estimates the current market for insect control products to be $1.5 billion in the United States alone. Conventional toxic insecticides continue to dominate this market. However, regulatory limitations on the use, growing concern over the safety and effectiveness of, and increasing insect resistance to toxic insecticides have created an increasing demand for alternative insect control products. Biorational insect control products have significant advantages over conventional toxic insecticides in several important areas. The principal problems associated with the use of toxic insecticides and the comparative advantages of biorational insect control products include:


          Regulatory. Under federal law, all insecticide products registered prior to November 1984 must be re-registered with the EPA by 1997. The cost of re-registration is high and entails the risk that new testing will lead to adverse results and mandatory withdrawal of toxic insecticides from the market. As a result, many insecticides are not being re-registered for application in specialty crops such as fruits and vegetables. In contrast to toxic chemicals, biorational products can be registered with the EPA in less time and at substantially lower costs due to the reduced level of toxicity testing required. In addition, in 1994 the EPA established its Biopesticides and Pollution Prevention Division, whereby companies developing safer and less-toxic alternatives to conventional pesticides are able to have new products reviewed and registered by a staff dedicated to this new division.

          Residues. Public concern over the adverse environmental and health consequences of toxic insecticides continues to grow. These chemicals can leave unacceptable levels of residues in food and can contaminate soil and groundwater. Biorational insect control products use naturally produced or occurring compounds and do not leave toxic residues in treated crops, soil or groundwater.

          Resistance. One of the limitations of toxic insecticides is the tendency of insects to develop resistance to the active compound. Over 500 insect species have developed resistance to one or more classes of toxic chemical insecticides. When resistance occurs, growers are forced to increase the amount of toxic insecticide necessary to control the target insects, which increases environmental and health risks and reduces the economic viability of the toxic chemical. Insects are less likely to develop resistance to biorational products, particularly behavior-modifying pheromone-based products such as those produced by Consep.

          Resurgence. Toxic insecticides often destroy beneficial insects which help to naturally control primary and secondary insect populations. As beneficial insect populations are suppressed, there are fewer natural enemies against primary and secondary pests and growers must use escalating dosages and more frequent applications of toxic insecticides. This increased application exacerbates environmental and health risks and decreases the cost-effectiveness of the toxic insecticides. Biorational products target specific insects and do not adversely affect beneficial insect populations. As a result, beneficial insects remain in the field and continue to help control detrimental insect populations.

     In response to these concerns regarding conventional toxic insecticides, commercial growers are increasingly adopting more sophisticated and environmentally safer methods of pest control which focus on ecosystem management, collectively identified as Integrated Pest Management ("IPM"), to control insects in their fields. IPM involves the use of a combination of crop selection, cultivation practices and biorational pest control measures to reduce or eliminate toxic chemical applications. The Company's primary focus is on fruits, nuts, vegetables and selected row crops where growers are generally more concerned with residues in harvested products or resistance of insects to chemical insecticides and are thus more likely to adopt biorational insect control as an alternative to conventional toxic chemicals. The Company's products are ideally suited to IPM practices because, unlike most conventional insecticides, the Company's products are non-toxic to humans and animals, leave no harmful residues, do not contaminate soil or groundwater and do not disrupt beneficial insect populations. The Company believes that IPM and crop protection professionals, such as pest control advisors ("PCAs"), have become key factors in promoting the introduction and distribution of insect control products to the commercial agriculture market. This trend is most developed in California where state licensed PCAs are the only individuals who are authorized to recommend the application of any pesticide, including insect control products.

     Management estimates the market in which its consumer pest control and repellent products compete in the United States and Canada to be approximately $1 billion. The Company believes that, although biorational products currently represent less than 30% of this market, consumers are becoming increasingly aware of the health risks associated with many of the conventional toxic products used to control pests in and around the home and that non-toxic products will represent an increasing portion of the consumer pest control market. In general, non-toxic products for the consumer market do not require a time-consuming registration process, which permits faster and less expensive introduction of new products.

STRATEGY

     Management believes that regulatory limitations on the use of, and increasing insect resistance to, conventional toxic pesticides, together with growing concern over the safety of those products have created substantial opportunities to expand the use of Consep's alternative biorational pest control products. The key components of the Company's strategy are set forth below.

     Continue to Develop and Acquire Proprietary Biorational Pest Control Products, Technologies or Businesses. The Company's strategy includes continuing to develop new products and technologies through both its own research and development efforts and its relationship with Bend Research. Consep also intends to continue to acquire complementary product lines, technologies or businesses to further expand the Company's product lines both in the commercial agriculture and consumer markets. During the past six years, Consep has completed eight acquisitions of complementary businesses and product lines. Management believes such acquisition opportunities will continue.

     Focus Commercial Agriculture Products on Selected High-Value Crops. The Company's primary focus is on selected high-value fruit, nut and vegetable crops where growers are generally more concerned with residues in harvested products and are thus more likely to adopt biorational insect control as an alternative to conventional toxic chemicals. Additionally, given the high cost of re-registering conventional toxic chemicals with the EPA, the Company believes market opportunities will expand for biorational products as agrichemical companies find it uneconomical to re-register their products for these selected crop markets.

     Utilize Company-Owned Distributors to Introduce and Promote the Company's Products. The Company believes that owning and operating agrichemical distributors accelerates the market acceptance and penetration of its proprietary commercial agriculture products, provides direct access to growers and field research personnel and facilitates rapid evaluation and introduction of new products. The Company may acquire additional agrichemical distributors in strategic locations to facilitate grower adoption of IPM practices and biorational pest control products.

     Expand Presence and Distribution in Selected International Markets. The Company believes it has the opportunity to significantly expand its international presence. Management's strategy is to control the registration, introduction and distribution of its products in selected international markets and, as a result, retain control over worldwide manufacturing and marketing rights to its products. To effectively market its products abroad, the Company is expanding its international sales effort to support the introduction of its products through established distributors in key international markets.

     Expand Presence and Distribution Channels in Consumer Markets. The Company is focused on expanding its consumer product distribution channels by increasing its retail account base and penetrating additional locations in existing accounts. Through a combination of trade show attendance, promoting relationships with independent manufacturers' representatives and direct selling efforts, Consep's strategy is to expand into additional co-operative buying groups, distributors and retail chains, including grocery and drug store chains. The Company is also focusing on increasing the range of products sold within the existing retail base through a combination of special display advertising and co-operative promotional programs. The Company will continue its efforts to expand its product line through product development, acquisitions and distribution of biorational products manufactured by other manufacturers.

TECHNOLOGY

     The Company believes it is well positioned to take advantage of opportunities for biorational pest control products as a result of its proprietary controlled release technologies. The Company's principal commercial agriculture products combine proprietary controlled release delivery systems with synthesized pheromones to provide effective biorational pest control. Consep has devoted considerable resources to investigating the chemical makeup of pheromones, their reaction with the Company's delivery systems, and their behavior in a variety of environmental conditions.

     Pheromones are natural compounds produced by insects, which, when released and detected by other insects of the same species, will elicit a specific response. Over 1,600 insect pheromones have been identified in the scientific literature and identification of additional insect pheromones continues to occur. Consep has focused its efforts on one class of pheromones, sex pheromones, most of which are produced by female insects in order to attract males of the same species. Males are able to locate the females by using sensors on their antennae to follow the pheromone trail to its source. These compounds can be used to control specific insect populations if released in sufficient quantities to overwhelm the males so that they are unable to locate females. This system of control, called "mating disruption," produces a substantial population drop of the target insect. The crop is thereby protected from feeding larvae, which are the primary source of crop damage.

     The key to an efficacious and economically feasible trapping or mating disruption product is to determine the optimum release rate and to successfully store, protect, and control the release of pheromones. Most pheromones are highly unstable compounds which break down quickly when exposed to normal environmental conditions. The proprietary controlled release systems used in the Company's products protect the pheromones from the environment and delay their degradation. The Company designs these devices to release pheromones at a planned rate over periods ranging from a few weeks to a few months, depending on the targeted pest and crop. The Company believes that by providing a steady rate of release over time, the Company's controlled release technologies allow the Company to use lower quantities of pheromones in its products, as compared to competitive pheromone products, to achieve the same degree of pest control. The controlled release technologies used in the Company's products include membrane-based reservoirs, microporous beads and dispersed (flowable) microcapsules.


     Membrane-Based Reservoir System. The patented, membrane-based reservoir system used in certain of the Company's products consists of a reservoir containing the active ingredient, a rate-controlling membrane through which the active ingredient diffuses and a protective impermeable backing. By varying the surface area, membrane thickness and type of membrane materials, the Company is able to adapt this technology to a variety of applications. Membrane-based reservoir systems are used in the CheckMate and BioLure product lines, and in certain products within the SureFire product line. The following drawing illustrates the Company's disposable membrane-based reservoir system:


                                      LOGO

                  MEMBRANE-BASED RESERVOIR SYSTEM


     Microporous Bead System. A microporous bead is a polymeric bead with an internal pore structure encased in a rate-controlling outer surface. The microporous nature of the beads permits a high loading of active ingredient, with up to 80% of the bead weight consisting of biorational agents. By comparison, only 5% to 30% of the weight of conventional micro-encapsulated systems is represented by biorational agents. The microporous beads are compatible with a wide range of active ingredients and can be readily mixed with water and applied by ground or aerial spray equipment. By controlling the size of the beads and their microporous structure, optimum rates of release can be achieved. Microporous bead systems are used in certain current and development-stage CheckMate products. The following illustrates the microporous bead system:



                                      LOGO


  SCANNING ELECTRON MICROGRAPH OF A MICROPOROUS BEAD (1,000 MICRON DIAMETER).

     Dispersed (Flowable) Microcapsule System. A dispersed (flowable) microcapsule system is a method of encapsulating biorational agents by polymerizing a protective wall around colloidal size particles of the active agent. The release rate of the active biorational product is adjusted by controlling the size of the microcapsule as well as the degree of polymer crosslinking in the capsule wall. Dispersed (flowable) microcapsule systems are used in certain current and development-stage CheckMate products. The following drawing illustrates the dispersed (flowable) microcapsule system:

                                      LOGO

PRODUCTS

     The Company develops, manufactures and markets three lines of non-toxic pest control products: (i) pheromone-based mating disruption products used to control insect populations in commercial agriculture; (ii) pheromone-based traps used to monitor and trap insects in commercial agriculture; and (iii) consumer products used to trap, repel or otherwise control pests in homes, lawns and gardens. The Company's proprietary product line also includes specialty chemicals produced by its Farchan subsidiary. The Company also owns and operates full-line agrichemical distributors located principally in California which, in addition to selling the Company's commercial agriculture products, also sell products produced by other manufacturers, including biorational insect control products, conventional toxic pesticides, fertilizers and other farm supplies.

     Commercial Mating Disruption Products. The Company's commercial mating disruption products, marketed under the CheckMate label, are used to suppress population levels of insects by disrupting their mating cycles. CheckMate products employ either microporous or microcapsule beads, which are applied by aerial or ground spray equipment, or membrane-based reservoir dispensers, which are attached by hand to the branches or stems of plants in crops which they protect. Consep currently offers mating disruption products for six species of insects. Revenues from the sale of the Company's commercial mating disruption products for the six months ended June 30, 1996 and 1995 were $1.8 million and $2.2 million, or 8.5% and 11.5% of the Company's total revenues for such periods, respectively. For the years ended December 31, 1995, 1994 and 1993, revenues from the sale of such products totaled $2.9 million, $1.7 million and $1.2 million, or 9.5%, 6.8% and 5.7% of the Company's total revenues for such periods, respectively.

     The following table sets forth the Company's CheckMate products that are being sold or are under development for sale:


-------------------------------------------------------------------------------------------------

                                                                                  U.S. REGULATORY
     PRODUCT              INSECT             MARKET             TECHNOLOGY           STATUS(1)
-------------------------------------------------------------------------------------------------
  CheckMate PBW    Pink Bollworm          Cotton           Microporous Bead       Registered
                                                           System(2)
                                                           Dispersed (Flowable)   Registered
                                                           Microcapsule
                                                           System(5)
-------------------------------------------------------------------------------------------------
  CheckMate TPW    Tomato Pinworm         Tomatoes         Membrane-Based         Registered
                                                           Reservoir System(3)
                                                           Dispersed (Flowable)   Field Trials
                                                           Microcapsule
                                                           System(5)
-------------------------------------------------------------------------------------------------
  CheckMate OFM    Oriental Fruit Moth    Peaches          Membrane-Based         Registered
                                          Nectarines       Reservoir System(3)
-------------------------------------------------------------------------------------------------
  CheckMate CM     Codling Moth           Apples           Membrane-Based         Registered
                                          Pears            Reservoir System(3)
                                          Walnuts
-------------------------------------------------------------------------------------------------
  CheckMate PTB    Peach Twig Borer       Stone Fruits     Membrane-Based         Registered
                                          Almonds          Reservoir System(3)
-------------------------------------------------------------------------------------------------
  CheckMate A      Aphid                  Various          Membrane-Based         Field Trials
                                                           Reservoir
                                                           System(3)(4)
-------------------------------------------------------------------------------------------------
  CheckMate OLR    Omnivorous Leafroller  Tree Fruits      Membrane-Based         Field Trials
                                          Grapes           Reservoir System(3)
-------------------------------------------------------------------------------------------------
  CheckMate DBM    Diamondback Moth       Vegetables       Membrane-Based         Field Trials
                                                           Reservoir System(3)
                                                           Dispersed (Flowable)   Field Trials
                                                           Microcapsule
                                                           System(5)
-------------------------------------------------------------------------------------------------
  CheckMate EPSM   European Pine Shoot    Pine Trees       Dispersed (Flowable)   Registered(6)
                   Moth                                    Microcapsule
                                                           System(5)
-------------------------------------------------------------------------------------------------
  CheckMate GVM    Grape Vine Moth        Grapes           Membrane-Based         Field Trials
                                                           Reservoir System(3)
-------------------------------------------------------------------------------------------------
  CheckMate GBM    European Grape Berry   Grapes           Membrane-Based         Field Trials
                   Moth                                    Reservoir System(3)
-------------------------------------------------------------------------------------------------


---------------

(1) Certain of the Company's products are registered for sale in selected international markets and it is the Company's policy to pursue international registration of its products as appropriate.

(2) U.S. patent application pending, which is owned by Bend Research and licensed to Consep. See "-- Proprietary Rights."

(3) U.S. patent issued to Bend Research (expires 2002) and licensed to Consep. Not patented outside U.S., other than in Japan by a third party. Neither Consep nor Bend Research has any rights to the Japanese patent. See "-- Proprietary Rights."

(4) U.S. patent issued to Consep (expires 2012). See "-- Proprietary Rights."

(5) Not patented in any country.

(6) Registered for sale only in Chile.

     Commercial Monitoring and Trapping Products. The Company's monitoring and trapping products for the commercial agriculture market are sold under the BioLure label. A monitoring product typically consists of a trap and a lure loaded with either pheromones or food bait to attract the target insect species. Growers use monitoring products to identify the emergence of target species, pinpoint infestation levels, and project insect population size and crop damage, thereby facilitating more efficient control measures. The monitoring systems are used in conjunction with pest control products to correctly time the application of these control products and to monitor the effectiveness of insect control programs. The system used in most of the Company's monitoring and trapping products is a pheromone-based lure which incorporates the Company's controlled release membrane-based technology to provide for uniform release of the active ingredient over a longer period of time than competitors' products. Monitoring and trapping systems which do not incorporate a lure use food bait or a color spectrum as the attractant. Consep currently offers trapping and monitoring systems for over 20 species of insects. Revenues from the sale of the Company's monitoring and trapping products for the six months ended June 30, 1996 and 1995 were $526,000 and $421,000, or 2.5% and 2.2% of the Company's
total revenues for such periods, respectively. For the years ended December 31, 1995, 1994 and 1993, revenues from the sale of such products totaled $621,000, $462,000 and $405,000, or 2.0%, 1.8% and 1.9% of the Company's total revenues for such periods, respectively.

Consumer Products. The Company's consumer product line, marketed under the SureFire and Insectigone labels, is comprised of a broad group of non-toxic products which trap or otherwise control pests found in and around the home. In addition, the Company markets, under its SureFire label, hummingbird and butterfly feeders. Products in the Company's consumer product line generally incorporate Consep's proprietary technologies, which include the controlled release of attractants that lure insects into traps, proprietary Teflon-coated surfaces which prevent insects from crawling across vertical surfaces, and insecticide powders composed of patented baits and diatomaceous earth, which kill crawling insects coming into contact with products incorporating this technology. Consep currently offers pest control products for 20 species of household and garden pests. The Company will begin distributing for the 1997 season a line of consumer products, based on natural oils, to repel biting insects. These insect repellent products, which are manufactured by, and are the proprietary products of, a third party, will be marketed on an exclusive basis in the United States, Canada and Mexico under the Company's Bite Blocker label. The Company holds exclusive distribution rights to these insect repellent products in the United States, Canada and Mexico, subject to certain performance requirements. Revenues from the sale of the Company's consumer products for the six months ended June 30, 1996 and 1995 were $4.3 million and $3.5 million, or 20.4% and 18.2% of the Company's total revenues for such periods, respectively. For the years ended December 31, 1995, 1994 and 1993, revenues from the sale of such products totaled $4.6 million, $3.6 million and $2.2 million, or 15.0%, 14.2% and 10.4% of the Company's total revenues for such periods, respectively. The Company currently markets the following SureFire, Insectigone and Bite Blocker products:

-------------------------------------------------------------------------------------------------
             TECHNOLOGY                           PRODUCT                         PEST
-------------------------------------------------------------------------------------------------
 Membrane-Based Reservoir System(1)   Japanese Beetle Trap             Japanese Beetle
                                      Pantry Pest Trap                 Stored Product Moth
                                      Fruit Tree Pest-Codling Moth     Codling Moth
                                      Gypsy Moth Trap                  Gypsy Moth
                                      Lady Bug Lure                    Aphid
-------------------------------------------------------------------------------------------------
 Food Baits(2)                        Diatomaceous Earth Products      Various Crawling Insects
                                      Deluxe Yellowjacket Trap         Yellowjacket
                                      Yellowjacket Trap                Yellowjacket
                                      Fly Scoop                        Housefly
-------------------------------------------------------------------------------------------------
 Color Spectrum(2)                    Disposable Aphid/Whitefly Trap   Aphid/Whitefly
-------------------------------------------------------------------------------------------------
 Barriers(3)                          Teflon Insect Barrier Tape       Multiple
                                      Teflon Insect Barrier Spray      Multiple
-------------------------------------------------------------------------------------------------
 Trap Only(2)                         The Pit                          Slug and Snail
                                      The Blackhole                    Gopher and Rat
                                      Smart Mouse Trap                 Mice
-------------------------------------------------------------------------------------------------
 Natural Plant Oils and Derivatives   Bite Blocker Insect Repellents   Mosquito
                                                                       Black Fly
                                                                       Fleas and Ticks
                                                                       Other Biting Insects
-------------------------------------------------------------------------------------------------

---------------

(1) U.S. patent issued to Bend Research (expires 2002) and licensed to Consep. Not patented outside U.S., other than in Japan by a third party. Neither Consep nor Bend Research has any rights to the Japanese patent.

(2) Not patented in the U.S. or in any foreign jurisdiction except for the bait formulation included in the Company's diatomaceous earth products. The bait formulation in such diatomaceous earth products is patented in Canada and Australia. All patents issued to Consep.

(3) Two U.S. patents issued to Consep (both expire 2013) and one Australian patent issued to Consep (expires 2014). Two U.S. patent applications pending. Patent applications pending in three foreign jurisdictions, one of which, if issued, will provide protection in most European countries. All patents and patent applications owned by Consep.


     Specialty Chemicals. In February 1995, the Company acquired Farchan Laboratories, Inc. ("Farchan"), a Florida-based specialty chemicals manufacturer which is currently supplying certain pheromones to the Company for use in certain of its mating disruption products. In addition, Farchan supplies high quality specialty chemicals, including organic acetylenes, to research organizations, pharmaceutical companies and the agricultural industry. Revenues from Farchan's operations (excluding pheromone sales to the Company) were $1.2 million for the year ended December 31, 1995, and $738,000 for the six months ended June 30, 1996. See"Management's Discussion and Analysis of Financial Condition and Results of Operations -- Recent Quarterly Results and Other Developments."


     Distribution Operations. The Company owns and operates full-line agrichemical distributors which, in addition to selling the Company's commercial agriculture products, also sell products produced by other manufacturers, including biorational insect control products, conventional toxic pesticides, fertilizers and other farm supplies. Revenues from the Company's distribution operations (which exclude sales of the Company's proprietary commercial agriculture products through these distribution operations) for the six months ended June 30, 1996 and 1995 were $13.6 million and $12.4 million, or 65.1% and 65.1% of the Company's total revenues for such periods, respectively. For the years ended December 31, 1995, 1994 and 1993, such revenues totaled $21.5 million, $19.4 million and $17.4 million, or 69.6%, 77.2% and 82.0% of the Company's total revenues for such periods, respectively.

SALES, MARKETING AND DISTRIBUTION

     The Company's sales, marketing and distribution strategies differ for each of the major markets in which its products are sold.

     The Company's sales in the commercial agriculture market are made principally through agrichemical distributors. These distributors employ crop protection professionals who consult for growers and recommend appropriate insect control programs. The Company believes that IPM and crop protection professionals, such as PCAs, have become key factors in promoting the introduction and distribution of insect control products to the commercial agriculture market. This trend is most developed in California, where state licensed PCAs are the only individuals who are authorized to recommend the application of any pesticide, including insect control products. The Company's strategy focuses on improving the PCAs' and growers' understanding of IPM and how the Company's proprietary products can be integrated into insect control programs. Consep markets its insect control products to this group through the Company's ten-person technical sales organization.

     As part of Consep's strategy to use Company-owned distributors to introduce and promote its products, the Company has acquired agrichemical distribution subsidiaries in strategic market locations. These acquisitions, which took place in 1990 and 1994, have allowed Consep to employ crop protection professionals, including PCAs, and obtain direct access to growers in order to facilitate the exchange of information and more effectively introduce IPM practices in general, and the Company's products in particular. The Company currently operates agrichemical distribution outlets in five locations in the Central Valley of California and in one location in the Connecticut River Valley. The Company believes that these distribution operations, and the 20 PCAs which they employ, provide a continuous source of valuable information with respect to new product needs, performance of products in the field and the competitive position of those products.

     The Company supports the sales efforts of the independent and subsidiary agrichemical distributors through the organization of grower meetings, direct grower contact and education of other influential groups such as university pest management specialists and researchers, government agricultural personnel and independent PCAs. The Company's CheckMate and BioLure product lines are promoted through the dissemination of brochures, corporate communications and advertising targeted at product awareness in the agricultural trade press, in addition to direct contact with influential groups, including distributors, retailers, PCAs and growers. Agricultural trade shows and certain industry conferences, such as the California Agricultural Production Consultants Conference, are other venues for promotion of the Company's CheckMate and BioLure product lines.

     The Company sells its SureFire, Insectigone and Bite Blocker products through a network of cooperative buying groups and distributors who in turn resell to lawn and garden centers, hardware stores and retail chains. These products are also sold directly to retailers and through mail-order catalogs. Promotion of the Company's consumer products is achieved primarily by co-operative advertising, media participation and trade shows. In addition, the Company intends to use television advertising in 1997 to promote its Bite Blocker product line. The Company works directly with over 40 independent sales representatives who are engaged in various sales and marketing activities related to the Company's consumer product lines. These independent sales representatives are overseen by the Company's six-person consumer sales group. The Company's sales and marketing efforts for its consumer products are directed towards increasing the number of new retail and distribution accounts and increasing the range of products carried by certain existing retail accounts.

     The Company's commercial agriculture and consumer products are also sold through independent distributors in certain international markets. In addition, the Company has established joint testing and marketing programs with these distributors to introduce and sell its commercial agriculture products in certain international markets. The Company also manufactures and sells products on a private label basis to customers in the industrial pest control market. The Company's revenue attributable to export sales and sales occurring outside of the United States of both commercial agriculture and consumer products for the six months ended June 30, 1996 and 1995 totaled $1,677,275 and $1,571,484, respectively. For the years ended December 31, 1995, 1994 and 1993, such revenues totaled $2,217,266, $1,327,744 and $286,742, respectively. The Company also sells certain BioLure products to the United States Department of Agriculture (the "USDA") and various state departments of agriculture.

     The Company's business is highly seasonal, with its highest revenues being recognized in the second quarter of each year and its lowest revenues being recognized in the fourth quarter of each year. This seasonality coincides with the commercial growing season in the Northern Hemisphere and, to a lesser extent, the consumer home, lawn and garden buying season.

MANUFACTURING

     The Company manufactures the membrane-based reservoir dispensers, microporous beads and dispersed (flowable) microcapsules used in its products at its facility in Bend, Oregon. Products containing diatomaceous earth are manufactured at the Company's Chemfree facility located in Kirkland, Quebec, Canada. Specialty chemicals and pheromones used in certain of the Company's commercial agriculture products are manufactured at the Company's Farchan facility located in Gainesville, Florida. As of August 31, 1996, Consep employed 39 people in manufacturing and quality control relating to the production of its proprietary products.

     Active ingredients, including pheromones and food baits, are purchased from specialty chemical supply companies or are produced by Consep. The Company has historically relied upon a limited number of suppliers to provide pheromones for its products. In February 1995, the Company acquired Farchan, a Florida-based specialty chemicals manufacturer, in order to reduce the cost of certain pheromones, provide assurance of consistent quality, and provide a stable supply of these materials. The interruption of certain sources of supply or the failure of suppliers, including Farchan, to adapt their products to the Company's changing technological requirements could result in delays in product shipments, adversely affecting the Company's financial condition and results of operations.


     Throughout the remainder of 1996 and 1997, the Company anticipates spending $500,000 to $750,000 for manufacturing equipment and expansion of Farchan's existing facilities in order to meet anticipated pheromone supply requirements. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Recent Quarterly Results and Other Developments." The Company expects to finance at least fifty percent of such expenses through bank loans and/or equipment leasing arrangements.

Except for this planned expansion of Farchan's production capacity, the Company has no current plans to expand its manufacturing facilities or equipment and believes that it has adequate production capacity to meet its foreseeable needs.

RESEARCH AND DEVELOPMENT

     Consep believes that considerable investment in new product development will continue to be necessary to remain competitive in the biorational pest control market. The Company's product development projects generally begin with the identification of major insect infestation problems which the Company believes can be addressed with biorational agents and which provide sufficient market opportunity. Once a potential product is identified, the Company's research and development personnel study the intended biorational agent and make a determination as to whether the Company's existing controlled release technologies are likely to work with the biorational agent. If it appears that the controlled release technologies may need to be modified to work effectively with the intended biorational agent, the Company's research and development personnel work with scientists at Bend Research to adapt the existing controlled release technologies to suit the requirements of the particular biorational agent. Once the controlled release technology has been selected and the active ingredient has been tentatively formulated, the development effort continues with laboratory studies and eventual field testing of prototypes in order to arrive at the final form of the product. Field testing of products is generally conducted on a collaborative basis with academic, governmental and corporate entities in the United States, including the USDA and numerous universities. In international markets, field testing is generally conducted in collaboration with the Company's international distributors and government researchers. Through these collaborative efforts, the Company gains access to individuals within the collaborating organization who have particular expertise in dealing with the targeted pest and crop and whose opinions are generally widely accepted. Collaborative field testing also provides independent verification of product efficacy which is critical to convincing commercial growers to adopt new biorational products.

     In addition to the product development efforts described above, the Company's research and development personnel also work with scientists at Bend Research to define research projects which support the adaptation of licensed technologies to new products and to new uses of existing products. In general, basic research related to these projects takes place at Bend Research with the resulting technology being transferred to Consep for applied research, product development and commercialization. Ongoing projects with Bend Research include the adaptation of new controlled release systems to existing pheromone products, application of controlled release technologies to new types of active ingredients and the identification and refinement of procedures for manufacturing pheromones used in the Company's product lines.

     Pursuant to a license agreement with Bend Research, the Company is able to participate in joint funding with various government agencies to develop improvements to existing technologies. The license agreement also provides the Company with license rights to agricultural applications of Bend Research technologies, including technologies which are developed by Bend Research pursuant to third party funded research and development efforts. See
"-- Proprietary Rights." The license agreement also obligates the Company to request Bend Research to perform research and development services budgeted at not less than $600,000 a year, at least $400,000 of which must be directed towards development of biorational products. For 1995, the annual commitment under the license agreement was reduced from $600,000 to $350,000. For 1996, the annual commitment under the license agreement was reduced from $600,000 to $191,500. For years subsequent to 1996, the $600,000 annual commitment will be reinstated. The license agreement continues until the later of 2012 or the expiration of the last patent licensed under it. The Company may terminate the license agreement on sixty days' notice. The license agreement provides that if it were to be terminated for any reason, the Company would retain rights to all Bend Research technologies incorporated in then current products and in products then under development. If the Company were to lose the services of Bend Research for any reason, the Company may experience delays in the development and introduction of new products and would be required to make alternative arrangements for the services performed by Bend Research. Any such alternative arrangements, if available, could delay development efforts, could substantially increase the cost of the Company's research and development efforts and could adversely affect the Company's results of operations.

     The Company is currently developing and expanding its CheckMate line of insect control products. Field testing for the products under development is in various stages of completion. The Company also plans to develop and introduce additional products for its SureFire and Insectigone lines of consumer pest control products. Additions to the consumer product lines will occur through new product development and possible acquisitions of compatible product lines, technologies or businesses.

GOVERNMENT REGULATION AND PRODUCT REGISTRATION

     The pesticide industry is heavily regulated worldwide. In the United States, the EPA regulates pesticide products under the Federal Insecticide, Fungicide and Rodenticide Act ("FIFRA"). Pesticides are also subject to state and foreign regulations. Some states, such as California, have their own extensive registration requirements, as do certain foreign governments. To develop and commercialize a pesticide product, detailed and complex procedures must be completed prior to obtaining approvals through FIFRA, state and foreign regulatory agencies. Small scale field testing usually can be conducted prior to product registration to evaluate product efficacy. Unusual weather conditions during field tests may require additional field testing requirements in subsequent growing seasons, resulting in delays in product registration submissions and approvals.

     Chemical pesticides require extensive toxicology and environmental testing to substantiate product safety prior to obtaining a product registration. Commercial sale of a pesticide requires a product registration for each pest and crop for which the product is used. Initial EPA registration for a new chemical pesticide can take seven years or longer, and cost $10 million or more. In addition, the U.S. Congress has mandated that the EPA require that all pesticide products registered prior to November 1984 be re-registered by 1997 using today's stricter testing protocols. In contrast to conventional toxic chemicals, biorational products have fewer regulatory requirements before commercial use is permitted. For example, substantially fewer toxicity studies are required for biorational insect control products than for conventional toxic insecticides. Due to differences such as this, registration costs for biorational insect control products are significantly less than for toxic insecticides, and registration of biorational products requires considerably less time to complete. However, there can be no assurance that additional requirements will not be added by the EPA which could make registration procedures more time-consuming and costly or require further testing and review of previously registered products.

     Government regulations have been enacted in recent years to encourage the development and introduction of non-toxic alternatives to conventional insecticides, including the streamlined registration of alternative pest control products under the EPA's "Safer Pesticide Policy." In September 1993, the EPA, the FDA and the USDA released a joint summary of the principles guiding their legislative and regulatory agenda including: (i) a firm commitment to reducing risks to people and the environment that may be associated with toxic pesticides while ensuring the availability of cost-effective pest management techniques;
(ii) recognition of the need to work with growers to develop and implement improved means of pest control, reduce use of higher-risk toxic pesticides and promote greater use of IPM techniques; and, (iii) implementation of regulatory reforms and incentives for the development of pesticides that will eliminate or reduce health and environmental risks. Further, in 1994, the EPA established its Biopesticides and Pollution Prevention Division, whereby companies developing safer and less-toxic alternatives to conventional pesticides are able to have new products reviewed and registered by a staff dedicated to this new division. Such product reviews and registrations are generally completed over a shorter time period and at less expense than conventional insecticide reviews and registrations. Based upon the above actions, coupled with cost and timing advantages of registering biorational products relative to conventional toxic chemicals, the Company believes biorational products have significant advantages in the commercial agriculture insect control market. Field testing, manufacture and sale of the Company's products outside the United States may be subject to regulatory approval by other jurisdictions which may be more or less rigorous than in the United States.

COMPETITION

     The pest control industry is highly competitive and is dominated by multinational chemical companies that have financial, technical and marketing resources substantially greater than those of the Company. Currently, biorational products account for only a small fraction of aggregate sales of pest control products, and can require insect control practices, such as timing and method of application, which are different from those typically associated with toxic chemical products. As a result, in order for biorational products to successfully compete with toxic chemicals, they must not only be cost competitive but must also provide other advantages over conventional pesticides. The Company believes that its products are cost competitive with conventional toxic insecticides and, because they are non-toxic and leave no harmful residue in food, soil or groundwater, provide sufficient advantages over conventional toxic insecticides to compete effectively against such products.

     The Company believes that many of the large chemical pesticide companies are developing chemical pesticides which are less-toxic to man and the environment, as well as new products based upon biorational agents. While Consep believes that the emphasis of these companies has been on genetic engineering of micro-organisms and insect-resistant plants and has been primarily directed towards commodity crops such as wheat, corn, cotton and soybeans, there can be no assurance that these companies will not direct significant development resources to either biorational products or less-toxic chemical products that would compete directly with those of the Company.

     In addition to the large chemical pesticide companies, the Company is aware of at least six other companies using biorational control agents, including pheromones, to produce alternative insect control products. The Company believes that other companies are currently developing biorational insect control products. The Company believes that none of these competing companies has delivery systems that perform as effectively and efficiently as the proprietary controlled release membrane-based reservoir, microcapsule and microporous bead systems used in Consep's CheckMate products and that the Company is therefore in a strong competitive position with respect to these companies.

     The Company expects competition within the biorational pest control segment to intensify as regulatory pressures on conventional toxic pesticides increase and as advances in the field are made and become more widely known. There can be no assurance that the Company will be able to compete successfully against its current competitors or that these competitors or new market entrants will not develop products that compete directly with the Company's products and are more effective, less expensive or more widely accepted than those of the Company.

PROPRIETARY RIGHTS

     Proprietary protection of the Company's products is important to its business. Consep relies upon patents, trade secrets, unpatented know-how and continuing technological innovation to develop and maintain its competitive position. The Company maintains a policy of seeking patents on its inventions, acquiring licenses under selected patents or patent applications from third parties and entering into invention and proprietary information agreements with its key employees and consultants with respect to technology which it considers important to its business.

     As more specifically described below, the Company has obtained manufacturing and marketing rights in agriculture to certain proprietary rights of Bend Research, including patents, patent applications, trade secrets and unpatented know-how which relate to existing and development-stage technologies and products. In addition, the Company has filed patent applications with respect to its own inventions which relate to existing and development-stage technologies and products. There can be no assurance that patents will issue from any pending or future patent applications or, if patents are issued, that they will be of sufficient scope or strength to provide meaningful protection of the Company's technologies. In addition, there can be no assurance that any of the current patents issued or licensed to the Company or future patents issued or licensed to the Company will not be challenged or circumvented by competitors, or be found to be invalid or non-infringed in judicial or administrative proceedings should a dispute arise. Moreover, notwithstanding the scope of the patent protection available to the Company there can be no assurance that such patent rights will provide commercial advantage to the Company as competitors could develop controlled release technologies which are not covered by the Company's issued or licensed patents or future patents issued or licensed to the Company.

     Pursuant to an agreement with Bend Research, the Company has obtained a license to all agricultural applications of technologies developed by Bend Research, other than certain animal health and agricultural applications unrelated to the Company's current or contemplated products. The license includes rights to certain patents, patent applications, trade secrets and unpatented know-how owned by Bend Research, and covers aspects of the Company's membrane-based reservoir system, microporous bead system and dispersed (flowable) microcapsule system technologies. The license agreement provides the Company exclusive worldwide rights to all agricultural applications (except as noted above) of the licensed patents, patent applications, trade secrets and know-how. The membrane-based reservoir system technology used in many of the Company's CheckMate, BioLure and SureFire products is the subject of a United States patent owned by Bend Research expiring in 2002. Such technology is not patented outside the United States, other than in Japan where the patent is held by a third party. Neither the Company nor Bend Research has rights with respect to the Japanese patent. The microporous bead system technology used in certain current and development-stage CheckMate products is the subject of a pending United States patent application owned by Bend Research. The license agreement provides the Company exclusive, worldwide rights to agricultural applications (except as noted above) of the microporous bead system technology. The dispersed (flowable) microcapsule system technology used in certain current and development-stage CheckMate products is not patented in any country. The license agreement provides the Company exclusive, worldwide rights to agricultural applications (except as noted above) of the dispersed (flowable) microcapsule system technology.

     The foregoing licenses are royalty-free as to certain of the Company's existing controlled release products. Certain existing products are, and products resulting from existing and future development efforts may be, royalty bearing at rates ranging from 2.5% to 5.0% of the Company's direct gross margin, as defined in the license agreement, on such products. During January 1995, royalties related to certain products incorporating technology provided by Bend Research for the term of the license agreement were prepaid by the Company. Such prepaid royalties totaled $121,000 and are being amortized as the related products are sold by the Company. The license agreement continues until the later of 2012 or the expiration of the last patent licensed under it. The Company may terminate the license agreement on sixty days' notice. The license agreement provides that if it were to be terminated for any reason, the Company would retain rights to all Bend Research technologies incorporated in then current products and any products then under development.

     The Company's Teflon-based barrier technology for control of insects used in certain current and development-stage SureFire products is the subject of two United States patents (both expiring in 2013), one Australian patent (expiring in 2014), two pending U.S. patent applications, and three pending foreign patent applications. Of the three pending foreign patent applications, one is pending before the European Patent Office and, if issued, will provide protection in most European countries. All of these patents and patent applications covering the Teflon-based barrier technology are owned by the Company. In addition, a U.S. patent owned by the Company has recently issued, which relates to its controlled release technology for control of aphids, which technology is currently under development for use in the Company's CheckMate product line.

     The Company's technology relating to its diatomaceous earth products includes a patented bait formulation. These patents provide protection in Canada and Australia.

     Much of the Company's technology and many of its processes are dependent upon the knowledge, experience and skills of certain scientific and technical personnel. To protect its rights to its proprietary information and technology, the Company requires key employees, consultants, advisors and collaborators to enter into confidentiality agreements which prohibit the disclosure of confidential information to persons unaffiliated with the Company and require disclosure and assignment to the Company of ideas, developments, discoveries and inventions made by such persons. There can be no assurance that these agreements will prevent disclosure of the Company's confidential information or will provide meaningful protection for the Company's confidential information if there is an unauthorized use or disclosure. In the absence of patent protection, the Company's business may be adversely affected by competitors who develop substantially equivalent technology.

     Proprietary rights litigation, which could result in substantial cost to and diversion of effort by the Company, may be necessary to enforce patents issued or licensed to the Company, to protect trade secrets or know-how owned by the Company or to defend the Company against claimed infringement of the rights of others and to determine the scope and validity of the proprietary rights of the Company and others. Adverse determinations in litigation could subject the Company to significant liabilities to third parties, could require the Company to seek licenses from third parties and could prevent the Company from manufacturing, selling or using its products, any of which could have a material adverse effect on the Company's business, financial condition and results of operations. The Company is not currently a party to any patent litigation or other litigation regarding intellectual property rights and is not aware of any challenge to its patents or proprietary rights.

EMPLOYEES

     As of August 31, 1996, Consep had 139 employees, with 16 involved in sales of proprietary products, 20 employed as PCAs in its distribution subsidiaries, 11 involved in product development and registration, 39 involved in manufacturing and quality control of proprietary products, 18 involved in finance and administration and 35 involved in operations at its distribution subsidiaries.

FACILITIES


     The Company is headquartered in Bend, Oregon where it leases a 28,800 square foot facility under a lease that expires in February 2004. In addition to administrative offices, the headquarters facility contains research and development, manufacturing, warehouse and sales operations for certain of the Company's proprietary products. In addition, the Company, through its Chemfree subsidiary, leases an office, manufacturing, sales, and warehousing facility in Kirkland, Quebec, Canada on a month-to-month basis while it negotiates a five-year extension of a lease which expired in July 1996. The Company believes it could replace this facility in a timely manner on terms acceptable to the Company, if such negotiations are unsuccessful. Total lease expenditures related to all of the Company's proprietary product-related facilities in 1995 and 1994 were $150,461 and $135,019, respectively. There were no expenditures for such leases in 1993. As of August 31, 1996, the Company also owned, through its Farchan subsidiary, three buildings located in Gainesville, Florida with a combined capacity of approximately 11,000 square feet used for this subsidiary's manufacturing, sales, research and development and warehousing functions. In October 1996, one of Farchan's three buildings with a capacity of approximately 3,000 square feet, which was used as a manufacturing facility, was destroyed by fire. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Recent Quarterly Results and Other Developments."


     The Company, through certain of its distribution subsidiaries, also owns office and warehousing facilities for its agrichemical distribution operations in Sacramento, Fresno and Patterson, California. The Company's distribution operations also lease a sales and distribution facility in Escalon, California, which expires on December 31, 1999. The Company's distribution operations also lease sales and distribution facilities in Livingston, California and Chicopee, Massachusetts on a month-to-month basis. The Company believes that it could replace these facilities in a timely manner, if required to do so. Total lease expenditures related to all of the Company's distribution facilities in 1995, 1994 and 1993 were $83,340, $81,540 and $83,607, respectively.

     The Company believes that its existing facilities will be adequate to serve its needs at least through 1997.

LEGAL PROCEEDINGS

     The Company is not a party to any legal proceedings other than various claims and lawsuits which the Company believes are not individually or collectively material to its business.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

     The directors and executive officers of the Company and their ages as of September 6, 1996, and positions are as follows:

                   NAME                      AGE                   POSITION(S)
-------------------------------------------  ---   -------------------------------------------
Volker G. Oakey............................  55    Chairman of the Board, President and Chief
                                                   Executive Officer
Larry Katz.................................  41    Vice President, Finance and Chief Financial
                                                   Officer
Kenneth C. "Curt" Rymer....................  44    Vice President, Consumer Products
Steven R. Hartmeier........................  38    Vice President, Commercial Agriculture
                                                   Products
Kelly L. Smith.............................  45    Secretary
Walter C. Babcock(2).......................  48    Director
Peter H. Gleason(1)(2).....................  50    Director
Philip E. Barak(1).........................  44    Director

---------------
(1) Member of the Audit Committee

(2) Member of the Compensation Committee

     Volker G. Oakey has been a director of the Company since 1984 and was appointed Chairman of the Board, President and Chief Executive Officer of the Company in 1988. From 1986 to 1988, Mr. Oakey was a manager with the investment banking firm of Brown Brothers Harriman. Prior to that, Mr. Oakey spent fifteen years at Bethlehem Steel Corporation, serving most recently as Assistant Treasurer of that company. Mr. Oakey is a member of the Board of Directors of Bend Research. Mr. Oakey holds an M.B.A. from The Wharton School of Business at the University of Pennsylvania and a B.A. in Economics from the University of Maryland.

     Larry Katz has been Consep's Vice President, Finance and Chief Financial Officer since June 1996. Prior to joining Consep, Mr. Katz was Vice President and Research Analyst at Pacific Crest Securities Inc. from 1992 to 1996. In the preceding eight years Mr. Katz served in various positions with Gregory Forest Products, primarily as Vice President of Operations. Mr. Katz also spent two years from 1982 to 1984 with Arthur Andersen & Co. Mr. Katz holds a B.S. in Forestry from the University of California and an M.B.A. from the University of Oregon.

     Kenneth C. "Curt" Rymer was named Vice President, Consumer Products and became an officer of the Company in May 1994. From June 1987 to May 1994, Mr. Rymer served as the Company's National Sales Manager of Consumer Products. Mr. Rymer joined the Company in February 1985, as Controller. Prior to joining Consep, Mr. Rymer served as Controller for Xytec Corporation from February 1983 to January 1985. Prior to joining Xytec Corporation, Mr. Rymer held various positions with Dean Witter Reynolds, Moss Adams, and Peat, Marwick, Mitchell and Co. Mr. Rymer holds a B.S. in Business from the University of Northern Colorado.

     Steven R. Hartmeier was named Vice President, Commercial Agriculture Products and became an officer of the Company in September 1996. Mr. Hartmeier served as the Company's Director, Sales and Marketing, Agriculture Products from July 1994 to September 1996. From July 1991 to July 1994, Mr. Hartmeier held various positions in the Company-owned distribution group, Pacoast, Inc., most recently as Manager of Sales and Marketing. Mr. Hartmeier joined the Company in July 1991. Prior to joining the Company, Mr. Hartmeier held various sales and marketing positions with Monsanto Agricultural Company, focusing on both the agricultural and industrial, turf and ornamental markets. Mr. Hartmeier holds a B.S. in Plant Science from the University of California, Davis.

     Kelly L. Smith has served as the Company's Secretary since 1987. Mr. Smith was a director of the Company from 1984 until May 1992. Mr. Smith is Senior Fellow of Bend Research where he has been employed since 1978. Mr. Smith holds an M.S. in Bio-Medical Engineering from Stanford University.


     Dr. Walter C. Babcock has been a director of the Company since it was formed in 1984. Dr. Babcock is President, Chief Executive Officer and Chairman of the Board of Directors of Bend Research, where he has been employed since 1976. Dr. Babcock holds a Ph.D. in Physical Chemistry from the University of Oregon.

     Peter H. Gleason has been a director of the Company since May 1992. Mr. Gleason serves as Managing Director of J.P. Morgan Investment Corporation where he has been employed since 1991. Prior to that, Mr. Gleason served as Vice President of J.P. Morgan & Co. Incorporated. Mr. Gleason is also a member of the Board of Directors of Amerin Corporation. Mr. Gleason holds a B.A. from Harvard University and an M.B.A. from Columbia University.

     Philip E. Barak has been a director of the Company since June 1996. Mr. Barak is a Special Limited Partner of Nazem & Company III, L.P. and Chief Financial Officer of Nazem Inc. Prior to joining Nazem Inc. in 1983, Mr. Barak was the Chief Financial Officer of a privately-held distributor of petrochemicals. Mr. Barak is a C.P.A. and spent five years in public accounting with Arthur Andersen & Co. Mr. Barak holds a B.S. from Rider College.

     The Company's directors are divided into three classes and serve for terms of three years, with one class being elected by the shareholders each year. The terms of the current directors will expire as follows: Mr. Babcock -- 1997; Mr. Barak -- 1998 and Messrs. Oakey and Gleason -- 1999. There is one additional directorship in the class expiring in 1997 which became vacant upon the resignation of Gerard H. Langeler in August 1996. There is one additional directorship in the class expiring in 1998 which became vacant upon the resignation of Richard M. Welch, Sr. in June 1996. The Board of Directors is currently searching for potential candidates to fill these vacant positions and expects to fill these directorships before the Company's 1997 Annual Meeting of Shareholders. The Audit Committee, comprised of Messrs. Barak and Gleason, oversees actions taken by the Company's independent auditors and reviews the Company's system of internal accounting controls. The Compensation Committee, comprised of Messrs. Babcock and Gleason, approves the compensation levels and fringe benefits of the Company's executive officers, including option grants and/or stock sales under the Company's stock option plans. There are no family relationships between any of the directors or executive officers of the Company.

     Article VI of the Company's Restated Articles, which are filed as an exhibit to the Registration Statement of which this Prospectus forms a part, provides that the Company's directors may only be removed for cause, and only by a vote of seventy-five percent (75%) of the votes entitled to be cast at a meeting of shareholders called expressly for that purpose.

     Executive officers of the Company are appointed by the Board of Directors and serve at the discretion of the Board of Directors.

SCIENTIFIC ADVISORY BOARD

     In October 1993, the Company established a Scientific Advisory Board ("SAB") composed of six members with extensive experience in entomology, chemistry, molecular biology and product formulations. The majority of the SAB members have been involved with the Company on an ongoing advisory basis. The SAB meets at least annually with the Company's scientific personnel and management to discuss matters relating to the Company's present and long-term research, product development and business activities. SAB members receive $1,500 per meeting attended and are granted options to purchase 750 shares of Common Stock on an annual basis under one of the Company's stock option plans. None of the members of the SAB is employed by the Company and they may have commitments to, or consulting contracts with, other entities which may limit their availability to the Company. SAB members have no rights to use the Company's proprietary rights in their outside employment, nor are they required to share any confidential outside work product with the Company. The members of the SAB are as follows:

     Dr. Walter C. Babcock is President, Chief Executive Officer and Chairman of the Board of Bend Research and serves on the Board of Directors of Consep. Dr. Babcock received his Ph.D. in Physical Chemistry from the University of Oregon. Dr. Babcock's principal area of expertise includes the research and development of coupled-transport, reverse osmosis and controlled release membranes. Dr. Babcock is a member of the American Chemical Society and the North American Membrane Society.

     Dr. Henry H. Hagedorn is Professor of Entomology and Director of the Center for Insect Science at the University of Arizona. Dr. Hagedorn received a B.S. and M.S. from the University of Wisconsin and a Ph.D. in Insect Physiology from the University of California, Davis. Dr. Hagedorn's principal area of research is endocrinology of insect reproduction with a specific focus on peptide hormones and hormonal control of gene expression.

     Dr. Nanette Newell is Executive Director of the Oregon Biotechnology Association and Foundation and an independent consultant regarding strategic, technical and regulatory issues related to biotechnology. Dr. Newell received a B.S. in Chemistry from Lewis and Clark College, a Ph.D. in Biochemistry from Johns Hopkins School of Medicine and an M.B.A. from the University of North Carolina.

     Dr. Richard E. Rice is Assistant Entomologist at the California Agricultural Experiment Station at Kearney, California and is a Lecturer in Entomology at the University of California, Davis. Dr. Rice received his Ph.D. in Agricultural Entomology and Insect Ecology, with an emphasis on forest insects and semiochemicals, from the University of California, Davis. Dr. Rice's particular areas of research include: IPM and biorational control of insects, mating disruption and insect monitoring using pheromones and insect and mite pests in stonefruits and nuts.

     Dr. Wendell L. Roelofs is Chairman of the Department of Entomology at Cornell University and a member of the National Academy of Sciences. Dr. Roelofs received his Ph.D. in Chemistry from Indiana University and was a postdoctoral fellow at Massachusetts Institute of Technology ("MIT"). Dr. Roelofs conducts research on basic biochemical, physiological and behavioral aspects of the insect pheromone communication system, as well as on methods to manipulate this system for insect control.

     Dr. Anthony J. Sinskey is a Professor of Microbiology, Department of Biology at MIT and Associate Director of MIT's Biotechnology Process Engineering Center. Dr. Sinskey's principal area of research deals with metabolic engineering in microorganisms. Dr. Sinskey's work in establishing recombinant DNA procedures for microorganisms has led to effective strategies to improve industrially important amino acid fermentations.

EXECUTIVE COMPENSATION

     The following table provides certain summary information concerning compensation paid or accrued by the Company to or on behalf of the Company's Chief Executive Officer and each of the other executive officers of the Company (the "Executive Officers") (**) for the fiscal years ended December 31, 1993, 1994 and 1995:

                           SUMMARY COMPENSATION TABLE

                                                                         LONG-TERM
                                                                        COMPENSATION
                                                         ANNUAL         ------------
                                                      COMPENSATION         STOCK
                                                   ------------------     OPTIONS         ALL OTHER
      NAME AND PRINCIPAL POSITION(S)        YEAR    SALARY     BONUS      GRANTED      COMPENSATION(1)
------------------------------------------  ----   --------   -------   ------------   ---------------
Volker G. Oakey...........................  1995   $135,000   $    --      15,000          $    --
President, Chief Executive                  1994    150,000    30,000       5,000            4,988
  Officer and Chairman of                   1993    150,000        --          --            4,228
  the Board of Directors
Howard L. Allred(2).......................  1995     90,000        --      13,333               --
Vice President, Finance and                 1994    100,000    20,000       3,333            3,775
  Chief Financial Officer                   1993    100,000        --          --              750
Janice M. Gillespie(3)....................  1995     81,000        --       6,000               --
Vice President, Technology                  1994     88,466     5,000      30,000            2,804
                                            1993     75,000        --          --            2,207
Kenneth C. "Curt" Rymer(4)................  1995     76,500     5,000      10,333               --
Vice President, Consumer                    1994     81,405    17,000      22,433            2,879
  Products                                  1993         --        --          --               --

---------------

(1) The amounts set forth under All Other Compensation represent matching amounts contributed on behalf of the named executive officers to the Company sponsored 401(k) profit sharing plan covering all of the Company's employees.

(2) Mr. Allred resigned as Vice President, Finance and Chief Financial Officer in May 1996.

(3) Dr. Gillespie resigned as Vice President, Technology in July 1996 due to her limited availability to the Company as a result of undergoing medical treatment. Dr. Gillespie continues to provide consulting services to the Company on a limited basis.

(4) Mr. Rymer first became an executive officer of the Company in May 1994.

 ** Mr. Larry Katz, the Company's Vice President, Finance and Chief Financial
    Officer, joined the Company on June 3, 1996. In June 1996, Mr. Katz was granted options to purchase 30,000 shares of the Company's Common Stock. Mr. Steven R. Hartmeier became the Company's Vice President, Commercial Agriculture Products, on September 6, 1996. Mr. Hartmeier, who was previously employed by the Company, holds options to purchase 13,134 shares of the Company's Common Stock.

STOCK OPTIONS

     The following table sets forth information concerning options granted to the Executive Officers during the year ended December 31, 1995 under the Company's 1993 Stock Incentive Plan:

                                                                                           POTENTIAL
                                                                                           REALIZABLE
                                                                                        VALUE AT ASSUMED
                                                 PERCENT OF                             ANNUAL RATES OF
                                   NUMBER OF       TOTAL                                  STOCK PRICE
                                   SECURITIES     OPTIONS     EXERCISE                  APPRECIATION FOR
                                   UNDERLYING    GRANTED TO     PRICE                   OPTION TERM (1)
                                    OPTIONS      EMPLOYEES       PER      EXPIRATION   ------------------
              NAME                  GRANTED       IN 1995       SHARE        DATE        5%         10%
---------------------------------  ----------    ----------   ---------   ----------   -------    -------
Volker G. Oakey..................    5,000(2)       3.55%      $ 2.625    05/26/2005   $ 8,254    $20,918
                                    10,000(3)       7.10         3.000    06/19/2005    18,867     47,812
Howard L. Allred(4)..............    3,333(2)       2.37         2.625    05/26/2005     5,502     13,944
                                    10,000(3)       7.10         3.000    06/19/2005    18,867     47,812
Janice M. Gillespie(5)...........    3,000(2)       2.13         2.625    05/26/2005     4,953     12,551
                                     3,000(3)       2.13         3.000    06/19/2005     5,660     14,344
Kenneth C. "Curt" Rymer..........    2,833(2)       2.01         2.625    05/26/2005     4,677     11,852
                                     7,500(3)       5.33         3.000    06/19/2005    14,150     35,859

---------------

(1) The amounts shown are hypothetical gains based on the indicated assumed rates of appreciation of the Common Stock compounded annually for a ten-year period. Actual gains, if any, on stock option exercises are dependent on the future performance of the Common Stock and overall stock market conditions. There can be no assurance that the Common Stock will appreciate at any particular rate or at all in future years.

(2) Options became exercisable starting July 31, 1995, with one-sixth of the options becoming exercisable at that time and with an additional one-sixth of the options becoming exercisable on the last day of each calendar month thereafter.

(3) Options became exercisable starting June 19, 1996, with one-fifth of the options becoming exercisable at that time and with an additional one-fifth becoming exercisable on the second, third, fourth and fifth anniversary dates of the option grant, respectively.

(4) Mr. Allred resigned as Vice President, Finance and Chief Financial Officer in May 1996.

(5) Dr. Gillespie resigned as Vice President, Technology in July 1996.

FISCAL YEAR END OPTION VALUES

     The following table sets forth, for each of the Executive Officers, the number and value of unexercised options as of December 31, 1995. None of the named executive officers acquired any shares upon exercise of options during 1995.

                                                      NUMBER OF SECURITIES
                                                     UNDERLYING UNEXERCISED         VALUE OF UNEXERCISED
                                                           OPTIONS AT              IN-THE-MONEY OPTIONS AT
                                                        DECEMBER 31, 1995           DECEMBER 31, 1995(1)
                                                   ---------------------------   ---------------------------
                      NAME                         EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
-------------------------------------------------  -----------   -------------   -----------   -------------
Volker G. Oakey..................................    102,000         18,000       $ 145,125       $ 8,000
Howard L. Allred(2)..............................     34,666         22,000          30,083        12,000
Janice M. Gillespie(3)...........................     22,400         26,600          12,875         2,000
Kenneth C. "Curt" Rymer..........................     23,706         24,460          27,891         1,280

---------------

(1) The value of unexercised in-the-money options is based on the difference between $2.75, which was the closing price of the Common Stock on December 31, 1995, and the applicable exercise price.

(2) Mr. Allred resigned as Vice President, Finance and Chief Financial Officer in May 1996.

(3) Dr. Gillespie resigned as Vice President, Technology in July 1996.

DIRECTOR COMPENSATION

     The members of the Company's Board of Directors are not compensated for their service on the Board, but are reimbursed for out-of-pocket and travel expenses incurred in attending Board meetings. Nonemployee members of the Board of Directors participate in the Company's 1993 Stock Option Plan for Nonemployee

Directors, under which each eligible nonemployee director receives, after each annual meeting of shareholders, an option to purchase 2,000 shares of Common Stock. Options granted to nonemployee directors have an exercise price equal to the fair market value of the Company's Common Stock as of the date of grant and are 100% vested on the date of grant. All of the Company's nonemployee directors are eligible to participate in the Company's 1993 Stock Option Plan for Nonemployee Directors, except Mr. Gleason, who is prohibited by his employer from directly owning any equity interest in the Company. Dr. Babcock is also compensated for his service on the Company's SAB by receiving $1,500 per meeting attended and an option to purchase 750 shares of Common Stock on an annual basis under the Company's 1993 Stock Incentive Plan. See "-- Scientific Advisory Board."

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION IN COMPENSATION DECISIONS

     Mr. Oakey serves as a member of the Compensation Committee of the Board of Directors of Bend Research, and Dr. Babcock, an executive officer of Bend Research, serves as a member of the Compensation Committee of the Board of Directors of the Company. For a description of the transactions and relationships between the Company and Bend Research see "Certain Transactions and Relationships."

                     CERTAIN TRANSACTIONS AND RELATIONSHIPS

RELATIONSHIP WITH BEND RESEARCH


     The Company has entered into an agreement with Bend Research pursuant to which the Company has obtained a license to certain technologies and under which the Company is obligated to (i) pay Bend Research royalties on the sale of certain of the Company's products and (ii) request Bend Research to perform research and development services budgeted at not less than $600,000 a year, at least $400,000 of which must be directed towards development of biorational products. The Company's agreement with Bend Research was amended for 1995 and 1996 to require the Company to request research and development services from Bend Research budgeted at not less than $350,000 and $191,500, respectively, with no specific amount allocated to biorational products. See
"Business -- Research and Development." Payments by the Company to Bend Research for research and development services provided to the Company totaled approximately $354,000, $797,000 and $400,000, respectively, during the years ended December 31, 1995, 1994 and 1993. During 1995, the Company purchased a paid-up license from Bend Research covering certain technologies that eliminates future royalty obligations to Bend Research related to those technologies. As of June 30, 1996, Bend Research held 316,466 shares of the Company's Common Stock. Walter C. Babcock, President, Chief Executive Officer and Chairman of the Board of Directors of Bend Research serves as a member of the Company's Board of Directors and its Scientific Advisory Board. Kelly L. Smith, Senior Fellow of Bend Research, and a former member of the Board of Directors and Secretary of Bend Research, serves as the Company's Secretary. In addition, Volker G. Oakey, President, Chief Executive Officer and Chairman of the Board of Directors of the Company serves as a member of the Board of Directors of Bend Research.


WARRANT TRANSACTIONS WITH PRINCIPAL SHAREHOLDERS

     In December 1993, the Company issued warrants to purchase 50,001 shares of its Common Stock at an exercise price of $6.00 per share. These warrants were issued in conjunction with a $3 million loan commitment provided by certain of the Company's shareholders, including the following holders of more than 5% of the Common Stock: (i) J.P. Morgan Investment Corporation and (ii) Nazem & Company III, L.P. J.P. Morgan Investment Corporation and Nazem & Company III, L.P. were issued commitment-based warrants to purchase up to 23,167 and 7,667 shares, respectively, as a result of their respective loan commitments in the amounts of $1,390,000 and $460,000. The loan commitment expired unused upon the closing of the Company's initial public offering in February 1994. The warrants, all of which are outstanding and none of which have been exercised as of August 31, 1996, expire December 20, 1998.

     The Company believes that all of the transactions set forth above were made on terms no less favorable to the Company than could have been obtained from unaffiliated third parties. All future transactions between the Company and its officers, directors, principal shareholders and affiliates will be approved by a majority of the Board of Directors, including a majority of the independent and disinterested outside directors on the Board of Directors, and will be on terms no less favorable to the Company than could be obtained from unaffiliated third parties.

                       PRINCIPAL AND SELLING SHAREHOLDERS

     The following table sets forth certain information known to the Company with respect to the beneficial ownership of the Company's Common Stock as of August 31, 1996, and as adjusted to reflect the sale of the shares of Common Stock offered hereby, by (i) the Selling Shareholder, (ii) each person known by the Company to own beneficially more than five percent (5%) of the Company's outstanding Common Stock, (iii) each of the Company's directors, (iv) each of the Executive Officers and (v) all of the Company's directors and Executive Officers as a group. Except as otherwise indicated, the Company believes that each of the following shareholders has sole voting and investment power with respect to the shares beneficially owned by such shareholder.

                                                SHARES BENEFICIALLY                  SHARES BENEFICIALLY
                                                       OWNED                                OWNED
                                                BEFORE OFFERING(1)     NUMBER OF      AFTER OFFERING(1)
                                                -------------------   SHARES BEING   -------------------
           NAME OF BENEFICIAL OWNER              NUMBER     PERCENT     OFFERED       NUMBER     PERCENT
----------------------------------------------  ---------   -------   ------------   ---------   -------
Richard M. Welch, Sr. and Maureen M. Welch....    544,437      7.1%      544,437            --        *
  Spring Oak Farm
  6127 Mechanicsville Road
  Mechanicsville, PA 18934
Peter H. Gleason(2)...........................    707,773      9.2            --       707,773      7.7%
J.P. Morgan Investment Corporation(2).........    707,773      9.2            --       707,773      7.7
J.P. Morgan & Co. Incorporated(2).............    707,773      9.2            --       707,773      7.7
  60 Wall Street
  14th Floor
  New York, NY 10260
Nazem & Company III, L.P.(3)..................    692,470      9.0            --       692,470      7.6
  645 Madison Avenue
  12th Floor
  New York, NY 10022
Walter C. Babcock(4)..........................    358,139      4.7            --       358,139      3.9
Volker G. Oakey(5)............................    361,657      4.7            --       361,657      3.9
Philip E. Barak...............................         --        *            --             *        *
Howard L. Allred(6)...........................         --        *            --            --        *
Janice M. Gillespie(7)........................     13,763        *            --        13,763        *
Kenneth C. "Curt" Rymer(8)....................     29,605        *            --        29,605        *
All directors and executive officers as a
  group (7 persons)(9)........................  1,470,937     18.7            --     1,470,937     15.8

---------------

 *  Less than 1%.

(1) Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission, and includes voting and investment power with respect to shares. Shares of Common Stock subject to options or warrants currently exercisable or exercisable within 60 days after August 31, 1996 are deemed outstanding for computing the percentage ownership of the person holding such options or warrants, but are not deemed outstanding for computing the percentage of any other person.

(2) Includes 707,773 shares beneficially owned by J.P. Morgan Investment Corporation, which includes 23,167 shares issuable upon the exercise of immediately exercisable warrants. J.P. Morgan & Co. Incorporated is the parent corporation of J.P. Morgan Investment Corporation and therefore also beneficially owns shares owned by J.P. Morgan Investment Corporation. Mr. Gleason is Managing Director of J.P. Morgan Investment Corporation and may be deemed to share with others the power to vote and dispose of the shares owned by that corporation. Mr. Gleason disclaims beneficial ownership of the shares beneficially owned by J.P. Morgan Investment Corporation.

(3) Includes 7,667 shares issuable upon the exercise of immediately exercisable warrants.

(4) Includes 6,750 shares issuable upon the exercise of immediately exercisable stock options. Also includes 880 shares beneficially owned by Dr. Babcock's wife. Also includes 316,466 shares beneficially owned by Bend Research, Dr. Babcock is President, Chief Executive Officer, a shareholder and a director of Bend Research. Dr. Babcock disclaims beneficial ownership of (i) the 316,466 shares beneficially owned by Bend Research and (ii) the 880 shares beneficially owned by Dr. Babcock's wife.

(5) Includes 112,000 shares issuable upon exercise of stock options that are exercisable within 60 days. Also includes 37,685 shares beneficially owned by Mr. Oakey's wife and children. Mr. Oakey is a director of Bend Research. Mr. Oakey disclaims beneficial ownership of (i) the 316,466 shares beneficially owned by Bend Research and (ii) the 37,685 shares beneficially owned by Mr. Oakey's wife and children.

(6) Mr. Allred resigned as Vice President, Finance and Chief Financial Officer in May 1996.

(7) Dr. Gillespie resigned as Vice President, Technology in July 1996. Includes 13,400 shares issuable upon exercise of stock options that are exercisable within 60 days.

(8) Represents 29,605 shares issuable upon exercise of stock options that are exercisable within 60 days.

(9) Includes 184,922 shares issuable upon exercise of stock options and warrants that are exercisable within 60 days. Also includes shares that Messrs. Gleason, Babcock and Oakey, respectively, may be deemed to beneficially own, but as to which each disclaims beneficial ownership. See notes (2), (4) and
    (5).

                          DESCRIPTION OF CAPITAL STOCK

     The authorized capital stock of the Company consists of 15,000,000 shares of Common Stock, par value $0.01 per share, 657,601 shares of Nonvoting Common Stock, par value $0.01 per share, and 3,000,000 shares of Preferred Stock, par value $0.01 per share. The following summary description of the Company's capital stock does not purport to be complete and is qualified in its entirety by the provisions of the Company's Restated Articles and Restated Bylaws, which have been filed as exhibits to the Registration Statement, of which this Prospectus is a part.

COMMON STOCK

     As of August 31, 1996, 7,662,274 shares of Common Stock were outstanding and held of record by 169 shareholders. After this offering, 9,117,837 shares of Common Stock will be outstanding. Holders of Common Stock are entitled to receive such dividends as may from time to time be declared by the Board of Directors of the Company out of funds legally available therefor. Holders of Common Stock are entitled to one vote per share on all matters on which the holders of Common Stock are entitled to vote and do not have any cumulative voting rights. Holders of Common Stock have no preemptive, redemption or sinking fund rights. Certain holders of Common Stock may at their option convert each share of Common Stock held into one share of Nonvoting Common Stock if any such holder or its affiliate would otherwise directly or indirectly own, control or have power to vote a greater quantity of Common Stock than such holder and its affiliates are permitted to own, control or have the power to vote under any law, regulation, order, rule or other requirement of any governmental authority applicable to such holder and its affiliates. See "Nonvoting Common Stock." In the event of a liquidation, dissolution or winding up of the Company, holders of Common Stock and Nonvoting Common Stock are entitled to share equally and ratably in the assets of the Company, if any, remaining after the payment of all debts and liabilities of the Company and the liquidation preference of any outstanding shares of Preferred Stock. The outstanding shares of Common Stock are, and the shares of Common Stock offered by the Company hereby when issued will be, fully paid and nonassessable. The rights, preferences and privileges of holders of Common Stock are subject to any series of Preferred Stock which the Company may designate and issue in the future as described below.

NONVOTING COMMON STOCK

     As of August 31, 1996, no shares of Nonvoting Common Stock were outstanding. After this offering, no shares of Nonvoting Common Stock will be outstanding. The Nonvoting Common Stock is identical to the Common Stock in all respects except that the holders of Nonvoting Common Stock will have no right to vote, except as provided by law or the Restated Articles. Each holder of record of Nonvoting Common Stock is entitled at its option to convert any or all of such shares into the same number of shares of Common Stock provided that such conversion would not result in such holder or its affiliates directly or indirectly owning, controlling or having the power to vote a greater number of shares of Common Stock than such holder or its affiliates are permitted to own, control or have the power to vote under any law, regulation, rule, order or other requirement of any governmental authority applicable to such holder or its affiliates. The Nonvoting Common Stock is intended to meet the needs of two of the Company's institutional shareholders whose affiliates are subject to limitations under the Bank Holding Company Act of 1956 on their ability to hold more than five percent of the voting stock of the Company. Because shares of Nonvoting Common Stock are issuable only upon conversion of shares of Common Stock, the issuance of shares of Nonvoting Common Stock would not increase the total number of shares of capital stock then outstanding.

PREFERRED STOCK

     The Company is authorized to issue up to 3,000,000 shares of Preferred Stock. The Board of Directors has the authority to issue Preferred Stock in one or more series and to fix the number of shares constituting any such series, the voting powers, designations, preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions thereof, including the dividend rights, dividend rate, terms of redemption, redemption price or prices, conversion and voting rights and liquidation preferences of the shares constituting any series, without any further vote or action by the shareholders of the Company. The issuance of Preferred Stock by the Board of Directors could adversely affect the rights of holders of Common Stock. For example, issuance of Preferred Stock could result in a series of securities outstanding that would have preferences over the Common Stock with respect to dividends and in liquidation and that could (upon conversion or otherwise) enjoy all of the rights appurtenant to the Common Stock.

     The authority possessed by the Board of Directors to issue Preferred Stock could potentially be used to discourage, delay or prevent attempts by others to obtain control of the Company through merger, tender offer, proxy or consent solicitation or otherwise by making such attempts more difficult or costly to achieve. The Board of Directors may issue Preferred Stock without shareholder approval and with voting rights that could adversely affect the voting power of holders of Common Stock. There are no agreements or understandings for the issuance of Preferred Stock, and the Board of Directors has no present intention of issuing any shares of Preferred Stock.

OREGON CONTROL SHARE AND BUSINESS COMBINATION STATUTES; CERTAIN PROVISIONS OF RESTATED ARTICLES

     The Company is subject to the Oregon Control Share Act (Oregon Business Corporation Act ("OBCA") sec.sec. 60.801-60.816) (the "Control Share Act"). The Control Share Act generally provides that a person (the "Acquiring Person") who acquires voting stock of an Oregon corporation in a transaction which results in such Acquiring Person holding more than 20%, 33 1/3% or 50% of the total voting power of such corporation (a "Control Share Acquisition") cannot vote the shares it acquires in the Control Share Acquisition ("control shares") unless voting rights are accorded to such control shares by the holders of a majority of the outstanding voting shares, excluding the control shares held by the Acquiring Person and shares held by the Company's officers and inside directors ("interested shares"), and by the holders of a majority of the outstanding voting shares, including interested shares. The term "Acquiring Person" is broadly defined to include persons acting as a group.

     The Acquiring Person may, but is not required to, submit to the Company an "Acquiring Person Statement" setting forth certain information about the Acquiring Person and its plans for acquiring the Company's stock. The Acquiring Person Statement may also request that the Company call a special meeting of shareholders to determine whether the control shares will be allowed to retain voting rights. If the Acquiring Person does not request a special meeting of shareholders, the issue of voting rights of control shares will be considered at the next annual or special meeting of shareholders that is held more than 60 days after the date of the Control Share Acquisition. If the Acquiring Person's control shares are accorded voting rights and represent a majority or more of all voting power, shareholders who do not vote in favor of the restoration of such voting rights will have the right to receive the appraised "fair value" of their shares, which may not be less than the highest price paid per share by the Acquiring Person for the control shares.

     The Company is also subject to the Oregon Business Combination Act (OBCA sec.sec. 60.825-60.845) (the "Business Combination Act"). The Business Combination Act generally provides that in the event a person or entity acquires 15% or more of the voting stock of an Oregon corporation (an "Interested Shareholder"), the corporation and the Interested Shareholder, or any affiliated entity, may not engage in certain business combination transactions for a period of three years following the date the person became an Interested Shareholder. Business combination transactions for this purpose include (a) a merger or plan of share exchange, (b) any sale, lease, mortgage or other disposition of the assets of the corporation where the assets have an aggregate market value equal to 10% or more of the aggregate market value of the corporation's assets or outstanding capital stock, and (c) certain transactions that result in the issuance of capital stock of the corporation to the Interested Shareholder. These restrictions do not apply if (i) the Interested Shareholder, as a result of the transaction in which such person became an Interested Shareholder, owns at least 85% of the outstanding voting stock of the corporation (disregarding shares owned by directors who are also officers, and certain employee benefit plans), (ii) the Board of Directors approves the share acquisition or business combination before the Interested Shareholder acquires 15% or more of the corporation's voting stock, or (iii) the Board of Directors and the holders of at least two-thirds of the outstanding voting stock of the corporation (disregarding shares owned by the Interested Shareholder) approve the transaction after the Interested Shareholder acquires 15% or more of the corporation's voting stock.

     In addition, the Company's Restated Articles and Restated Bylaws contain provisions which (i) classify the Board of Directors into three classes as nearly equal in number as possible, each of which, after an interim arrangement, will serve for three years with one class being elected each year (the "Classified Board Provisions") and (ii) provide that directors may be removed by shareholders only for cause and only upon the vote of 75% of the votes then entitled to be cast for the election of directors. The Classified Board Provisions and the availability of Preferred Stock for issuance without shareholder approval may have the effect of lengthening the time required for a person to acquire control of the Company through a proxy contest or the election of a majority of the Board of Directors and may deter any potential unfriendly offers or other efforts to obtain control of the Company. This could deprive the Company's shareholders of opportunities to realize a premium for their Common Stock and could make removal of incumbent directors more difficult. At the same time, these provisions may have the effect of inducing any persons seeking control of the Company to negotiate terms acceptable to the Board of Directors. In addition, the provisions of the Restated Articles regarding removal of directors will make the removal of any director more difficult even if such removal is believed by the shareholders to be in their best interests. Since these provisions make the removal of directors more difficult, they increase the likelihood that incumbent directors will retain their positions and, since the Board has the power to retain and discharge management, could perpetuate incumbent management.

REGISTRATION RIGHTS

     Beginning 180 days from the effective date of this offering, the holders of an aggregate of approximately 2,659,395 shares of Common Stock (including shares purchasable upon exercise of outstanding warrants) (the "Registrable Securities") or their transferees are entitled to certain rights with respect to the registration of such shares under the Securities Act. These rights are provided under the terms of an agreement between the Company and the holders of Registrable Securities. Subject to certain limitations in the agreement, the holders of at least 50% of the Registrable Securities may require, on two occasions after 180 days from the effective date of this offering, that the Company use its best efforts to register the Registrable Securities for public resale. In addition, if the Company registers any of its Common Stock, the holders of Registrable Securities are entitled to include their shares in the registration. A holder's right to include shares in an underwritten registration is subject to the right of the underwriters to limit the number of shares included in the offering. The holders of Registrable Securities may also require the Company on no more than two occasions every 12 months to register all or a portion of their Registrable Securities on Form S-3 under the Securities Act. All expenses other than underwriting discounts and commissions incurred in connection with such registrations (other than a second registration on Form S-3 effected in any 12 month period) must be borne by the Company. See "Shares Eligible for Future Sale."

TRANSFER AGENT

     The transfer agent and registrar for the Common Stock is Chase Mellon Shareholder Services, San Francisco, California.

                        SHARES ELIGIBLE FOR FUTURE SALE

     Upon completion of this offering, the Company will have outstanding 9,117,837 shares of Common Stock, assuming no exercise of options or warrants after August 31, 1996. Of these shares, the 2,000,000 shares offered hereby (2,300,000 shares if the Underwriter's over-allotment option is exercised in full) will be freely tradable without restriction or further registration under the Securities Act, unless purchased by "affiliates" of the Company as that term is defined in Rule 144 under the Securities Act ("Rule 144") described below. Approximately 2,236,234 shares of the remaining 7,117,837 shares of Common Stock outstanding upon completion of this offering are either (i) "restricted securities" as that term is defined in Rule 144, or (ii) held by "affiliates" within the meaning of Rule 144. Of these, approximately 2,064,563 shares may be sold subject to the volume and manner of sales restrictions of Rule 144 and the remaining 171,671 shares may not be sold pursuant to Rule 144 prior to the expiration of two years from the dates of their original issuances.

     In general, under Rule 144 as currently in effect, a person (or persons whose shares are aggregated) who has beneficially owned shares for at least two years (including the holding period of any prior owner except an affiliate from whom such shares were purchased) is entitled to sell in "broker's transactions" or to market makers, within any three-month period, a number of shares that does not exceed the greater of (i) one percent of the number of shares of Common Stock then outstanding (approximately 91,178 shares immediately after this offering) or (ii) generally, the average weekly trading volume in the Common Stock during the four calendar weeks preceding the required filing of Form 144 with respect to such sale. Sales under Rule 144 are generally subject to the availability of current public information about the Company. Under Rule 144(k), a person who is not deemed to have been an affiliate of the Company at any time during the 90 days preceding a sale, and who has beneficially owned the shares proposed to be sold for at least three years (including the holding period of any prior owner other than an affiliate from whom such shares were purchased), is entitled to sell such shares without having to comply with the manner of sale, public information, volume limitation or notice provisions of Rule 144. Under Rule 701, persons who purchase shares upon exercise of options granted prior to February 8, 1994, are entitled to sell such shares in reliance on Rule 144, without having to comply with the holding period requirements of Rule 144 and, in the case of non-affiliates, without having to comply with the public information, volume limitation or notice provisions of Rule 144.

     Pursuant to Lock-Up Agreements, the Company, certain shareholders and holders of outstanding options and warrants, including all of the Company officers and directors, owning upon completion of this offering, in the aggregate, 2,156,489 shares of Common Stock and holding vested options and warrants for, in the aggregate, approximately an additional 179,189 shares of Common Stock, have agreed not to, directly or indirectly, offer, sell, offer to sell, contract to sell, grant any option to purchase or otherwise sell or dispose (or announce any offer, sale, offer of sale, contract of sale, grant of any option to purchase or other sale or disposition) of any shares of Common Stock (including "restricted securities") or any securities convertible into or exercisable or exchangeable therefor, for a period of 90 days after the date of this Prospectus without the prior written consent of Value Investing Partners, Inc., on behalf of the Underwriters.

     The Company has filed five Registration Statements on Form S-8 covering an aggregate of approximately 620,000 shares of Common Stock (including 111,003 shares subject to outstanding vested stock options as of August 31, 1996) that have been reserved for issuance under its stock option and stock purchase plans, thus permitting the resale of such shares in the public market without restriction under the Securities Act. In addition, 280,800 additional shares of Common Stock subject to outstanding warrants and vested stock options as of August 31, 1996 could also be sold, subject in some cases to compliance with the volume limitations of Rule 144 described above.

     Beginning 180 days from the effective date of this offering, the holders of an aggregate of approximately 2,659,395 shares of Common Stock (including shares purchasable upon exercise of outstanding warrants) or their transferees are entitled to certain rights with respect to the registration of such shares under the Securities Act. See "Description of Capital Stock -- Registration Rights."

     Future sales of substantial amounts of Common Stock in the public market could adversely affect the prevailing market prices and impair the Company's ability to raise capital through the sale of equity securities.

                                  UNDERWRITING

     The Underwriters named below (the "Underwriters"), for whom Value Investing Partners, Inc. is acting as the Representative, have severally agreed, subject to the terms and conditions contained in the Underwriting Agreement, to purchase from the Company and the Selling Shareholder the respective number of shares of Common Stock set forth opposite their names:

                                                                                 NUMBER
                                   UNDERWRITERS                                 OF SHARES
    --------------------------------------------------------------------------  ---------
    Value Investing Partners, Inc. ...........................................
                                                                                ---------
    Total.....................................................................  2,000,000
                                                                                =========

     The Company and the Selling Shareholder are obligated to sell, and the Underwriters are obligated to purchase, all of the shares of Common Stock offered hereby if any are purchased.

     The Company and the Selling Shareholder have been advised by the Representative that the Underwriters propose to offer the Common Stock initially at the public offering price set forth on the cover page of this Prospectus; that the Underwriters may allow to selected dealers a concession of $
per share; and that such dealers may reallow a concession of $          per
share to certain other dealers. After the initial public offering of the shares of Common Stock offered hereby, the offering price and the concessions may be changed by the Representative.

     The Company has granted the Underwriters an option, exercisable for 45 days from the date of this Prospectus, to purchase, in the aggregate, up to 300,000 additional shares of Common Stock at the public offering price, less the underwriting discount, as set forth on the cover page of this Prospectus. The Underwriters may exercise such option solely for the purpose of covering over-allotments incurred in the sale of the shares of Common Stock offered hereby. To the extent that the Underwriters exercise such option, each Underwriter will become obligated, subject to certain conditions, to purchase approximately the same percentage of such additional shares as the number set forth next to such Underwriter's name in the preceding table bears to 2,000,000.

     The Company and the Selling Shareholder have agreed to indemnify the Underwriters or contribute to losses arising out of certain liabilities, including liabilities under the Securities Act.

     The Company and the Selling Shareholder have agreed to pay to the Representative a non-accountable expense allowance equal to 1% of the gross proceeds of the offering, $25,000 of which has already been paid to cover some of the underwriting costs and due diligence expenses relating to the offering.

     At the request of the Company, the Representative has reserved during the period of the offering up to 100,000 shares of the Common Stock offered hereby for sale at the public offering price to certain officers and other employees of the Company and to certain other persons designated by the Company who are directly related to the conduct of the Company's business. All persons who purchase any of the reserved shares upon the offering must represent that their purchases are for investment purposes only, and with no present intention to resell the Shares. The number of Shares available for sale to the general public will be reduced to the extent these persons purchase reserved Shares. Any reserved Shares not so purchased will be offered by the Underwriters to the general public on the same terms as the other Shares offered by this Prospectus.


     The Company, its officers and directors, and certain other beneficial owners of the Company's Common Stock and certain holders of warrants or options to purchase Common Stock have agreed not to, directly or indirectly, offer, sell, offer to sell, contract to sell, grant any option to purchase or otherwise sell or dispose (or announce any offer, sale, offer of sale, contract of sale, grant of any option to purchase or other sale or disposition) of any shares of Common Stock or any securities convertible into or exercisable or exchangeable therefor (other than, with respect to the Company, shares of Common Stock to be issued upon exercise of currently outstanding options and warrants, grants of options under the Company's 1993 Stock Incentive Plan and rights granted under the Company's 1995 Employee Stock Purchase Plan), for a period of 90 days after the date of this Prospectus without the prior written consent of Value Investing Partners, Inc., on behalf of the

Underwriters. Any sales by a holder subject to the foregoing restriction during such 90 day period must be effected through Value Investing Partners, Inc. and be subject to its customary brokerage commissions.

     The Company has granted the Representative a right of first refusal for a period of 12 months from the date of this Prospectus with respect to acting as a broker, dealer or underwriter of any sale of securities for cash to be made by the Company or any of its present or future subsidiaries.

     In connection with this offering, the Company has agreed to sell to the Representative, for nominal consideration, a warrant to purchase from the Company 175,556 shares of Common Stock (the "Representative Warrant"). The
Representative Warrant is initially exercisable at a price of $          per
share of Common Stock [120% of the public offering price] for a period of four years commencing one year from the effective date of this Prospectus and are restricted from sale, transfer, assignment or hypothecation for a period of twelve months from the date hereof, except to officers and/or employees of the Representative. The Representative Warrant also provides for adjustment in the number of shares of Common Stock issuable upon the exercise thereof as a result of certain subdivisions and combinations of the Common Stock. The Representative Warrant grants to the holders thereof certain rights of registration for the securities issuable upon exercise thereof.

                                 LEGAL MATTERS

     The validity of the Common Stock being offered hereby will be passed upon for the Company by Ater Wynne Hewitt Dodson & Skerritt, LLP, Portland, Oregon. Certain legal matters will be passed upon for the Underwriters by Reid & Priest LLP, New York, New York.

                                    EXPERTS

     The consolidated financial statements and schedule as of December 31, 1995 and 1994, and for each of the years in the three-year period ended December 31, 1995 appearing herein and elsewhere in the Registration Statement have been included herein in reliance upon the reports of KPMG Peat Marwick LLP, independent certified public accountants, appearing herein and elsewhere, and upon the authority of said firm as experts in accounting and auditing.

                                  CONSEP, INC.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                                        PAGE
                                                                                        ----
Independent Auditors' Report..........................................................  F-2
Consolidated Balance Sheets...........................................................  F-3
Consolidated Statements of Operations.................................................  F-4
Consolidated Statements of Shareholders' Equity.......................................  F-5
Consolidated Statements of Cash Flows.................................................  F-6
Notes to Consolidated Financial Statements............................................  F-7

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors and Shareholders
Consep, Inc. and Subsidiaries:

     We have audited the accompanying consolidated balance sheets of Consep, Inc. and subsidiaries as of December 31, 1995 and 1994, and the related consolidated statements of operations, shareholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1995. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Consep, Inc. and subsidiaries as of December 31, 1995 and 1994, and the results of their operations, and their cash flows for each of the years in the three-year period ended December 31, 1995 in conformity with generally accepted accounting principles.

                                          KPMG PEAT MARWICK LLP

Portland, Oregon
February 2, 1996

                                  CONSEP, INC.
                                AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                                                                            DECEMBER 31,
                                                                    -----------------------------
                                                                        1995             1994
                                                     JUNE 30,       ------------     ------------
                                                       1996
                                                   ------------
                                                   (UNAUDITED)
                                     ASSETS (NOTES 7 AND 8)
Current assets:
  Cash and cash equivalents......................  $    574,506     $  2,069,595     $  1,753,785
  Short-term investments.........................       103,317          136,501        1,651,364
  Accounts receivable, net.......................     8,295,905        3,797,425        3,473,763
  Inventories, net (note 4)......................     8,397,312        8,012,430        5,697,053
  Prepaid expenses and other.....................       640,502          416,717          491,887
                                                   ------------     ------------     ------------
          Total current assets...................    18,011,542       14,432,668       13,067,852
Property, plant and equipment, net (note 5)......     3,810,920        3,215,841        3,066,635
Notes receivable and other assets................       241,483           71,790           91,827
Intangible assets, net (note 6)..................     1,624,547        1,526,602        1,129,683
Goodwill, net (note 2)...........................     2,249,219        2,311,673        2,296,634
                                                   ------------     ------------     ------------
          Total assets...........................  $ 25,937,711     $ 21,558,574     $ 19,652,631
                                                   ============     ============     ============
                              LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Bank lines (note 7)............................  $  2,718,706     $  1,710,997     $  1,376,807
  Accounts payable...............................     4,903,346        2,458,120        2,700,529
  Current portion of notes payable (note 8)......       385,218          401,005          618,032
  Current portion of obligations under capital
     lease (note 12).............................        36,658           43,420           61,185
  Accrued liabilities............................     1,023,063          584,179          887,365
  Customer deposits..............................        48,241          451,226          562,092
                                                   ------------     ------------     ------------
          Total current liabilities..............     9,115,232        5,648,947        6,206,010
Notes payable, excluding current portion (note
  8).............................................     1,200,419          879,120          574,787
Obligations under capital lease, excluding
  current portion (note 12)......................        34,180           51,885           95,179
Deferred gain on sale of property (note 12)......       257,859          277,642          317,209
Mandatory stock warrant obligation (note 9)......        19,500           19,500           19,500
                                                   ------------     ------------     ------------
          Total liabilities......................    10,627,190        6,877,094        7,212,685
                                                   ------------     ------------     ------------
Commitments and contingencies (notes 12, 13 and
  14)
Shareholders' equity (note 9):
  Preferred stock, $.01 par value. Authorized
     3,000,000 shares at 1996, 1995 and 1994; no
     shares issued or outstanding................            --               --               --
  Common stock, non-voting, $.01 par value.
     Authorized 657,601 shares at 1996, 1995 and
     1994; no shares issued or outstanding.......            --               --               --
  Common stock, $.01 par value. Authorized
     15,000,000 shares; issued and outstanding
     7,652,032, 7,569,537 and 6,263,653 shares at
     1996, 1995 and 1994, respectively...........        76,520           75,695           62,636
  Additional paid-in capital.....................    39,634,604       39,467,701       35,978,675
  Accumulated deficit............................   (24,412,224)     (24,872,713)     (23,586,234)
  Foreign currency translation adjustment........        11,621           10,797          (15,131)
                                                   ------------     ------------     ------------
          Total shareholders' equity.............    15,310,521       14,681,480       12,439,946
                                                   ------------     ------------     ------------
          Total liabilities and shareholders'
            equity...............................  $ 25,937,711     $ 21,558,574     $ 19,652,631
                                                   ============     ============     ============

          See accompanying notes to consolidated financial statements.

                                  CONSEP, INC.
                                AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                      SIX MONTHS ENDED
                                          JUNE 30,                    YEAR ENDED DECEMBER 31,
                                  -------------------------   ---------------------------------------
                                     1996          1995          1995          1994          1993
                                  -----------   -----------   -----------   -----------   -----------
                                         (UNAUDITED)
Revenues (note 16)..............  $20,893,310   $19,083,864   $30,843,734   $25,119,627   $21,274,000
Cost of revenues (note 16)......   15,195,887    14,003,446    23,094,064    19,815,988    17,527,821
                                  -----------   -----------   -----------   -----------   -----------
          Gross margin..........    5,697,423     5,080,418     7,749,670     5,303,639     3,746,179
                                  -----------   -----------   -----------   -----------   -----------
Operating expenses:
  Research and development (note
     13)........................      638,383       503,719     1,059,048     1,725,635     1,085,434
  Selling, general and
     administrative.............    4,501,922     4,097,294     7,996,758     8,543,836     6,766,145
  Restructure costs (note 2)....           --            --            --       865,987            --
                                  -----------   -----------   -----------   -----------   -----------
                                    5,140,305     4,601,013     9,055,806    11,135,458     7,851,579
                                  -----------   -----------   -----------   -----------   -----------
          Operating income
            (loss)..............      557,118       479,405    (1,306,136)   (5,831,819)   (4,105,400)
                                  -----------   -----------   -----------   -----------   -----------
Other income (expense):
  Interest expense..............     (154,869)     (166,617)     (284,283)     (269,428)     (292,561)
  Interest income...............       75,890       110,021       245,403       336,027       278,909
  Other, net....................      (17,650)       12,564        58,537       (84,615)       (7,425)
                                  -----------   -----------   -----------   -----------   -----------
          Other income
            (expense), net......      (96,629)      (44,032)       19,657       (18,016)      (21,077)
                                  -----------   -----------   -----------   -----------   -----------
          Net income (loss).....  $   460,489   $   435,373   $(1,286,479)  $(5,849,835)  $(4,126,477)
                                  ===========   ===========   ===========   ===========   ===========
Pro forma net loss per common
  and common equivalent share
  (note 1)......................                                            $     (0.97)  $     (1.01)
                                                                            ===========   ===========
Pro forma weighted average of
  common and common equivalent
  shares outstanding (note 1)...                                              6,001,863     4,096,186
                                                                            ===========   ===========
Net income (loss) per common and
  common equivalent share (note
  1)............................  $      0.06   $      0.07   $     (0.19)
                                  ===========   ===========   ===========
Weighted average number of
  common common equivalent
  shares outstanding (note 1)...    7,824,322     6,626,994     6,761,623
                                  ===========   ===========   ===========

          See accompanying notes to consolidated financial statements.

                                  CONSEP, INC.
                                AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

                  YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993
                       AND SIX MONTHS ENDED JUNE 30, 1996

                                                                                                      FOREIGN
                       PREFERRED STOCK            COMMON STOCK        ADDITIONAL                      CURRENCY         TOTAL
                    ----------------------    --------------------      PAID-IN      ACCUMULATED     TRANSLATION   SHAREHOLDERS'
                      SHARES       AMOUNT      SHARES      AMOUNT       CAPITAL        DEFICIT       ADJUSTMENT        EQUITY
                    ----------    --------    ---------    -------    -----------    ------------    ----------    --------------
Balance at
  December 31,
  1992............   3,606,700    $ 36,067      382,806    $3,828     $24,206,516    $(13,609,922)    $     --      $ 10,636,489
  Exercise of
    stock
    options.......          --          --        4,335        43           7,540             --            --             7,583
Stock warrant
  accretion.......          --          --           --        --         (28,103)            --            --           (28,103)
  Net loss........          --          --           --        --              --     (4,126,477 )          --        (4,126,477)
                    ----------    --------    ---------    -------    -----------    ------------     --------       -----------
Balance at
  December 31,
  1993............   3,606,700      36,067      387,141     3,871      24,185,953    (17,736,399 )          --         6,489,492
  Common stock
    issued in
    initial public
    offering......          --          --    2,150,000    21,500      11,179,750             --            --        11,201,250
  Conversion of
    preferred
    stock upon
    initial public
    offering......  (3,606,700)    (36,067)   3,636,485    36,365            (298)            --            --                --
Exercise of stock
  options.........          --          --        4,200        42           2,808             --            --             2,850
  Business
    acquisitions
    (note 3)......          --          --       85,827       858         610,462             --            --           611,320
  Foreign currency
    translation
    adjustment....          --          --           --        --              --             --       (15,131)          (15,131)
  Net loss........          --          --           --        --              --     (5,849,835 )          --        (5,849,835)
                    ----------    --------    ---------    -------    -----------    ------------     --------       -----------
Balance at
  December 31,
  1994............          --          --    6,263,653    62,636      35,978,675    (23,586,234 )     (15,131)       12,439,946
  Common stock
    issued in
    secondary
    public
    offering......          --          --    1,100,000    11,000       3,078,375             --            --         3,089,375
  Exercise of
    stock
    options.......          --          --       34,213       342          58,297             --            --            58,639
  Business
    acquisition
    (note 3)......          --          --      171,671     1,717         352,354             --            --           354,071
  Foreign currency
    translation
    adjustment....          --          --           --        --              --             --        25,928            25,928
  Net loss........          --          --           --        --              --     (1,286,479 )          --        (1,286,479)
                    ----------    --------    ---------    -------    -----------    ------------     --------       -----------
Balance at
  December 31,
  1995............          --          --    7,569,537    75,695      39,467,701    (24,872,713 )      10,797        14,681,480
  Exercise of
    stock
    options.......          --          --       72,332       723         143,249             --            --           143,972
  Common Stock
    issued under
    Employee Stock
    Purchase
    Plan..........          --          --       10,163       102          23,654             --            --            23,756
  Foreign currency
    translation
    adjustment....          --          --           --        --              --             --           824               824
  Net income......          --          --           --        --              --        460,489            --           460,489
                    ----------    --------    ---------    -------    -----------    ------------     --------       -----------
Balance at June
  30, 1996
  (unaudited).....          --    $     --    7,652,032    $76,520    $39,634,604    $(24,412,224)    $ 11,621      $ 15,310,521
                    ==========    ========    =========    =======    ===========    ============     ========       ===========

          See accompanying notes to consolidated financial statements.

                                  CONSEP, INC.
                                AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                SIX MONTHS ENDED
                                                    JUNE 30,                    YEAR ENDED DECEMBER 31,
                                            -------------------------   ---------------------------------------
                                               1996          1995          1995          1994          1993
                                            -----------   -----------   -----------   -----------   -----------
                                                   (UNAUDITED)
Operating activities:
  Net income (loss).......................  $   460,489   $   435,373   $(1,286,479)  $(5,849,835)  $(4,126,477)
  Adjustments to reconcile net income
    (loss) to net cash used in operating
    activities:
    Depreciation and amortization.........      512,971       423,854       881,784       815,820       666,815
    Provision for bad debts...............      (41,039)       48,949       164,544       142,791       292,618
    Inventory reserve.....................       44,115        40,470       148,042       156,500       138,833
    (Gain) loss on disposal of
      equipment...........................        8,667          (238)      (50,467)       20,353        10,503
    Other non-cash items..................       (5,098)      (17,790)      (31,507)      630,154            --
    Changes in assets and liabilities, net
      of amounts acquired:
      Short-term investments..............       33,183     1,514,935     1,514,864    (1,518,032)    1,039,851
      Accounts receivable.................   (4,819,569)   (3,884,065)     (244,658)      (64,642)     (854,260)
      Inventories.........................     (428,765)     (523,295)   (2,097,823)   (1,449,137)      (11,730)
      Prepaid expenses and other..........     (223,778)      (17,228)      104,301        20,158      (246,384)
      Accounts payable....................    2,444,478     1,870,271      (460,477)   (1,366,780)    1,206,368
      Accrued liabilities.................      439,947        22,181      (324,627)      264,181       151,613
      Other assets........................       (5,000)           --        66,667       586,499      (642,835)
      Customer deposits...................     (402,985)     (493,427)     (110,866)       16,323       148,259
                                            -----------   -----------   -----------   -----------   -----------
         Net cash used in operating
           activities.....................   (1,982,384)     (580,010)   (1,726,702)   (7,595,647)   (2,226,826)
                                            -----------   -----------   -----------   -----------   -----------
Investing activities:
  Acquisition of intangible assets........     (226,200)     (137,377)     (396,915)     (335,068)     (223,349)
  Acquisition of property, plant and
    equipment.............................     (468,560)     (210,848)     (477,404)     (719,502)     (515,890)
  Acquisition of subsidiary companies, net
    of cash acquired......................           --       (74,136)      (74,136)     (982,477)      (73,184)
  Net proceeds from sale of property,
    plant and equipment...................        1,000        11,667        88,050     1,150,755         6,605
  Increase in notes receivable, net of
    payments received.....................      198,414       (34,051)      (34,900)     (133,861)      (81,436)
                                            -----------   -----------   -----------   -----------   -----------
         Net cash used in investing
           activities.....................     (495,346)     (444,745)     (895,305)   (1,020,153)     (887,254)
                                            -----------   -----------   -----------   -----------   -----------
Financing activities:
  Increase (decrease) in bank lines.......    1,007,589       953,538       233,897      (271,203)      748,000
  Increase in notes payable...............           --       141,516       141,516        67,596       231,890
  Principal payments on notes payable and
    capital lease obligations.............     (192,887)     (269,837)     (584,997)   (1,262,098)     (977,013)
  Payment on stock warrant obligation.....           --            --            --            --       (41,370)
  Proceeds from sale of preferred stock,
    net...................................           --            --            --            --            --
  Proceeds from sale of common stock,
    net...................................      167,728        53,390     3,148,014    11,204,100         7,583
                                            -----------   -----------   -----------   -----------   -----------
         Net cash provided (used) by
           financing activities...........      982,430       878,607     2,938,430     9,738,395       (30,910)
                                            -----------   -----------   -----------   -----------   -----------
  Effect of exchange rate changes on cash
    and cash equivalents..................          211        (1,231)         (613)        2,379            --
                                            -----------   -----------   -----------   -----------   -----------
         Net increase (decrease) in cash
           and cash equivalents...........   (1,495,089)     (147,379)      315,810     1,124,974    (3,144,990)
Cash and cash equivalents at beginning of
  period..................................    2,069,595     1,753,785     1,753,785       628,811     3,773,801
                                            -----------   -----------   -----------   -----------   -----------
Cash and cash equivalents at end of
  period..................................  $   574,506   $ 1,606,406   $ 2,069,595   $ 1,753,785   $   628,811
                                            ===========   ===========   ===========   ===========   ===========
Supplemental disclosures of cash flow
  information:
  Cash paid during the period for
    interest..............................  $   139,359   $   170,488   $   295,915   $   290,807   $   277,729
                                            ===========   ===========   ===========   ===========   ===========
  Cash paid during the period for taxes...  $     5,399   $    17,279   $    12,403   $     7,542   $     7,504
                                            ===========   ===========   ===========   ===========   ===========

          See accompanying notes to consolidated financial statements.

                                  CONSEP, INC.
                                AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 1995 AND 1994

 (INFORMATION AS OF JUNE 30, 1996 AND 1995 AND FOR THE SIX MONTH PERIODS ENDED
                      JUNE 30, 1996 AND 1995 IS UNAUDITED)

(1)  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  (a) Cash Equivalents and Short-term Investments

     For purposes of the statements of cash flows, the Company considers all highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents. Similar investments with original maturities beyond three months are considered short-term investments and are carried at cost, which approximates market value. In May 1993, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 115 (SFAS No. 115), "Accounting for Certain Investments in Debt and Equity Securities." Effective January 1, 1994, the Company adopted SFAS No. 115. The adoption of SFAS No. 115 did not materially impact the Company due to fair values of investments held by the Company being substantially consistent with the underlying costs and carrying values of such investments.

  (b) Principles of Consolidation

     The consolidated financial statements include the accounts of Consep, Inc. and its wholly-owned subsidiaries, Pacoast, Inc. (Pacoast), Valley Green Center, Inc., Consep de Mexico, S.A. de C.V. (CdM), Chemfree Environment Inc. (Chemfree), Richard Hunt, Inc., d.b.a. Sierra Ag Chemical (Sierra Ag), Consep GmbH, and Farchan Laboratories, Inc. (Farchan). All significant intercompany transactions and balances have been eliminated in consolidation.

  (c) Interim Financial Statements (unaudited)

     The consolidated financial statements at June 30, 1996 and for the six months ended June 30, 1996 and 1995 are unaudited. In the opinion of the Company's management, such unaudited financial statements include all adjustments (consisting only of normal and recurring adjustments) necessary to present fairly the information set forth therein.

     Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted. Results for the interim periods are not necessarily indicative of the results for the entire year.

  (d) Accounts Receivable

     Accounts receivable are shown net of allowance for doubtful accounts of $781,641, $834,128 and $681,198 at June 30, 1996, December 31, 1995 and December
31, 1994, respectively. The Company sells its products through agribusiness distributors, consumer products distributors and retailers and to agricultural growers, primarily in the Central Valley of California. The Company performs continuing credit evaluations of its customers and generally does not require collateral.

  (e) Inventories

     Inventories are stated at the lower of cost or market. Cost is determined using the first-in, first-out (FIFO) method.

                                  CONSEP, INC.
                                AND SUBSIDIARIES

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                           DECEMBER 31, 1995 AND 1994

 (INFORMATION AS OF JUNE 30, 1996 AND 1995 AND FOR THE SIX MONTH PERIODS ENDED
                      JUNE 30, 1996 AND 1995 IS UNAUDITED)

  (f) Property, Plant and Equipment

     Property, plant and equipment are recorded at cost and depreciated using the straight-line method over the estimated useful lives of the assets ranging from five to twenty years. Leasehold improvements are amortized over the shorter of the estimated life of the asset or the term of the related lease.

  (g) Patents, Trademarks, Technology and Registrations

     Patents are amortized over seventeen years, technology over ten years, catalog rights over five years, and trademarks and product registrations over their useful lives, all using the straight-line method.

  (h) Goodwill

     Goodwill, which represents the excess of the purchase price over the fair value of net assets acquired, is amortized over periods ranging from ten to twenty-five years using the straight-line method. The Company assesses the recoverability of this intangible asset by determining whether the amortization of the goodwill balance over its remaining life can be recovered through discounted projected future cash flows of the operations or assets from which the goodwill arose. Amortization charged to operations was $125,571, $129,740 and $74,191 for the years ended December 31, 1995, 1994 and 1993, respectively.

  (i) Income Taxes

     Effective January 1, 1993, the Company adopted SFAS No. 109, "Accounting for Income Taxes." Under the asset and liability method of SFAS No. 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under SFAS No. 109, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

  (j) Net Income and Pro Forma Net Loss Per Common and Common Equivalent Share

     Pro forma net loss per common and common equivalent share for the years ended December 31, 1994 and 1993 is presented reflecting the Company's capital structure as if all outstanding preferred stock had been converted into common stock as of the beginning of each such period. As a result of the Company's initial public stock offering which occurred in February 1994, such preferred stock was converted into common stock.

     Net income and pro forma net loss per common and common equivalent share for all periods presented is computed using the weighted average number of common and dilutive common equivalent shares assumed to be outstanding for each such period. Common equivalent shares consist of options and warrants to purchase shares of the Company's common stock.

     Pursuant to the Securities and Exchange Commission Staff Accounting Bulletin No. 83, common and common equivalent shares which were issued or became issuable during the twelve months immediately preceding the initial public offering have been included in the calculation as if they were outstanding for all periods presented prior to the closing of the initial public offering, using the treasury stock method and the initial public offering price. Subsequent to the closing of the initial public offering, the weighted average

                                  CONSEP, INC.
                                AND SUBSIDIARIES

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                           DECEMBER 31, 1995 AND 1994

 (INFORMATION AS OF JUNE 30, 1996 AND 1995 AND FOR THE SIX MONTH PERIODS ENDED
                      JUNE 30, 1996 AND 1995 IS UNAUDITED)

number of common and common equivalent shares includes only common and dilutive common equivalent shares outstanding. For the loss periods presented in the accompanying statements of operations, common equivalent shares outstanding subsequent to the initial public offering are excluded from the calculation due to the anti-dilutive effects given the net losses incurred by the Company for such periods.

  (k) Foreign Currency Translation

     The Canadian dollar is the functional currency of Chemfree, the Company's Canadian subsidiary. Assets and liabilities of Chemfree are translated to U.S. dollars at current exchange rates, and revenues and expenses are translated using weighted average rates of exchange. Adjustments arising from foreign currency translation are included as a separate component of shareholders' equity. Foreign currency transaction gains and losses are included as a component of other income and expense and arise primarily from U.S.-dollar-based amounts held by Chemfree and Mexican-peso-based amounts held by CdM, the Company's Mexican subsidiary. There are no foreign currency translation effects arising from CdM as the U.S. dollar is the functional currency of this subsidiary.

  (l) Use of Estimates

     Management of the Company has made a number of estimates and assumptions relating to the reporting of assets and liabilities and the disclosure of contingent assets and liabilities to prepare these financial statements in conformity with generally accepted accounting principles. Actual results could differ from those estimates.

  (m) Reclassifications

     Certain reclassifications have been made in the accompanying consolidated financial statements for 1993 and 1994 to conform with the 1995 presentation.

(2)  RESTRUCTURING

     In November 1994, the Company recorded a charge of approximately $866,000 associated with a restructuring plan aimed at reducing operating expenses by refocusing Company resources. This charge consists of approximately $203,000 in severance costs related to ten employees who held positions which were eliminated as a result of the restructuring. In addition, approximately $523,000 of the restructuring charge relates to the write-off of catalog rights, certain goodwill and purchased technology. This write-off was a result of the Company's decision to focus the marketing efforts for its consumer products more directly towards its existing SureFire and Insectigone labels. The catalog rights, goodwill and purchased technology which were impaired due to the restructuring were related to product lines which will not be actively marketed given the Company's more direct focus on existing brand names. Additionally, approximately $140,000 in inventory related to the brand names associated with the impaired goodwill and purchased technology was written off pursuant to the Company's restructuring plan. At December 31, 1994, accrued liabilities included $180,000 of accrued restructure costs, all related to severance charges. These severance liabilities were paid in 1995.

(3)  ACQUISITIONS

     Effective February 1, 1993, the Company acquired all of the outstanding shares of Envirosafe Solutions Corporation (Envirosafe) for $75,000 cash. As part of this transaction, the Company loaned Envirosafe

                                  CONSEP, INC.
                                AND SUBSIDIARIES

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                           DECEMBER 31, 1995 AND 1994

 (INFORMATION AS OF JUNE 30, 1996 AND 1995 AND FOR THE SIX MONTH PERIODS ENDED
                      JUNE 30, 1996 AND 1995 IS UNAUDITED)

$360,000 to allow the repayment of an equal amount of debt owed to the previous shareholders. The purchase price exceeded the fair value of tangible net assets by $268,000 which the Company has ascribed to the value of technology and patent applications acquired in the transaction. In conjunction with the November 1994 restructuring more fully described in Note 2 above, approximately $118,000 of purchased technology related to the Envirosafe acquisition was written off.

     Effective April 1, 1994, the Company acquired all of the outstanding capital stock of Chemfree for approximately $996,000, including approximately $535,000 in cash and 85,827 shares of the Company's common stock, valued at approximately $461,000. Chemfree is a manufacturer and distributor of non-toxic insect control products which are marketed through major retail and commercial outlets throughout North America. The aggregate purchase price, plus the fair market value of net liabilities assumed over assets acquired of approximately $245,000, was recognized as goodwill and is being amortized over 20 years on a straight-line basis. The operating results of Chemfree are included in the Company's consolidated results from April 1, 1994.

     Effective May 1, 1994, the Company acquired all of the outstanding capital stock of Sierra Ag, a California-based distributor of agricultural products, for approximately $908,000, including approximately $558,000 in cash, promissory notes of $200,000, and $150,000 in guaranteed stock options. The guaranteed stock options represent options to purchase 12,000 shares of the Company's common stock at an exercise price of $3.75 per share with a guaranteed per share value of $16.25. If the fair value of the Company's common stock does not reach $16.25 prior to May 15, 1998, the Company is obligated to pay the option holder the difference between the guaranteed price and the fair value of the Company's common stock at that date. The $150,000 difference between the exercise price and the guaranteed price of these options has been included in the purchase price of Sierra Ag as described above. The aggregate purchase price, less the fair market value of net assets acquired of approximately $396,000, has been recognized as goodwill and is being amortized over 20 years on a straight-line basis. The operating results of Sierra Ag are included in the Company's consolidated results from May 1, 1994.

     The pro forma results listed below reflect purchase accounting adjustments assuming the acquisitions of Chemfree and Sierra Ag occurred as of the beginning of each of the periods presented.

                                                              YEAR ENDED DECEMBER 31,
                                                            ---------------------------
                                                               1994            1993
                                                            -----------     -----------
                                                                    (UNAUDITED)
        Revenues..........................................  $26,639,000     $25,397,000
        Net loss..........................................   (5,841,000)     (4,366,000)
        Net loss per share................................        (0.97)          (1.04)

     The pro forma results above are not necessarily indicative of what actually would have occurred had the acquisitions been in effect for the entire periods presented. In addition, they are not intended to be a projection of future results that may be achieved from combined operations.

     In February 1995, the Company acquired all of the outstanding capital stock of Farchan, a Florida-based specialty chemicals manufacturer which is currently supplying pheromones, a major raw material used in the Company's proprietary products, to the Company. The purchase price of the acquisition was approximately $589,000, consisting of 171,671 shares of the Company's common stock valued at $354,000, a non-competition agreement with the former majority shareholder of Farchan valued at approximately $161,000, and direct costs of the acquisition of approximately $74,000.

                                  CONSEP, INC.
                                AND SUBSIDIARIES

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                           DECEMBER 31, 1995 AND 1994

 (INFORMATION AS OF JUNE 30, 1996 AND 1995 AND FOR THE SIX MONTH PERIODS ENDED
                      JUNE 30, 1996 AND 1995 IS UNAUDITED)

     Pursuant to the Agreement and Plan of Merger, the Company covenants that the 171,671 shares issued to effect the merger (the "Original Shares") will have an aggregate market value of at least $1 million (the "Guaranteed Value") for at least three consecutive trading days during the period from February 1, 1997 to January 31, 1998. If the Original Shares do not reach the Guaranteed Value during the period specified, then the following shall apply: (i) if as of January 31, 1998, the Original Shares have an aggregate market value of less than the Guaranteed Value but more than $950,000, then the Company shall issue additional shares of its common stock to the extent necessary to make the aggregate value of the Original Shares, plus the additional shares, equal to $1 million; (ii) if as of January 31, 1998, the Original Shares have an aggregate market value of less than $950,000 but more than $500,000, then the Company shall, at the Company's option, either (a) issue additional shares of its common stock, up to a maximum of 171,670 additional shares, to the extent necessary to make the aggregate value of the Original Shares, plus the additional shares, equal to $1 million, or (b) deliver the acquired Farchan shares to the previous Farchan shareholders in exchange for the Original Shares; (iii) if as of January 31, 1998, the Original Shares have an aggregate market value of less than $500,000, then either (a) the Company shall issue an additional 171,670 shares of its common stock to the previous Farchan shareholders, or (b) if the Company does not elect to deliver such additional shares by February 15, 1998, then the previous Farchan shareholders shall have the option to elect between the remedies provided in (ii)(a) and (ii)(b) above. Such election by the previous Farchan shareholders must occur before March 1, 1998.

     The aggregate purchase price, less the fair market value of net assets acquired of approximately $482,000, has been recognized as goodwill and is being amortized over 20 years on a straight-line basis. The operating results of Farchan are included in the Company's consolidated results from February 1, 1995.

     All of the above acquisitions were accounted for as purchases.

(4)  INVENTORIES

     Inventories consist of the following:

                                                                           DECEMBER 31,
                                                                     -------------------------
                                                                        1995           1994
                                                      JUNE 30,       ----------     ----------
                                                        1996
                                                     -----------
                                                     (UNAUDITED)
        Raw materials..............................  $ 1,419,126     $1,760,833     $1,319,941
        Work in process............................      299,256        208,807             --
        Finished goods -- proprietary..............    3,462,012      3,329,485      2,138,394
        Finished goods -- distribution.............    3,412,696      2,975,188      2,465,957
                                                      ----------     ----------     ----------
                                                       8,593,090      8,274,313      5,924,292
        Less reserve for obsolescence..............      195,778        261,883        227,239
                                                      ----------     ----------     ----------
                                                     $ 8,397,312     $8,012,430     $5,697,053
                                                      ==========     ==========     ==========

                                  CONSEP, INC.
                                AND SUBSIDIARIES

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                           DECEMBER 31, 1995 AND 1994

 (INFORMATION AS OF JUNE 30, 1996 AND 1995 AND FOR THE SIX MONTH PERIODS ENDED
                      JUNE 30, 1996 AND 1995 IS UNAUDITED)

(5)  PROPERTY, PLANT AND EQUIPMENT

     Property, plant and equipment consist of the following:

                                                                        DECEMBER 31,
                                                                  -------------------------
                                                                     1995           1994
                                                                  ----------     ----------
        Land....................................................  $  432,481     $  407,481
        Buildings...............................................     865,203        727,159
        Machinery and equipment.................................   2,410,488      2,079,624
        Furniture and fixtures..................................     957,945        850,566
        Vehicles................................................     775,159        732,073
        Leasehold improvements..................................     180,529        180,529
                                                                  ----------     ----------
                                                                   5,621,805      4,977,432
        Less accumulated depreciation and amortization..........   2,405,964      1,910,797
                                                                  ----------     ----------
                  Property, plant and equipment, net............  $3,215,841     $3,066,635
                                                                  ==========     ==========

(6)  INTANGIBLE ASSETS

     Intangible assets consist of the following:

                                                                          DECEMBER 31,
                                                                    -------------------------
                                                    USEFUL LIVES       1995           1994
                                                    ------------    ----------     ----------
        Patents, technology and trademarks........    5-20 years    $  719,164     $  489,012
        Product registrations.....................   10-20 years       750,909        698,529
        Other.....................................    3-10 years       428,153        151,215
                                                                    ----------     ----------
                                                                     1,898,226      1,338,756
        Less accumulated amortization.............                     371,624        209,073
                                                                    ----------     ----------
                  Intangible assets, net..........                  $1,526,602     $1,129,683
                                                                    ==========     ==========

(7)  BANK LINES

     In August 1995, the Company secured a $5 million bank line of credit which matures July 31, 1996 and is secured by substantially all of the Company's current assets. Maximum borrowings under the credit line cannot exceed 70% of eligible accounts receivable and 40% of eligible inventory from certain of the Company's distribution operations. Interest is payable monthly at the bank's prime rate (8.5% at December 31, 1995) plus 1.5%. At December 31, 1995, the Company had $1.6 million outstanding under the line.

     In addition to the $5 million bank line of credit, the Company's Farchan and Chemfree subsidiaries have working capital bank lines of credit which total approximately $137,000 with interest rates ranging from 9.25% to 10.25%. At December 31, 1995, approximately $111,000 was outstanding under these lines.

     Under the terms of the credit agreements, the Company is required to maintain certain financial ratios and other financial conditions. At June 30, 1996 and December 31, 1995, the Company was in compliance with, or had obtained necessary waivers for, all covenants related to these credit agreements. Subsequent to December 31, 1995, the Company renewed its bank line of credit as more fully described in Note 17.

                                  CONSEP, INC.
                                AND SUBSIDIARIES

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                           DECEMBER 31, 1995 AND 1994

 (INFORMATION AS OF JUNE 30, 1996 AND 1995 AND FOR THE SIX MONTH PERIODS ENDED
                      JUNE 30, 1996 AND 1995 IS UNAUDITED)

(8)  NOTES PAYABLE

     Notes payable consist of the following:

                                                                        DECEMBER 31,
                                                                  -------------------------
                                                                     1995           1994
                                                                  ----------     ----------
    Mortgages payable at interest rates ranging from prime plus
      1.5% to 10%, secured, payable in monthly installments
      through July, 2006........................................  $  443,899     $  490,793
    Various notes payable at interest rates ranging from 6.5% to
      12.9%, secured by certain investments, equipment and
      vehicles, payable in monthly installments with various
      maturity dates through May, 2000..........................     506,335        447,401
    Various notes payable at interest rates ranging from 9% to
      10%, unsecured, payable in annual installments or upon
      demand, maturity at various dates through December 1996...      40,139         54,625
    Notes payable to former shareholders of Sierra Ag and
      Farchan, interest ranging from 8% to 9%, payable
      semi-monthly or in annual installments with maturity dates through 2000 (The former shareholders of Sierra Ag and
      Farchan are currently employed by those subsidiaries.)....     289,752        200,000
                                                                  ----------     ----------
                                                                   1,280,125      1,192,819
    Less current maturities.....................................     401,005        618,032
                                                                  ----------     ----------
              Notes payable, excluding related current
                maturities......................................  $  879,120     $  574,787
                                                                  ==========     ==========

     The aggregate maturities of notes payable for the five years ending after December 31, 1995 are as follows: 1996 -- $401,005; 1997 -- $202,218;
1998 -- $177,746; 1999 -- $166,965; and 2000 -- $209,256.

(9)  SHAREHOLDERS' EQUITY

  (a) Common Stock

     During February 1994, the Company completed its initial public offering
(IPO) of its common stock. The IPO resulted in net proceeds to the Company of approximately $11.2 million upon the sale of 2,150,000 shares of common stock. In conjunction with the IPO, all outstanding shares of preferred stock automatically converted into common stock.

     In October 1995, the Company completed a secondary public offering of its common stock. This offering resulted in net proceeds to the Company of approximately $3.1 million upon the sale of 1,100,000 shares of common stock.

  (b) Stock Option Plans

     Under the Company's 1992 Stock Incentive Plan (the "1992 Plan"), options may be granted to employees and certain other individuals to purchase a maximum of 339,267 shares of common stock. Both incentive and nonqualified stock options may be granted under the 1992 Plan. Options granted pursuant to the 1992 Plan become exercisable in various increments determined at the time of grant and generally expire ten years from the date of grant.

                                  CONSEP, INC.
                                AND SUBSIDIARIES

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                           DECEMBER 31, 1995 AND 1994

 (INFORMATION AS OF JUNE 30, 1996 AND 1995 AND FOR THE SIX MONTH PERIODS ENDED
                      JUNE 30, 1996 AND 1995 IS UNAUDITED)

     Under the Company's 1993 Stock Incentive Plan (the "1993 Plan"), options may be granted to employees and certain other individuals to purchase a maximum of 270,000 shares of common stock. Both incentive and nonqualified stock options may be granted under the 1993 Plan. Options granted pursuant to the 1993 Plan become exercisable in various increments determined at the time of grant and generally expire ten years from the date of grant. In March 1996, the Company's Board of Directors authorized an amendment to the 1993 Plan, subject to shareholder approval, whereby the number of shares reserved for future issuance under the 1993 Plan was increased by 100,000.

     Under the Company's 1993 Stock Option Plan for Nonemployee Directors (the "1993 Director Plan"), options are automatically granted to certain nonemployee directors immediately following the Company's annual shareholders' meetings. Annually, each eligible nonemployee director receives an option to purchase 2,000 shares of the Company's common stock under the 1993 Director Plan. Options granted under the 1993 Director Plan are exercisable upon grant and expire ten years from date of grant. The annual number of shares of common stock for which options may be granted under the 1993 Director Plan is limited to 24,000.

     At December 31, 1995, the Company has reserved an aggregate of 670,854 shares (exclusive of the 100,000 of which are subject to shareholder approval) of its common stock for future issuance upon exercise of stock options pursuant to the three plans specified above. Options under the Company's three plans above are granted at no less than the market value of the Company's common stock at the date of grant.

     Stock options outstanding and transactions involving the Company's stock option plans are summarized as follows:

                                                                 AGGREGATE        EXERCISE
                                                                  EXERCISE        PRICE PER
                                                     NUMBER        PRICE            SHARE
                                                     -------     ----------     -------------
    Balance at December 31, 1992...................  296,800     $  451,650     $0.25 -  5.00
      Options granted..............................   47,800        195,150      1.75 - 10.00
      Options canceled.............................     (998)        (2,500)             2.50
      Options exercised............................   (4,335)        (7,583)             1.75
                                                     -------     ----------     -------------
    Balance at December 31, 1993...................  339,267        636,717      0.25 - 10.00
      Options granted..............................  191,182        675,572      2.25 -  5.25
      Options canceled.............................  (96,520)      (417,848)     1.75 - 10.00
      Options exercised............................   (4,200)        (2,850)     0.50 -  1.75
                                                     -------     ----------     -------------
    Balance at December 31, 1994...................  429,729        891,591      0.25 -  5.25
      Options granted..............................  140,749        406,591      2.63 -  3.00
      Options canceled.............................   (7,900)       (22,550)     2.25 -  3.25
      Options exercised............................  (34,213)       (58,639)     0.25 -  2.25
                                                     -------     ----------     -------------
    Balance at December 31, 1995...................  528,365     $1,216,993     $0.25 -  5.25
                                                     =======     ==========     =============

     At December 31, 1995, exercisable options under the Company's three stock option plans totaled 333,062.

                                  CONSEP, INC.
                                AND SUBSIDIARIES

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                           DECEMBER 31, 1995 AND 1994

 (INFORMATION AS OF JUNE 30, 1996 AND 1995 AND FOR THE SIX MONTH PERIODS ENDED
                      JUNE 30, 1996 AND 1995 IS UNAUDITED)

  (c) Stock Warrants

     In 1988, the Company issued warrants for $250,000 to purchase 28,571 shares of its preferred stock. The warrants carry a mandatory repurchase element which converts to term debt if the Company is unable to meet the repurchase schedule. The repurchase price of the warrants exceeded the initial issuance price, therefore, the difference has been accredited to additional paid-in capital over the term of the warrants. As of December 31, 1995, the Company has repurchased 25,571 of these warrants. The remaining 3,000 warrants, which were converted into warrants to purchase common stock in conjunction with the Company's IPO in February 1994, carry an exercise price of $6.50 per share and are required to be repurchased by the Company in April 1999 for $19,500.

     The Company has also issued warrants to purchase 48,000 shares of its preferred stock, which were converted into warrants to purchase 48,000 shares of the Company's common stock upon the closing of the Company's February 1994 IPO. The exercise price of these warrants is $6.25 per share. Warrants to purchase 19,200 shares of the Company's common stock expired unexercised on February 1, 1995. Of the remaining warrants to purchase 28,800 shares of the Company's common stock, 16,000 expire October 20, 1999, and 12,800 expire February 1, 2000. All such remaining warrants were exercisable as of December 31, 1995.

     In addition, the Company issued warrants to purchase 6,000 shares of its Series E preferred stock, which were converted into warrants to purchase 7,692 shares of the Company's common stock upon the closing of the Company's February 1994 IPO. These warrants carry an exercise price of $9.75 per share and expire February 1, 1997. As of December 31, 1995, no such warrants had been exercised and all were exercisable.

     In December 1993, the Company issued warrants to purchase 50,001 shares of its common stock at an exercise price of $6.00 per share. These warrants were issued in conjunction with a $3 million loan commitment provided by certain of the Company's shareholders. The loan commitment expired unused upon the closing of the Company's IPO in February 1994. The warrants, all of which were outstanding and none of which had been exercised as of December 31, 1995, expire December 20, 1998.

  (d) Employee Stock Purchase Plan

     During 1995, the Company established an employee stock purchase plan (the "Plan") whereby eligible employees are able to purchase shares of the Company's common stock at prices no less than 85% of the fair market value of the Company's common stock determined at specified dates. At December 31, 1995 the Company has reserved 150,000 shares of its common stock for issuance under the Plan. In 1996, 20,405 shares were purchased pursuant to the Plan.

(10)  INCOME TAXES

     As discussed in Note 1, the Company adopted SFAS No. 109 effective January 1, 1993. Prior years' financial statements were not restated to apply the provisions of SFAS No. 109. There was no cumulative effect with the adoption of SFAS No. 109.

     Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The tax

                                  CONSEP, INC.
                                AND SUBSIDIARIES

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                           DECEMBER 31, 1995 AND 1994

 (INFORMATION AS OF JUNE 30, 1996 AND 1995 AND FOR THE SIX MONTH PERIODS ENDED
                      JUNE 30, 1996 AND 1995 IS UNAUDITED)

effects of significant items comprising the Company's deferred tax assets and liabilities at December 31, 1995 and 1994 were as follows:

                                                                       DECEMBER 31,
                                                                ---------------------------
                                                                   1995            1994
                                                                -----------     -----------
    Deferred tax assets:
      Inventories.............................................  $   700,000     $   576,000
      Allowance for doubtful accounts.........................      171,000         311,000
      Tax credit carryforwards................................      224,500         191,000
      Net operating loss carryforwards........................    7,556,000       7,886,000
      Valuation allowance.....................................   (8,209,500)     (8,903,000)
      Other...................................................      109,000         211,000
                                                                -----------     -----------
              Total deferred tax assets.......................      551,100         272,000
                                                                -----------     -----------
    Deferred tax liabilities:
      Tax basis depreciation and amortization.................      551,000         272,000
                                                                -----------     -----------
              Total deferred tax liabilities..................      551,000         272,000
                                                                -----------     -----------
              Net deferred tax liabilities....................  $        --     $        --
                                                                ===========     ===========

     The valuation allowance for deferred tax assets as of January 1, 1994 was $6,947,000. The net change in total valuation allowance for the years ended December 31, 1995 and 1994 was a (decrease) increase of ($693,500) and $1,956,000, respectively.

     The Company has available at December 31, 1995 unused investment credits, research and development tax credits, and operating loss carryforwards, which may reduce taxable income in future periods and expire as follows:

                                           STATE                            FEDERAL
                                       -------------     ---------------------------------------------
                                         OPERATING                      RESEARCH AND       OPERATING
                 YEAR OF                   LOSS          INVESTMENT     DEVELOPMENT          LOSS
               EXPIRATION              CARRYFORWARDS      CREDITS         CREDITS        CARRYFORWARDS
    ---------------------------------  -------------     ----------     ------------     -------------
    1996-1998........................   $  2,574,000      $     --        $     --        $    200,000
    1999.............................      2,069,000           600          18,000           1,540,000
    2000.............................        180,000        14,000          50,000           1,696,000
    2001.............................             --         3,600          31,000             971,000
    2002.............................             --            --              --             789,000
    2003.............................        394,000            --              --           1,076,000
    2004.............................      1,028,000            --              --           1,240,000
    2005.............................        603,000            --          39,000             484,000
    2006.............................        417,000            --          16,000           1,614,000
    2007.............................        784,000            --          39,000           2,776,000
    2008.............................      1,219,000         4,300              --           4,074,000
    2009.............................      1,133,000            --              --           3,471,000
    2010.............................        212,000            --           9,000             642,000
                                         -----------       -------        --------         -----------
                                        $ 10,613,000      $ 22,500        $202,000        $ 20,573,000
                                         ===========       =======        ========         ===========

                                  CONSEP, INC.
                                AND SUBSIDIARIES

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                           DECEMBER 31, 1995 AND 1994

 (INFORMATION AS OF JUNE 30, 1996 AND 1995 AND FOR THE SIX MONTH PERIODS ENDED
                      JUNE 30, 1996 AND 1995 IS UNAUDITED)

     A provision of the Tax Reform Act of 1986 required the utilization of net operating losses and credits be limited when there is a change of more than 50% in ownership of the Company. Such a change occurred with the sales of preferred stock in 1988, 1989 and 1992. Accordingly, the utilization of the net operating loss carryforwards generated from periods prior to March 25, 1988, the period March 26, 1988 to November 14, 1989 and the period November 15, 1989 to July 15, 1992 is limited; the amounts subject to the limitation are approximately $4,600,000, $1,500,000 and $5,000,000, respectively.

(11)  EMPLOYEE SAVINGS PLAN

     The Company sponsors a defined contribution plan (the "Plan") covering all full-time domestic employees. Employees may contribute up to 15% of their compensation to the Plan. Through December 31, 1994, the Company matched 50% of employee contributions up to a maximum of 3% of the employee's total compensation to the Plan for the year. Company matching contributions vest over six years. The Company may also make discretionary contributions to the Plan for the benefit of all eligible employees. Contributions charged to expense were $83,793 and $51,153 for the years ended December 31, 1994 and 1993, respectively. Effective January 1, 1995, the Company discontinued its 50% matching of employee contributions.

(12)  LEASES

     During 1994, the Company financed the acquisition of certain equipment totaling $114,129 pursuant to a capital lease line. In addition, the Company leases certain other assets under various capital leasing arrangements. Included in property, plant, and equipment in the accompanying consolidated balance sheets are $136,749 and $179,988 of assets under capital lease at December 31, 1995 and 1994, respectively, net of related accumulated amortization of $72,295 and $29,056, respectively.

     Capital lease obligations are summarized as follows:

                                                                          DECEMBER 31,
                                                                      --------------------
                                                                       1995         1994
                                                                      -------     --------
    Lease of certain manufacturing equipment with lease period
      expiring in August 1998, at interest of 15.0%.................  $77,337     $103,965
    Leases of certain office and computer equipment with lease periods expiring through March 1997, interest ranging from
      10.4% to 15.3%................................................   17,968       52,399
                                                                      -------     --------
    Total obligations under capital lease...........................   95,305      156,364
    Less current portion............................................   43,420       61,185
                                                                      -------     --------
    Obligations under capital lease, less current portion...........  $51,885     $ 95,179
                                                                      =======     ========

     During February 1994, the Company sold and leased back the Company's headquarters building. The selling price was $1,250,000 and the lease term for the lease-back is ten years. The sale/lease-back transaction resulted in a deferred gain of approximately $396,000, which is being amortized as an offset to operating expenses over the term of the lease on a straight-line basis. The lease includes annual payments of approximately $140,000 for the initial three years of the lease, with three percent increases in years four, seven, and ten of the lease. In conjunction with the sale of the building, the Company retired debt of approximately $483,000 formerly secured by the building. The Company also leases certain office and operating facilities, and certain other equipment under operating leases with remaining terms ranging from one to five years. Rental expense for all operating leases, net of the deferred gain amortization related to the

                                  CONSEP, INC.
                                AND SUBSIDIARIES

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                           DECEMBER 31, 1995 AND 1994

 (INFORMATION AS OF JUNE 30, 1996 AND 1995 AND FOR THE SIX MONTH PERIODS ENDED
                      JUNE 30, 1996 AND 1995 IS UNAUDITED)

sale/lease-back transaction discussed above, amounted to $296,369, $250,153 and $83,607 for the years ended December 31, 1995, 1994 and 1993, respectively.

     Minimum lease payments under leases expiring subsequent to December 31, 1995 with original terms of one year or more are:

                             YEAR ENDING                           CAPITAL      OPERATING
                            DECEMBER 31,                            LEASES        LEASES
    -------------------------------------------------------------  --------     ----------
      1996.......................................................  $ 54,260     $  287,462
      1997.......................................................    40,722        257,116
      1998.......................................................    18,715        221,645
      1999.......................................................        --        218,778
      2000.......................................................        --        150,751
      Thereafter.................................................        --        463,257
                                                                   --------     ----------
              Total minimum lease payments.......................   113,697     $1,599,009
                                                                                ==========
      Less amount representing interest..........................   (18,392)
                                                                   --------
              Present value of net minimum lease payments........  $ 95,305
                                                                   ========

(13)  COMMITMENTS

     In November 1993, the Company entered into a License Agreement (the "Agreement") with Bend Research, Inc. ("Bend Research") whereby the Company will fund certain research performed by Bend Research and will obtain exclusive licenses to sell products utilizing the technology developed through the research provided under the Agreement. Under the terms of the Agreement, the Company is to fund a minimum of $600,000 of research annually through the term of the Agreement, which is twenty years. The Agreement can be terminated upon 60 days prior notice by the Company. Bend Research invoiced the Company $375,565, $542,578 and $431,223 for research and development work performed during the years ended December 31, 1995, 1994 and 1993, respectively. For certain products sold by the Company utilizing technology provided under the Agreement, the Company is required to pay royalties to Bend Research based upon a percentage of product margins attributable to the provided technology as defined in the Agreement. During January 1995, royalties for the term of the Agreement related to certain products incorporating technology provided by Bend Research were prepaid by the Company. Such prepaid royalties totaled $121,000 and will be amortized as the related products are sold by the Company. In addition, in January 1995, Bend Research and the Company agreed to reduce the annual commitment described above for 1995 from $600,000 to $350,000. During 1996, the annual commitment was reduced to $191,500. For years subsequent to 1996, the $600,000 annual commitment will again be in effect.

     The Company was incorporated by Bend Research in 1984. Bend Research owns less than 5% of the Company's common stock as of December 31, 1995. Walter C. Babcock, the President, Chief Executive Officer, and Chairman of the Board of Bend Research, is also a director of the Company and serves on the Company's Scientific Advisory Board. Dr. Babcock is also a shareholder of Bend Research and the Company. Volker G. Oakey, the President, Chief Executive Officer, and Chairman of the Board of the Company, is also a director of Bend Research and is a shareholder of the Company.

                                  CONSEP, INC.
                                AND SUBSIDIARIES

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                           DECEMBER 31, 1995 AND 1994

 (INFORMATION AS OF JUNE 30, 1996 AND 1995 AND FOR THE SIX MONTH PERIODS ENDED
                      JUNE 30, 1996 AND 1995 IS UNAUDITED)

     During October 1994, the Company entered into a license agreement to make, use, and sell certain consumer products. Pursuant to this license agreement, the Company is required to pay the licensor guaranteed minimum royalties of $25,000 per year through September 1999.

     In 1993, the Company entered into a non-compete agreement with a previous shareholder of a business acquired by the Company. Pursuant to this non-compete agreement, the Company is required to make quarterly payments of $5,000 through January 2000.

(14)  CONTINGENCIES

     Various other lawsuits against the Company arise in the ordinary course of business. In the opinion of management, the disposition of these lawsuits will not have a materially adverse effect on the financial position of the Company or the results of its operations.

(15)  NON-CASH INVESTING AND FINANCING ACTIVITIES

     The following is a summary of non-cash investing and financing activities for the three years ending December 31, 1995 and for the six months ended June 30, 1996:

     JUNE 30, 1996 (unaudited):

     During the six months ended June 30, 1996, the Company purchased a building for $396,055 and acquired vehicles for $77,858 through the issuance of notes payable. Also during the first six months of 1996, the Company converted $467,959 of trade accounts receivable to notes receivable.

     DECEMBER 31, 1995:

     Effective February 1, 1995, the Company acquired all of the outstanding capital stock of Farchan as follows:

        Fair value of assets acquired....................................  $1,135,684
        Issuance of 171,671 shares of the Company's common stock.........     354,071
        Issuance of notes payable in conjunction with non-compete
          agreement......................................................     160,816
        Cash paid........................................................      74,136
                                                                           ----------
        Liabilities assumed..............................................  $  546,661
                                                                           ==========

     During the year ended December 31, 1995, the Company also acquired $103,088 of equipment through the issuance of notes payable. Of this amount, approximately $40,000 was acquired during the first six months of 1995.

     DECEMBER 31, 1994:

     In February 1994, 3,606,700 shares of the Company's convertible preferred stock were converted into 3,636,485 shares of the Company's common stock upon the closing of the Company's initial public offering.

                                  CONSEP, INC.
                                AND SUBSIDIARIES

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                           DECEMBER 31, 1995 AND 1994

 (INFORMATION AS OF JUNE 30, 1996 AND 1995 AND FOR THE SIX MONTH PERIODS ENDED
                      JUNE 30, 1996 AND 1995 IS UNAUDITED)

     Effective April 1, 1994, the Company acquired all of the outstanding capital stock of Chemfree as follows:

        Fair value of assets acquired....................................  $1,664,112
        Issuance of 85,827 shares of the Company's common stock..........     461,320
        Cash paid........................................................     534,662
                                                                           ----------
        Liabilities assumed..............................................  $  668,130
                                                                           ==========

     Effective May 1, 1994, the Company acquired all of the outstanding capital stock of Sierra Ag as follows:

        Fair value of assets acquired....................................  $2,112,519
        Issuance of notes payable........................................     200,000
        Issuance of guaranteed stock options.............................     150,000
        Cash paid........................................................     558,441
                                                                           ----------
        Liabilities assumed..............................................  $1,204,078
                                                                           ==========

     During 1994, the Company acquired certain equipment totaling $162,641 through capital leasing arrangements and the issuance of certain notes payable.

     DECEMBER 31, 1993:

     The Company purchased all of the capital stock of Envirosafe. In conjunction with the acquisition, liabilities were assumed as follows:

        Fair value of assets acquired.....................................  $475,027
        Cash paid.........................................................   435,193
                                                                            --------
        Liabilities assumed...............................................  $ 39,834
                                                                            ========

     The Company converted certain warrants into notes payable of $369,174 and issued notes payable of $86,600 for the purchase of a vehicle and equipment.

(16)  BUSINESS SEGMENT INFORMATION

     The Company's operations have been classified into two business segments: proprietary products and distribution operations. Proprietary products include products manufactured by the Company, and distribution operations include the distribution and sale of agrichemicals and other agricultural products by the Company's distribution subsidiaries. Proprietary products manufactured by the Company which are sold through the Company's wholly owned distribution subsidiaries are included in proprietary products in the following table.

                                  CONSEP, INC.
                                AND SUBSIDIARIES

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                           DECEMBER 31, 1995 AND 1994

 (INFORMATION AS OF JUNE 30, 1996 AND 1995 AND FOR THE SIX MONTH PERIODS ENDED
                      JUNE 30, 1996 AND 1995 IS UNAUDITED)

Summarized financial information by business segment for the six months ended June 30, 1996 and 1995, and for the years ended December 31, 1995, 1994 and 1993 is as follows:

                                                      PROPRIETARY     DISTRIBUTION
                                                       PRODUCTS        OPERATIONS         TOTAL
                                                      -----------     ------------     -----------
June 30, 1996 (unaudited):
  Revenues..........................................  $ 7,297,790     $ 13,595,520     $20,893,310
  Cost of revenues..................................    4,287,939       10,907,948      15,195,887
  Operating income (loss)...........................     (546,042)       1,103,160         557,118
  Transfers.........................................      404,743               89         404,832
  Total assets......................................   13,978,943       11,958,768      25,937,711
  Depreciation and amortization.....................      336,926          176,045         512,971
  Capital expenditures..............................      806,880          140,282         947,162
June 30, 1995 (unaudited):
  Revenues..........................................  $ 6,652,434     $ 12,431,430     $19,083,864
  Cost of revenues..................................    3,839,691       10,163,755      14,003,446
  Operating income (loss)...........................     (162,524)         641,929         479,405
  Transfers.........................................      452,452              385         452,837
  Total assets......................................   12,168,621       11,299,088      23,467,709
  Depreciation and amortization.....................      219,098          204,756         423,854
  Capital expenditures..............................      165,978           84,568         250,546
December 31, 1995:
  Revenues..........................................  $ 9,385,112     $ 21,458,622     $30,843,734
  Cost of revenues..................................    5,478,827       17,615,237      23,094,064
  Operating income (loss)...........................   (1,895,442)         589,306      (1,306,136)
  Transfers.........................................      485,382            3,957         489,339
  Total assets......................................   12,881,562        8,677,012      21,558,574
  Depreciation and amortization.....................      497,191          384,593         881,784
  Capital expenditures..............................      433,111          147,382         580,493
December 31, 1994:
  Revenues..........................................  $ 5,737,783     $ 19,381,844     $25,119,627
  Cost of revenues..................................    3,542,715       16,273,273      19,815,988
  Operating loss....................................   (5,282,788)        (549,031)     (5,831,819)
  Transfers.........................................      104,084            2,273         106,357
  Total assets......................................   11,406,229        8,246,402      19,652,631
  Depreciation and amortization.....................      454,471          361,349         815,820
  Capital expenditures..............................      591,377          290,766         882,143

                                  CONSEP, INC.
                                AND SUBSIDIARIES

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                           DECEMBER 31, 1995 AND 1994

 (INFORMATION AS OF JUNE 30, 1996 AND 1995 AND FOR THE SIX MONTH PERIODS ENDED
                      JUNE 30, 1996 AND 1995 IS UNAUDITED)

                                                      PROPRIETARY     DISTRIBUTION
                                                       PRODUCTS        OPERATIONS         TOTAL
                                                      -----------     -----------      -----------
December 31, 1993:
  Revenues..........................................  $ 3,826,737     $ 17,447,263     $21,274,000
  Cost of revenues..................................    3,126,929       14,400,892      17,527,821
  Operating income (loss)...........................   (4,107,904)           2,504      (4,105,400)
  Transfers.........................................      111,585              985         112,570
  Total assets......................................    6,504,972        7,335,310      13,840,282
  Depreciation and amortization.....................      385,323          281,492         666,815
  Capital expenditures..............................      424,254          178,236         602,490

     During the six months ended June 30, 1996 and 1995, export sales of the Company's proprietary products and sales of proprietary products occurring outside of the United States totaled $1,677,275 and $1,571,484, respectively. During the years ended December 31, 1995, 1994 and 1993, sales of the Company's proprietary products outside of the United States were $2,217,266, $1,327,744 and $286,742, respectively.

(17)  SUBSEQUENT EVENTS

     1993 Stock Incentive Plan (unaudited)

     In May 1996, the Company's shareholders approved an increase of 100,000 shares to the authorized number of shares which may be issued in conjunction with option exercises from the Company's 1993 Stock Incentive Plan. This increases the number of shares authorized for issuance pursuant to this plan to 370,000.

     Bank Lines (unaudited)

     The Company's $5 million line of credit was renewed in September 1996 for a one-year term. The line of credit continues to provide the Company with a $5 million credit facility, which will automatically increase to $7.5 million upon the Company's receipt of at least $2 million in net proceeds from the issuance of its equity securities.

     Commitments (unaudited)

     In April 1996, the Company entered into a five-year purchase agreement with a supplier in exchange for exclusive selling rights of the material in the United States, Canada and Mexico. The agreement requires the Company to purchase approximately $200,000 per year in raw materials for five years. The agreement automatically renews every three years thereafter for an additional three-year term.

------------------------------------------------------
------------------------------------------------------
  NO DEALER, SALESPERSON OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFER MADE BY THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE UNDERWRITER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF ANY OFFER TO BUY ANY SECURITY OTHER THAN THE SHARES OF COMMON STOCK OFFERED BY THIS PROSPECTUS, NOR DOES IT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF ANY OFFER TO BUY THE SHARES OF COMMON STOCK BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED, OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO, OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.
                             ---------------------
                               TABLE OF CONTENTS
                             ---------------------


                                        PAGE
                                        ----
Available Information.................    2
Prospectus Summary....................    3
Risk Factors..........................    7
Use of Proceeds.......................   11
Price Range of Common Stock and
  Dividend Policy.....................   12
Capitalization........................   13
Dilution..............................   14
Selected Consolidated Financial
  Data................................   15
Management's Discussion and Analysis
  of Financial Condition and Results
  of Operations.......................   16
Business..............................   26
Management............................   40
Certain Transactions and
  Relationships.......................   46
Principal and Selling Shareholders....   47
Description of Capital Stock..........   49
Shares Eligible for Future Sale.......   51
Underwriting..........................   53
Legal Matters.........................   54
Experts...............................   54
Index to Consolidated Financial
  Statements..........................  F-1


------------------------------------------------------
------------------------------------------------------

------------------------------------------------------
------------------------------------------------------
                                2,000,000 SHARES

                                      LOGO

                                  COMMON STOCK

                             ---------------------
                                   PROSPECTUS
                             ---------------------
                                VALUE INVESTING
                                 PARTNERS, INC.
                             ---------------------
                                           , 1996
------------------------------------------------------
------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following table sets forth the costs and expenses, other than underwriting discounts and commissions, expected to be incurred by the Registrant in connection with the offering described in this Registration Statement. All amounts, except the SEC registration fee, the NASD filing fee and the Nasdaq National Market listing fee are estimates.

    SEC Registration Fee......................................................  $  2,877
    NASD Filing Fee...........................................................     1,234
    Nasdaq National Market Listing Fee........................................    17,500
    Printing and Engraving....................................................    50,000
    Accounting Fees and Expenses..............................................    50,000
    Legal Fees and Expenses...................................................   100,000
    Blue Sky Expenses (including fees of Counsel).............................    10,000
    Transfer Agent and Registrar Fees.........................................     2,500
    Miscellaneous.............................................................    33,389
                                                                                  ------
         Total................................................................  $267,500
                                                                                  ======

ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     As an Oregon corporation, the Company is subject to the Oregon Business Corporation Act ("OBCA") and the exculpation from liability and indemnification provisions contained therein. Pursuant to sec.60.047(2)(d) of the OBCA, Article V of the Company's Third Restated Articles of Incorporation (the "Articles") eliminates the liability of the Company's directors to the Company or its shareholders, except from any liability related to a breach of the duty of loyalty, actions not in good faith and certain other liabilities. The Articles require the Company to indemnify its directors and officers to the fullest extent not prohibited by law.

     sec.60.387, et seq., of the OBCA allows corporations to indemnify their directors and officers against liability where the director or officer has acted in good faith and with a reasonable belief that actions taken were in the best interests of the corporation or at least not adverse to the corporation's best interests and, if in a criminal proceeding, the individual had no reasonable cause to believe the conduct in question was unlawful. Under the OBCA, corporations may not indemnify against liability in connection with a claim by or in the right of the corporation in which the director or officer was adjudged liable to the corporation, but may indemnify against the reasonable expenses associated with such claims. Corporations may not indemnify against breaches of the duty of loyalty. The OBCA mandates indemnification against all reasonable expenses incurred in the successful defense of any claim made or threatened whether or not such claim was by or in the right of the corporation. Finally, a court may order indemnification if it determines that the director or officer is fairly and reasonably entitled to indemnification in view of all the relevant circumstances whether or not the director or officer met the good faith and reasonable belief standards of conduct set out in the statute.

     The OBCA also provides that the statutory indemnification provisions are not deemed exclusive of any other rights to which directors or officers may be entitles under a corporation's articles of incorporation or bylaws, any agreement, general or specific action of the board of directors, vote of shareholders or otherwise.

     Effective November 1, 1993, the Company entered into indemnity agreements with Gerard H. Langeler, Walter C. Babcock, Volker G. Oakey and Peter H. Gleason, each of whom is a member of the Board of Directors (Mr. Oakey is also an officer of the Company). In addition, effective as of November 1, 1993, the Company entered into indemnity agreements with Richard M. Welch, Sr. and Fred F. Nazem, each of whom was then a member of the Board of Directors, but subsequently resigned from such position. Furthermore, effective as of November 1, 1993, the Company entered into indemnity agreements with Howard L. Allred,

Janice M. Gillespie and William D. Raven, each of whom was then an officer of the Company, but has subsequently terminated his or her employment with the Company. Effective as of September 1, 1994, the Company also entered into an indemnity agreement with Kenneth C. Rymer, an officer of the Company. In addition, effective as of November 1, 1993 and September 1, 1994, the Company entered into an indemnity agreement with Garrard L. Hargrove, who was then an officer of the Company, but has subsequently terminated his employment with the Company. Effective June 3, 1996, the Company entered into indemnity agreements with Philip E. Barak, a member of the Board of Directors, and Larry Katz, an officer of the Company. Effective September 6, 1996, the Company entered into an indemnity agreement with Steven Hartneier, an officer of the Company. Each agreement provides for indemnification of the indemnitee to the fullest extent allowed by law.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES.

     Within the last three years, the Company has sold securities without registration under the Securities Act of 1933, as amended (the "Securities Act") in the transactions described below. In the case of the exercise of stock options pursuant to the Company's 1992 Stock Incentive Plan described in paragraphs (b) through (e), and (g) through (j) below, these transactions were effected in reliance on Rule 701 promulgated pursuant to authority granted under
Section 3(b) of the Securities Act. In the case of the stock issuances described in paragraphs (a) and (f) below, these transactions were effected in reliance on
Section 4(2) of the Securities Act as not involving any public offering.

     (a) On May 13, 1994, the Company issued 85,827 shares of Common Stock as partial consideration for the purchase of Chemfree Environment Inc., a Canadian-based manufacturer and distributor of non-toxic insect control products ("Chemfree"). The Common Stock issued in this transaction was valued at an aggregate of $461,320 and was issued to the three shareholders of Chemfree.

     (b) On June 21, 1994, Stephen Horn, a former employee of the Company, exercised a previously issued Incentive Stock Option to purchase 600 shares of Common Stock for an aggregate cash consideration of $1,050.

     (c) On November 28, 1994, Alan Guggenheim, a former employee of the Company, exercised a previously issued Nonqualified Stock Option to purchase 3,600 shares of Common Stock for an aggregate cash consideration of $1,800.

     (d) On January 17 and May 10, 1995, William Raven, a former employee of the Company, exercised previously issued Incentive Stock Options to purchase 20,000 and 10,000 shares of Common Stock, respectively, for an aggregate cash consideration of $35,000 and $17,500, respectively.

     (e) On January 18, 1995, Frank Lesniak, a former employee of the Company, exercised a previously issued Incentive Stock Option to purchase 280 shares of Common Stock for an aggregate cash consideration of $490.

     (f) On February 6, 1995, the Company issued 171,671 shares of Common Stock as partial consideration for the purchase of Farchan Laboratories, Inc., a Florida-based specialty chemicals manufacturer ("Farchan"). The Common Stock issued in this transaction was valued at an aggregate of $354,071 and was issued to the four shareholders of Farchan.

     (g) On June 9, 1995, Anthony Andersen, an employee of the Company, exercised a previously issued Nonqualified Stock Option to purchase 1,600 shares of Common Stock for an aggregate cash consideration of $400.

     (h) On May 3 and May 30, 1996, Janice Gillespie, an employee of the Company, exercised previously issued Incentive Stock Options to purchase 7,800 and 3,200 shares of Common Stock, respectively, for an aggregate cash consideration of $13,650 and $5,600, respectively.

     (i) On May 8, 1996, Mark Landers, an employee of the Company, exercised a previously issued Nonqualified Stock Option to purchase 2,000 shares of Common Stock for an aggregate cash consideration of $500.

     (j) On May 13, 1966, Howard Allred, an employee of the Company, exercised previously issued Incentive Stock Options to purchase 28,000 shares of Common Stock for an aggregate cash consideration of $49,000.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENTS SCHEDULES.

  (A) EXHIBITS


NUMBER                                        DESCRIPTION
------   -------------------------------------------------------------------------------------
 1.0     Form of Underwriting Agreement*
 2.1     Share Purchase Agreement Respecting Chemfree Environment Inc. (Incorporated by
         reference to the Company's Quarterly Report on Form 10-Q for the quarter ended June
         30, 1994, filed on August 12, 1994)
 2.2     Agreement for Purchase and Sale of Stock of Richard Hunt, Inc. d.b.a. Sierra Ag
         Chemical (Incorporated by reference to the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 1994, filed on August 12, 1994)
 2.3     Agreement and Plan of Merger with Farchan Laboratories, Inc.**
 3.1     Third Restated Articles of Incorporation of Consep, Inc.***
 3.2     Amended provisions of Article II of Third Restated Articles of Incorporation of
         Consep, Inc.****
 3.3     Second Restated Bylaws of Consep, Inc.***
 4.0     Form of Stock Certificate***
 5.0     Opinion of Ater Wynne Hewitt Dodson & Skerritt as to the legality of the securities being registered*
10.1     Form of Indemnity Agreement between Consep, Inc. and each of its executive officers and directors***
10.2     1992 Stock Incentive Plan***
10.3     1993 Stock Incentive Plan, as amended (Incorporated by reference to the Company's
         Registration Statement on Form S-8 dated August 8, 1996, File No. 333-09759)
10.4     1993 Stock Option Plan for Nonemployee Directors***
10.5     Registration Rights Agreement, as amended***
10.6     License Agreement with Bend Research, Inc.***
10.7     Commercial Lease for Bend, Oregon facility****
10.8     Loan and Security Agreement with Silicon Valley Bank, as amended***
10.9     Fourth Amendment to Registration Rights Agreement***
10.10    Fifth Amendment to Registration Rights Agreement****
10.11    Master Equipment Lease Agreement with Financing for Science International, Inc., including Rental Schedule No. 1 and Schedules A and B thereto (Incorporated by reference to the Company's Quarterly Report on Form 10-Q for the quarter ended
         September 30, 1994, filed on November 14, 1994)
10.12    Amendment to License Agreement with Bend Research, Inc.**
10.13    Amendment No. 2 to License Agreement with Bend Research, Inc., including Paid-Up
         License Schedule 1 thereto**
10.14    Loan Modification Agreement with Silicon Valley Bank**
10.15    Schedule to Loan and Security Agreement with Silicon Valley Bank**
10.16    Loan Modification Agreement with Silicon Valley Bank (Incorporated by reference to the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 1995, filed on August 14, 1995)
10.17    Schedule to Loan Modification Agreement with Silicon Valley Bank (Incorporated by reference to the Company's Quarterly Report on Form 10-Q for the quarter ended June
         30, 1995, filed on August 14, 1995)
10.18    Sixth Amendment to Registration Rights Agreement (Incorporated by reference to the
         Company's Registration Statement on Form S-1 dated September 12, 1995, File No.
         33-96002)
10.19    1995 Employee Stock Purchase Plan (Incorporated by reference to the Company's
         Registration Statement on Form S-8 dated July 28, 1995, File No. 33-95130)

NUMBER                                        DESCRIPTION
------   -------------------------------------------------------------------------------------
10.20    Amendment No. 3 to License Agreement with Bend Research, Inc.*
10.21    Seventh Amendment to Registration Rights Agreement*
10.22    Loan Modification Agreement with Silicon Valley Bank*
10.23    Amended and Restated Schedule to Loan Modification Agreement with Silicon Valley
         Bank*
10.24    Form of Representative Warrant Agreement, including form of Representative Warrant*
10.25    Eighth Amendment to Registration Rights Agreement*
11.0     Statement re: Computation of Per Share Earnings*
21.0     List of Subsidiaries of Consep, Inc. (Incorporated by reference to the Company's
         Registration Statement on Form S-1 dated September 12, 1995, File No. 33-96002)
23.1     Consent of Ater Wynne Hewitt Dodson & Skerritt, LLP (included in legal opinion filed as Exhibit 5.0)
23.2     Consent of KPMG Peat Marwick LLP (see page II-7)
24.0     Powers of Attorney*


---------------
   * Previously filed

  ** Incorporated by reference to the Company's Annual Report on Form 10-K for the year ended December 31, 1994, filed on March 30, 1995.

 *** Incorporated by reference to the Company's Registration Statement on Form
     S-1 dated February 3, 1994, File No. 33-71846.

**** Incorporated by reference to the Company's Annual Report on Form 10-K for the year ended December 31, 1993, filed on March 30, 1994.

  (B) FINANCIAL STATEMENT SCHEDULES


     Schedule VIII -- Valuation and Qualifying Accounts*

---------------

* Previously filed


     Schedules not listed above have been omitted because the information required to be set forth therein is not applicable or is shown in the financial statements or notes thereto.

ITEM 17.  UNDERTAKINGS.

     (a) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions referenced in Item 14 of the Registration Statement, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     (b) The undersigned registrant hereby undertakes:

          (1) That, for purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

          (2) That, for the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

             (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

             (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement;

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

          (4) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Amendment to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bend, State of Oregon, on the 21st day of October, 1996.


                                          CONSEP, INC.

                                          By: /s/  VOLKER G. OAKEY
                                            ------------------------------------
                                            Volker G. Oakey, President and Chief
                                            Executive Officer


     Pursuant to the requirements of the Securities Act of 1933, this Amendment to Registration Statement has been duly signed by the following persons on the 21st day of October, 1996, in the capacities indicated.


                SIGNATURE                               TITLE
------------------------------------------  ------------------------------
                                            President and Chief Executive
        /s/ VOLKER G. OAKEY                   Officer (Principal Executive
------------------------------------------    Officer), Director
             Volker G. Oakey

               LARRY KATZ*                  Vice President, Finance and
------------------------------------------    Chief Financial Officer
                Larry Katz                    (Principal Financial and
                                              Accounting Officer)

            WALTER C. BABCOCK*              Director
------------------------------------------
            Walter C. Babcock

            PETER H. GLEASON*               Director
------------------------------------------
             Peter H. Gleason

             PHILIP E. BARAK*               Director
------------------------------------------
             Philip E. Barak

        *By: /s/ VOLKER G. OAKEY
------------------------------------------
             Volker G. Oakey
             Attorney-in-Fact

              CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS



The Board of Directors


Consep, Inc.:



     The audits referred to in our report dated February 2, 1996, included the related financial statement schedule as of December 31, 1995, and for each of the years in the three-year period ended December 31, 1995, included in the Registration Statement. This financial statement schedule is the responsibility of the Company's management. Our responsibility is to express an opinion of this financial statement schedule based on our audits. In our opinion, such financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly in all material respects the information set forth therein.



     We consent to the use of our reports included herein and to the references to our firm under the heading "Selected Consolidated Financial Data" and "Experts" in the prospectus.



                                          KPMG PEAT MARWICK LLP



Portland, Oregon


October 21, 1996

                                 EXHIBIT INDEX


NUMBER                                  DESCRIPTION
------   --------------------------------------------------------------------------
  1.0    Form of Underwriting Agreement*...........................................
  2.1    Share Purchase Agreement Respecting Chemfree Environment Inc.
         (Incorporated by reference to the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 1994, filed on August 12, 1994)............
  2.2    Agreement for Purchase and Sale of Stock of Richard Hunt, Inc. d.b.a.
         Sierra Ag Chemical (Incorporated by reference to the Company's Quarterly
         Report on Form 10-Q for the quarter ended June 30, 1994, filed on August
         12, 1994).................................................................
  2.3    Agreement and Plan of Merger with Farchan Laboratories, Inc.**............
  3.1    Third Restated Articles of Incorporation of Consep, Inc.***...............
  3.2    Amended provisions of Article II of Third Restated Articles of
         Incorporation of Consep, Inc.****.........................................
  3.3    Second Restated Bylaws of Consep, Inc.***.................................
  4.0    Form of Stock Certificate***..............................................
  5.0    Opinion of Ater Wynne Hewitt Dodson & Skerritt as to the legality of the securities being registered*..............................................


 10.1    Form of Indemnity Agreement between Consep, Inc. and each of its executive officers and directors***.................................................
 10.2    1992 Stock Incentive Plan***..............................................
 10.3    1993 Stock Incentive Plan, as amended (Incorporated by reference to the
         Company's Registration Statement on Form S-8 dated August 8, 1996, File
         No. 333-09759)............................................................
 10.4    1993 Stock Option Plan for Nonemployee Directors***.......................
 10.5    Registration Rights Agreement, as amended***..............................
 10.6    License Agreement with Bend Research, Inc.***.............................
 10.7    Commercial Lease for Bend, Oregon facility****............................
 10.8    Loan and Security Agreement with Silicon Valley Bank, as amended***.......
 10.9    Fourth Amendment to Registration Rights Agreement***......................
 10.10   Fifth Amendment to Registration Rights Agreement****......................
 10.11   Master Equipment Lease Agreement with Financing for Science International,
         Inc., including Rental Schedule No. 1 and Schedules A and B thereto
         (Incorporated by reference to the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 1994, filed on November 14, 1994).....
 10.12   Amendment to License Agreement with Bend Research, Inc.**.................
 10.13   Amendment No. 2 to License Agreement with Bend Research, Inc., including
         Paid-Up License Schedule 1 thereto**......................................
 10.14   Loan Modification Agreement with Silicon Valley Bank**....................
 10.15   Schedule to Loan and Security Agreement with Silicon Valley Bank**........
 10.16   Loan Modification Agreement with Silicon Valley Bank (Incorporated by reference to the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 1995, filed on August 14, 1995)............................
 10.17   Schedule to Loan Modification Agreement with Silicon Valley Bank
         (Incorporated by reference to the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 1995, filed on August 14, 1995)............

NUMBER                                  DESCRIPTION
------   --------------------------------------------------------------------------
 10.18   Sixth Amendment to Registration Rights Agreement (Incorporated by
         reference to the Company's Registration Statement on Form S-1 dated
         September 12, 1995, File No. 33-96002)....................................
 10.19   1995 Employee Stock Purchase Plan (Incorporated by reference to the
         Company's Registration Statement on Form S-8 dated July 28, 1995, File No.
         33-95130).................................................................
 10.20   Amendment No. 3 to License Agreement with Bend Research, Inc.* ...........
 10.21   Seventh Amendment to Registration Rights Agreement*.......................
 10.22   Loan Modification Agreement with Silicon Valley Bank*.....................
 10.23   Amended and Restated Schedule to Loan Modification Agreement with Silicon
         Valley Bank*..............................................................
 10.24   Form of Representative Warrant Agreement, including form of Representative
         Warrant*..................................................................
 10.25   Eighth Amendment to Registration Rights Agreement*........................
 11.0    Statement re: Computation of Per Share Earnings*..........................
 21.0    List of Subsidiaries of Consep, Inc. (Incorporated by reference to the
         Company's Registration Statement on Form S-1 dated September 12, 1995,
         File No. 33-96002)........................................................
 23.1    Consent of Ater Wynne Hewitt Dodson & Skerritt, LLP (included in legal opinion filed as Exhibit 5.0).............................................
 23.2    Consent of KPMG Peat Marwick LLP (see page II-7)..........................
 24.0    Powers of Attorney*.......................................................


---------------
   * Previously filed

  ** Incorporated by reference to the Company's Annual Report on Form 10-K for the year ended December 31, 1994, filed on March 30, 1995.

 *** Incorporated by reference to the Company's Registration Statement on Form
     S-1 dated February 3, 1994, File No. 33-71846.

**** Incorporated by reference to the Company's Annual Report on Form 10-K for the year ended December 31, 1993, filed on March 30, 1994.